$500,000,000
Units of Limited Liability Company Interest
$25,000 Minimum Investment

POINT CENTER MORTGAGE FUND I, LLC

Point Center Mortgage Fund I, LLC is a Delaware limited liability company. We make real estate investments in mortgage loans and deeds of trust, all of which loans are collateralized by real property. The real estate loans will be selected for us by our Manager, Point Center Financial, Inc. Our Manager will originate and service our loans, and will be responsible for our day to day operations. We are not a mutual fund registered under the Investment Company Act of 1940.

We are offering and selling to the public up to a maximum of $500,000,000 of units of limited liability company interest. A minimum investment of $25,000 is required to purchase units, unless a lower investment is permitted by our Manager, in its sole discretion. This Offering also includes units to be issued under our distribution reinvestment plan.

	Price To Public	Selling Commissions/Expenses (1)	Proceeds To The Fund
Per Unit	Variable (2)	$0.00	100%
Total Maximum	$500,000,000 (3)	$0.00	$500,000,000

(1)	No selling commissions will be paid and all of the expenses related to this Offering will be paid by our Manager.
(2)
As of the date of this prospectus, the offering price per unit is $1,008; however, our Manager sets a daily unit price for sales of additional units by adjusting the net book value of our assets to reflect the income and expenses accruing with respect to the loans we have funded. The adjusted net book value, divided by the number of units outstanding shall determine the daily unit price. Our Manager owns computer software designed to perform this function.

(3)	Includes $20,000,000 of the units being offered under our distribution reinvestment plan.

Of the total net proceeds we receive from this Offering, we intend to use 3% as a cash reserve and we intend to invest 97% in real estate loans. If the maximum number of units is sold, we will have $485,000,000 to invest in real estate loans. When you invest in our units, the amount of your investment will be deposited in a segregated non-interest bearing escrow account with First Republic Trust Company until your subscription agreement has been reviewed and accepted, and the price per unit has been calculated. As of the date of this prospectus, we have sold $18,786,647 of units, including $317,810 of reinvested distributions. As of March 31, 2007, we have funded 25 loans as described below in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Investments in Mortgage Loans.”

Significant risks to your investment include:

•	Restricted right to sell or transfer your units due to the lack of a public market and in order to prevent adverse tax consequences
•	Investment in unspecified blind pool of real estate loans that will not be subject to investor review or evaluation
•	Reduced distributions and increased risk may occur if we leverage our loan portfolio, which our Manager may do subject to a borrowing limitation of 60% of the fair market value of our loan portfolio
•	Total reliance on our Manager, Point Center Financial, Inc. and the lack of an independent board of directors
•
Conflicts of interest for our Manager due to competing lending activity and the receipt of substantial fees under the management agreement that was not negotiated at arms-length and may provide incentive to our Manager to make loans at the maximum risk permitted by our underwriting criteria

•	Distributions will be delayed pending investment of the proceeds from this Offering
•	Unit holders may have tax liabilities in excess of their distributions
•	Interest rate fluctuations may reduce or eliminate net income from our investments
•	We will rely solely on bank loans or lines of credit, for which we have no present commitments, if our Manager leverages our loan portfolio in order to make additional loans
•	There is no public trading market for the units and the units will not be listed on any exchange
•	Possible lack of asset diversification
•	Recent organization and lack of significant assets, operating history and financing sources
•	Limited voting rights of investors
•	Tax risks of the Offering and membership in Point Center Mortgage Fund I, LLC

YOU SHOULD READ THE COMPLETE DISCUSSION OF THE RISK FACTORS BEGINNING ON PAGE 10.

Units will be sold directly by us or through one or more dealers we select. You must purchase at least $25,000 of units, unless a lower investment is permitted by our Manager, in its sole discretion. To purchase units, you must sign the enclosed subscription agreement and make the representations and warranties included in that agreement. The funds we receive from this Offering will not be commingled with the funds of our Manager or any other party. We will terminate the Offering on February 3, 2008, if all of the units have not been sold by then.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the units or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 23, 2007.

INVESTOR SUITABILITY STANDARDS

As a result of the risks inherent in an investment in units, the units are suitable only for persons who meet the financial suitability standards adopted by the states in which they live, as set forth below. Our units are only suitable for those who desire a relatively long term investment for which they do not need liquidity for at least two (2) years, in light of the other limitations on redemption and transfer described in this prospectus.

You must meet one of the investor suitability standards contained in the second and third columns in the table below and the suitability standard contained in the fourth column, if applicable, to purchase units and to participate in our reinvestment plan. Fiduciaries must also meet one of these conditions. If the investment is a gift to a minor, the custodian or the donor must meet these conditions. For purposes of the net worth calculations below, net worth is the amount by which your assets exceed your liabilities, but excluding your house, home furnishings or automobile(s) among your assets. In the subscription agreement, you will have to confirm that you meet these minimum standards. The inclusion of a state in the chart below is for informational purposes only and is not intended to imply that this Offering of units has been qualified in the particular state at this time. We will not sell in a state in which we have not qualified this Offering.

State	Minimum net worth and minimum gross income	or	Minimum Net Worth	and	Additional Standards
California	$65,000/65,000		$250,000		N/A
Arizona	$60,000/60,000		$225,000		N/A
Colorado, Florida, Illinois, Texas	$45,000/45,000		$150,000		N/A
Nevada	$45,000/45,000		$150,000		Minimum investment is $5,000 ($2,000 for IRAs)
All Other States	$65,000/65,000		$250,000		N/A

To purchase units you must have received this prospectus prior to completing and signing the subscription agreement, which is Exhibit B to this prospectus at page B-1. You must deliver the subscription agreement to our Manager or the securities dealer that has solicited your investment, together with payment of your subscription amount, as specified in the subscription agreement. We may accept or reject your subscription in whole or in part. If we do not accept your subscription, your purchase payment will be returned to you promptly without interest. Our acceptance of your subscription agreement is effective when we countersign it, for the number of units that can be purchased with the amount of your investment, as set forth in the subscription agreement. Subscriptions will be accepted no sooner than five (5) business days following the date of the subscription agreement or rejected within 30 days of their receipt. If we do accept your subscription agreement, we will provide you with a confirmation of the number of units you have acquired. Because the units are not certificated, we will not mail you a certificate for your units.

Investors will not be given copies of the documents associated with the loans for review prior to or after making an investment in units.

In addition to the foregoing suitability standards, we cannot accept subscriptions from anyone if the representations required are either not provided or are provided but are inconsistent with our determination that the investment is suitable for the subscriber. In addition to the financial information we require, the representations we require of you state that you:

•	understand that we will accept your subscription no sooner than five (5) business days following the date of the ubscription Agreement, but not later than 30 days;

•	understand that no federal or state agency has made any finding or determination as to the fairness of public investment in, or made any recommendation or endorsement of, the units; and

•
understand that an investment in us will not, in itself, create a tax-qualified retirement plan and trust as described in Sections 401(a) and 501(a) of the Internal Revenue Code and that, to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code.

Each of these representations reflects that we are not indicating any approval by anyone other than our Manager or that an investment will have an effect other than to make you a member of our limited liability company.

You will also acknowledge that you are familiar with the risk factors we describe and that this investment matches your investment objectives. Specifically, you represent to us that you:

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•
understand that we intend to be taxed as a partnership and not as a corporation, and that, among other things, this may result in your being required to pay taxes even though we may not have distributed cash to you;

•
understand that there will be no public market for the units, that there are substantial restrictions on repurchase, sale, assignment or transfer of the units, and that it may not be possible readily to liquidate an investment in the units; and

•
have been advised to read the risk factors set forth in this prospectus and to determine whether your investment objectives correspond to those stated in this prospectus; specifically, you acknowledge that the purpose of your investment is to receive monthly cash distributions from the income earned on our real estate loans, and to have us preserve and return your capital contributions.

You will also represent to us that you have the capacity to invest in units by confirming that:

•	you are legally able to enter into a contractual relationship with us, and, if you are an individual, have attained the age of majority in the state in which you live; and

•	if you are a trustee, are the trustee for the trust on behalf of which you are purchasing the units, and have due authority to purchase units on behalf of the trust.

If you are purchasing as a fiduciary, you will also represent that the above representations and warranties are accurate for the person(s) for whom you are purchasing units.

By executing the subscription agreement, you will not be waiving any rights under the Securities Act of 1933 or the Securities and Exchange Act of 1934.

The subscription agreement also contains a series of short questions so that we or our dealers may also assess for ourselves the accuracy of these representations. For employee benefit plans, the questions are more expansive because of the application of additional provisions of the Internal Revenue Code relating to retirement plans.

Due to the nature of our investments, it is likely that all or substantially all of our income will be taxable to you as ordinary income. See "Federal Income Tax Consequences" at page 56. The units may, therefore, be suitable for persons seeking current taxable income.

Our investment objectives and policies are intended to make the units suitable investments for Keogh plan accounts of self-employed individuals (or partners) or corporate pension or profit sharing plans, which we refer to collectively as qualified plans, IRAs or Roth IRAs, Simplified Employee Pensions (or SEPs) and other entities exempt from federal income taxation such as endowment partnerships and foundations, and charitable, religious, scientific or educational organizations (assuming the provisions of their governing instruments and the nature of their tax exemptions permit such investment). In this regard, ERISA provides a comprehensive regulatory scheme governing plan assets of qualified retirement and other employee benefit plans. Our Manager intends to manage us so that an investment by a qualified retirement or other employee benefit plan will not make our assets plan assets under ERISA. The Internal Revenue Code contains restrictions applicable to IRAs that are very similar to the ERISA regulations. See "Federal Income Tax Consequences - ERISA Considerations" at page 63. However, tax-exempt investors should be aware that the operations of the Fund may produce unrelated business taxable income to them, which is generally taxable even though such investors are otherwise exempt from tax.

Our Manager is not permitted to allow any qualified retirement or other employee benefit plan to purchase units if our Manager has investment discretion over the assets of the plan, or if our Manager regularly gives individualized investment advice that serves as the primary basis for the investment decisions made for these assets. This prohibition is designed to prevent a violation of ERISA. You should obtain the advice of your attorney, tax advisor, or business consultant for the legal, tax and business aspects of this investment before subscribing for units.

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To assure that this Offering complies with applicable state law, each dealer selling our units will be responsible for determining investor suitability, and is required to:

•
inquire diligently of all prospective investors to assure that our units are a suitable investment in light of the investor's age, educational level, knowledge of investments, financial means and other pertinent factors;

•	for at least six (6) years, maintain records of the information used to determine that an investment in units is suitable and appropriate for each investor; and

•	transmit promptly to us all properly completed and executed subscription agreements.

The use of forecasts in this Offering is prohibited. No one is permitted to make any oral or written predictions about the cash benefits or tax consequences you will receive from your investment.

NOTICE TO CALIFORNIA RESIDENTS

We do not intend to issue certificates representing any of the units sold pursuant to this Offering; however, if any certificates representing units resulting from any offers or sales of units to California residents, such certificates will bear the following legend restricting transfer:

It is unlawful to consummate a sale or transfer of this security, or any interest therein, or to receive any consideration therefore, without the prior written consent of the Commissioner of the Corporation of the State of California, except as permitted in the Commissioner's Rules.

A copy of the applicable rule of the California Commissioner of Corporations will be furnished to each California investor by our Manager.

SALES MATERIALS

We will be distributing sales literature in connection with this Offering. Such literature may include information presented through seminars, brochures and promotional literature disseminated through print and broadcast media. Such literature may also be disseminated through our website at: www.pcmortgagefund.com. Direct mail and print media advertisements may also be used to solicit requests to receive this prospectus and/or to attend seminar presentations at which this prospectus will be distributed. A cover letter which presents a general overview of this Offering and a summary term sheet may also accompany distributed prospectuses.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934 that relate to future events or our future financial performance. In addition, other statements we may make from time to time, such as prospectus supplements, press releases, oral statements made by our officials and other reports that we file with the Securities and Exchange Commission, may also contain such forward-looking statements. Undue reliance should not be placed on these statements which involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” or the negative of such terms or other comparable terminology.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Forward-looking statements we make in this prospectus are subject to various risks and uncertainties that could cause actual results to vary from our forward-looking statements, including:

•
the factors described in this prospectus, including those set forth under the sections captioned “Risk Factors,”
“Business,” “Investment Objectives and Policies,” “Conflicts of Interest” and “Fiduciary Responsibility”;

•	our future operating results;

•	our business prospects;

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•	general volatility of the real estate markets in which we invest;

•	changes in our business strategy or underwriting criteria;

•	availability, terms and deployment of capital;

•	availability of qualified personnel;

•	changes in our industry, interest rates or the general economy;

•	increased rates of loan defaults;

•	increased prepayments of the our loans;

•	changes in governmental regulations, tax rates and similar matters;

•	availability of lending opportunities;

•	the degree and nature of our competition;

•	the adequacy of our cash reserves and working capital; and

•	the timing of cash flows, if any, from our investments.

Any or all of the forward-looking statements included in this prospectus and in any other reports or public statements made by us may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. Many factors mentioned in this prospectus or in other reports or public statements made by us, such as government regulation and the competitive environment, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from our forward-looking statements. You should not place undue reliance on any of these forward-looking statements because they are based on current expectations or beliefs regarding future events or circumstances, which involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by these forward-looking statements.

Although we believe that our strategies, plans, objectives, goals, expectations and intentions reflected in, or suggested by these forward-looking statements are reasonable given current information available to us, we can give no assurance that any of them will be achieved.

These forward-looking statements should be considered in light of the information included in this prospectus and our other filings with the Securities and Exchange Commission. You should also read the following Management’s Discussion and Analysis of Financial Condition and Results of Operations in conjunction with the financial statements and the related notes that appear elsewhere in this prospectus.

We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this prospectus or any other report filed by us. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

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TABLE OF CONTENTS

SUMMARY	1

RISK FACTORS	10
Risks to the Holders of Our Units	10
We have a limited operating history and only a limited past performance for you to review	10
Your units lack liquidity and marketability	10
The offering price is subject to adjustment based on book value, not market value, which may result in dilution to existing investors	11
Units have only a limited ability to be redeemed	11
The amount raised through the sale of units may be insufficient to adequately diversify our real estate loan portfolio	11
We must rely on our Manager to manage our operations and select our loans for investment	12
We depend on key personnel of our Manager	12
You may face a delay before distributions begin	12
Any borrowing by us will increase your risk and may reduce the amount we have available to distribute to you	12
Any indemnification of our Manager by us will decrease the amount available for distribution to you	12
Our unit holders’ right to vote is limited and they are bound by majority vote	13
Risks of Our Business	13
Defaults on our real estate loans will decrease our revenues and your distributions	13
Risks for the types of loans we will make	13
Risks of underwriting standards and procedures	15
Our loans are not guaranteed by any government agency and we will rely on the foreclosure value of the real estate if a loan goes into default	15
We may not have sufficient capital to meet our staged funding commitments	15
We may have difficulty protecting our rights as a secured lender	16
Our results are subject to fluctuations in interest rates and other economic conditions	16
We face competition for real estate loans that may reduce available yields and fees available	16
If we fail to maintain effective systems of internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results or prevent fraud, which could cause current and potential unit holders to lose confidence in our financial reporting, adversely affect the price of our securities or harm our operating results	17
If we are unable to generate sufficient liquidity, we may be unable to conduct our operations as planned	17
A prolonged economic downturn or recession would likely result in a reduction of our mortgage origination activity, which could adversely affect our financial results.	17
Lending to non-conforming borrowers may expose us to a higher risk of delinquencies, foreclosures and losses	18
We are subject to risks of operational failure that are beyond our control	18
Violation of various federal, state and local laws may result in losses on our loans	18
New regulatory laws affecting the mortgage industry may increase our costs and decrease our mortgage origination and acquisition	19
We may be subject to fines or other penalties based upon the conduct of our independent brokers or correspondents	20
Our operations may be adversely affected if we are subject to the Investment Company Act	20
New regulatory actions affecting the mortgage industry may increase our costs and decrease our mortgage acquisition	20
The success and growth of our business will depend upon our Manager’s ability to adapt to and implement technological changes	21
We are exposed to risk of environmental liabilities with respect to properties to which we take title	21
Conflicts of Interest Risks	21
Our Manager will face conflicts of interest concerning the allocation of its personnel's time and the management of other investment programs	21
Our Manager will face conflicts of interest arising from the fees we pay and those paid by borrowers	21
Our Manager will face conflicts of interest in selecting loans for us and other investment programs	22
We may have a lack of control over loans made jointly with other lenders	22
Your right to vote is limited and you are bound by majority vote	22
Federal Income Tax Risks	23
Your cash flow and distributions will be reduced if we are taxed as a corporation	23
The deductibility of your share of our expense items may be limited	23
An IRS audit of our books and records could result in an audit of your tax returns	23

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Retirement Plan Risks	23
An investment in our units may not qualify as an appropriate investment under all retirement plans	23

USE OF PROCEEDS	24

BUSINESS	24
General	24
Investment Objectives And Policies	26
General	26
Acquisition and Investment Policies	26
Purchase of Loans from our Manager and its Affiliates	27
Types of Loans We Intend to Invest In	27
Collateral	28
Prepayment Penalties and Exit Fees	28
Balloon Payment	28
Repayment of Mortgages on Sales of Properties	29
Adjustable Rate Loans	29
Interest Rate Caps	29
Escrow Conditions	29
Borrowing	29
No Trust or Investment Company Activities	30
Various Other Policies and Procedures	30
Competition and General Economic Conditions	30
Regulation	30
Loans	31
General	31
Portfolio of Real Estate Loans	31
Priority of Mortgages	32
Loan-to-Value Ratio	32
Construction Mortgage Loans	32
Terms of Mortgage Loans	33
Escrow Conditions	33
Assignment of Mortgage Investments from Affiliates	33
Purchase of Promissory Notes/Note Hypothecation	33
Participation With Other Lenders Including Affiliates	33
Reserve Fund	34
Credit Evaluations	34
Sale of Mortgage Investments	34
Employees	34

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	34
General	34
Twelve Month Plan of Operation	35
Total Revenues	36
Total Expenses	36
Distributions to Members	36
Investments in Mortgage Loans	37
Related Party Transactions	38
Transactions with Our Manager	38
Transactions with Other Programs and Other Related Parties	39
Capital and Liquidity	39
Off-Balance Sheet Transactions	39

CRITICAL ACCOUNTING POLICIES	39
Interest Income	39
Investments in Mortgage Loans	40
Real Estate Held for Sale	40
Allowance for Losses on Trust Deed Notes Receivable	40
Use of Estimates	40

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Related Party Transactions	40

MANAGEMENT	41
Our Manager	41
Removal of Manager	41
Evaluation and Acquisition of Portfolio Loans	42
Prior Experience Of Our Manager	43
Overall Experience	43
National Financial Lending, LLC	44
Directors, Executive Officers and Key Employees of Our Manager	45

EXECUTIVE COMPENSATION	46

SHARE OWNERSHIP	46

COMPENSATION AND EXPENSES	46
Offering and Organizational Stage	46
Operational Stage	46

CONFLICTS OF INTEREST	47
General	47
Payment of Fees and Expenses	48
Acquisition of Mortgage Notes through Our Manager	49
Non-Arm's Length Agreements	49
Competition for the Time and Services of Common Officers	49
Competition Between Us, and Our Manager and Its Affiliates for Investment Opportunities	49
Lack of Separate Representation	49
Rights of Affiliates	50
We May Co-Invest in Real Estate Loans Acquired by Our Manager	50

GENERAL INFORMATION AS TO PROMOTERS	50

FIDUCIARY RESPONSIBILITY	50
General	50
Indemnification	51

SUMMARY OF OPERATING AGREEMENT, RIGHTS OF MEMBERS AND DESCRIPTION OF UNITS	52
Your Status	52
Limited Liability of Members	52
Our Term	52
Meetings	52
Voting and Other Rights of Members	52
Description of the Units	53
Capital Accounts	53
Members' Return on Investment	53
Distribution Reinvestment Plan	54
Reinvestment of Proceeds of Capital Transactions	54
Assignment and Transfer of Units	55
Redemption of Units	56
General	56
Voluntary Redemptions	56
Mandatory Redemptions	56
Special Power of Attorney	56

FEDERAL INCOME TAX CONSEQUENCES	56
Classification as a Partnership for Tax Purposes	57
General Principles of Partnership Taxation	59
Taxation of Distributions; Determination of Basis in Units	59
Limitations on the Deductibility of Losses and Expenses	60
The Basis Limitation	60

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The At Risk Limitation	60
The Passive Loss Limitation	60
Miscellaneous Itemized Deduction Limitation	60
Gain or Loss on Sale or Redemption of Units	60
Character of Gain or Loss	61
Limitations on Deductibility of Investment Interest	61
Tax Treatment of Tax-Exempt Entities	61
Tax Returns; Tax Information and Audits	61
Original Issue Discount Rules	62
Market Discount	62
Impact on Subsequent Purchasers if No Section 754 Election Made	62
State and Local Taxes	62
Special Considerations for Non-U.S. Unit Holders	62

ERISA CONSIDERATIONS	63
General	63
Annual Valuation	63
Plan Assets—Generally	64
Exemption for Insignificant Participation by Benefit Plan Investors	64

HOW WE PROTECT OUR RIGHTS AS A LENDER	64
Overview of Real Estate Loans	64
Foreclosure	65
Non-judicial Foreclosure	65
Judicial Foreclosure	65
Environmental Risks	65
Second Mortgages; Rights of Senior Mortgages	66
Statutory Rights of Redemption	66
Anti-Deficiency Legislation	67
Bankruptcy Laws	67
Enforceability of Certain Provisions	67
Due-On-Sale Provisions	67
Acceleration on Default	68
Prepayment Provisions	68
Secondary Financing: Due-on-Encumbrance Provisions	68
Applicability of Usury Laws	68

REPORTS TO MEMBERS	69

PLAN OF DISTRIBUTION	69

LEGAL MATTERS	71

EXPERTS	71

AVAILABLE INFORMATION	71

APPENDIX I - PRIOR PERFORMANCE TABLES	I-1

INDEX TO FINANCIAL STATEMENTS	F-1

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SUMMARY

Because this is a summary, it does not contain all the information that may be important to you. Before you invest, you should read this entire prospectus carefully, including the section entitled "Risk Factors," beginning at page 10, and the Financial Statements and Notes, beginning at page F-1.

The Fund
Point Center Mortgage Fund I, LLC was organized on July 14, 2004 as a Delaware limited liability company. Under our Operating Agreement, our existence ends on December 31, 2029, unless the members vote to extend our duration. In this prospectus we refer to Point Center Mortgage Fund I, LLC as "the Fund," "we," "us," or "our." Our offices are at 30900 Rancho Viejo Road, Suite 100 San Juan Capistrano, California 92675, our telephone number is (949) 661-7070 or (800) 544-8800, and our website is www.pcmortgagefund.com . As of the date of this prospectus, we have sold $18,786,647 of units, including $317,810 of reinvested distributions. As of March 31, 2007, we have funded 25 loans as described below in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Investments in Mortgage Loans.”

Our Manager
Our Manager is Point Center Financial, Inc., a California corporation, which was incorporated in 1979. Its executive offices are at 30900 Rancho Viejo Road, Suite 100 San Juan Capistrano, California 92675, and its telephone number is (949) 661-7070 or (800) 544-8800. Our Manager maintains a site on the World Wide Web at www.pointcenter.com. The information on the web site is not and should not be considered part of this document and is not incorporated into this prospectus by reference. This web address is only intended to be inactive textual references. Our Manager is a mortgage broker licensed by the California Department of Real Estate and also provides mortgage banking services.

Loan Investment Policies
We will invest in real estate loans secured by deeds of trust or mortgages on real property located anywhere in the United States. Our loans will be sub-prime and may be made to borrowers with impaired or limited credit histories. There may be commercial or residential buildings on the real property, but our real estate investments and the collateral for our loans may also consist of real property with buildings under construction or no physical structures at all. We currently expect that only 10% of our loans will be secured by residential property; however, there is no limitation with respect to the percentage of any category of loans that we may invest in. The real estate loans will be selected for us by our Manager from among loans obtained by it, or by other real estate or mortgage brokers with which we are not affiliated. We may own real property if we foreclose on a defaulted loan. All of our loans will be serviced by our Manager. We intend to hold our loans until maturity; however, our Manager may determine to sell certain loans and reinvest the proceeds in new loans or return invested capital to our investors.

We will sell units of limited liability company interest and will seek to use the proceeds to acquire a large number of highly diversified first and second trust deed loans on many different kinds of properties and with varying interest rates and associated risks. The minimum investment in this Offering is $25,000; however, our Manager reserves the right, in its sole discretion, to accept subscriptions in an amount less than $25,000. As of the date of this prospectus, the offering price per unit was $1,008; however, our Manager sets a daily unit price for sales of additional units by adjusting the net book value of our assets to reflect the income and expenses accruing with respect to our loan portfolio. The adjusted net book value, divided by the number of units outstanding will determine the daily unit price. Our Manager owns computer software designed to perform this function. The adjusted net book value, as so determined, may not represent the actual fair market of the units at any particular date.

Our loans will all be secured by deeds of trust and/or mortgages on real property, including but not limited to, mortgage and construction loans on single family homes, multiple unit residential property (such as apartment buildings), commercial property (such as stores, shops, warehouses, churches and offices), and unimproved land (including land with entitlements and without entitlements). In addition to deeds of trust and/or mortgages, other forms of collateral may also be used to secure loans including but not limited to: cross-collateralized property (i.e. deeds of trust and/or mortgages securing multiple properties), personal guarantees, irrevocable letters of credit, assignments of certificates of deposit, assignments of stock or partnership interests, and UCC-1 Financing Statements encumbering personal property.

The use of loan proceeds by the borrower will not generally be restricted, though those loans for construction purposes will be limited to building, remodeling, and/or development to enhance the property securing the loan. If a loan is for construction, rehabilitation, or development of the subject property, the loan will be directly secured by a deed of trust encumbering the property being improved, rehabilitated, or developed.

Investors in our units will not be given copies of the documents associated with our loans for their review prior to or after making the investment in units.

Under circumstances deemed appropriate by our Manager, we may obtain a line of credit which we would use to expand our lending capacity, operate and develop for resale properties on which we have foreclosed, and allocate to other general business purposes. Our total indebtedness under the line of credit would not exceed 60% of the fair market value of the outstanding real estate loans in our loan portfolio.

Assuming the sale of substantially all of the units being offered by us, we anticipate investing approximately 80% of our assets in secured first mortgages and 20% in second mortgage loans. Our second mortgage investments are riskier because our rights will be subject to the rights of the first mortgage lender.

Our Manager estimates that the size of our real estate loans will range from $500,000 to $25 million and that the average size of our loans will be $3 million to $10 million. Most of our loans will have terms of one (1) to seven (7) years. We anticipate investing approximately 25% of our assets in construction loans and approximately 25% of our assets in unimproved land loans. In addition, we expect to invest approximately 20% of our assets in commercial property loans, 20% in acquisition and development loans and 10% in residential property loans.

We anticipate that approximately 90% of our loans will provide for payments of interest only with a “balloon payment” of principal payable in full at the end of the term. We also anticipate investing approximately 10% of our assets in bridge loans which provide interim financing (generally up to twelve months) to enable borrowers to qualify for permanent refinancing. The “balloon payment” loans and bridge loans in which we invest are riskier because they are non-investment grade loans made to borrowers whose ability to make repayment depends on their ability to refinance the loan or develop the property so they can refinance. We will review the appraisal of the value of the property and will generally invest in loans of up to 75% of that value and, in circumstances where borrowers are willing to pay a premium interest rate of 5% or more above market rate, our bridge loans may provide for interest to accrue and be payable together with the principal amount at maturity. However, there is no specific criteria that is used in evaluating the creditworthiness of balloon loan borrowers. Under circumstances where our Manager deems appropriate, we may acquire loans of the character described above, that are in default, are non-performing or are delinquent. All of these loans are described in greater detail in “Investment Objectives and Policies,” beginning on page 26 of this prospectus.

We will adopt the underwriting standards of our Manager in evaluating potential investments in loans. Generally speaking, our Manager's underwriting standards are less strict than traditional mortgage lenders and its loan approval process is faster than traditional lenders. As a result, in certain cases we may make real estate loans which are riskier than the mortgage loans made by commercial banks. However, in return we anticipate receiving a higher interest rate and our Manager will take steps intended to mitigate the risks, such as imposing a lower loan-to-value ratio thereby providing us with a bigger equity cushion if real estate values drop.

Our Manager will continuously evaluate prospective investments, select the real estate loans in which we invest and make all investment decisions on our behalf in its sole discretion. You are not entitled to act on any proposed investment. In evaluating prospective real estate loan investments, our Manager will consider such factors as the following:

• The ratio of the amount of the investment to the value of the property by which it is secured;
• The potential for capital appreciation or depreciation of the property securing the investment;
• Expected levels of rental and occupancy rates (if applicable);
• Potential for rental increases (if applicable);
• Current and projected revenues from the property;
• The status and condition of the record title of the property securing the investment;
• Geographic location of the property securing the investment; and
• The financial condition of the borrowers, their principals, and any additional guarantors of the loan.

Our Manager may obtain our loans from affiliated and nonaffiliated mortgage brokers and previous borrowers, and by solicitation of new borrowers in those states where permissible. We may purchase existing loans that were originated by third party lenders and acquired by our Manager to facilitate our purchase of the loans.

We will receive an independent appraisal for each property that is to be security for our loans.
We do not anticipate that the amount of our loan combined with the outstanding debt secured by a senior mortgage on a security property will exceed the following percentage of the appraised value of the security property:

Type of Secured Property	Loan-to-Value Ratio
Residential (homes, condominiums and apartment buildings)	75%
Improved Residential Lots	65%
Unimproved Land	55%
Commercial/Industrial/Churches	70%
Property under Development/ Construction Loan	70% (of anticipated post-development value)
Leasehold Interest	60% (of value of leasehold interest)

In its discretion, our Manager may increase any of the above loan-to-value ratios if a given loan is supported by credit adequate to justify a higher loan-to-value ratio, including personal guarantees. Occasionally, our collateral may include personal property as well as real property. We do not have specific requirements with respect to the projected income or occupancy levels of a property securing our investment in a particular loan. These loan-to-value ratios will not apply to financing offered by us to the purchaser of any real estate acquired through foreclosure, or to refinance an existing loan that is in default when it matures. In those cases, our Manager, in its sole discretion, shall be free to accept any reasonable financing terms it deems to be in our best interest. Nevertheless, in no event will the loan-to-value ratio on any loan exceed 80% of the independently appraised completed value of the property. The target loan-to-value ratio for our loan portfolio as a whole is approximately 65%.

We believe that by focusing on the value of the underlying real estate which will serve as collateral on our loans, our Manager can expedite the loan approval process and approve loans to certain borrowers who might not qualify for loans from traditional mortgage lenders. Our Manager will generally spend not more than 20 days assessing the character and credit history of our borrowers. Rather, our Manager will focus its underwriting review on the value of the collateral which secures our loan.

As with all investments, there is a relationship between the risk assumed and the possible reward earned through our business strategy. We will assume more risk than traditional mortgage lenders. In return, we will seek to generate higher yields from our real estate loans.

Distributions
We receive interest payments on our loans, which is then available for distribution after payment of our expenses. We invest proceeds from this Offering as soon as practicable; however, we cannot accurately predict when we will invest the proceeds and have funds available for distribution. We believe that the maximum period of time before distributions begin will be one (1) month after an investor subscribes for units.

As of the date of this prospectus, we have made distributions of $18,786,647, including $317,810 of reinvested distributions, which would otherwise have been paid to our reinvesting members. Through December 31, 2006, members have realized an internal rate of return on their investments of approximately 7.4%. However, as of December 31, 2006, the blended gross portfolio yield on our loans is 11.89%, with an estimated net yield to our members of 9.0%.

Summary Risk Factors	Some of the most significant risks concerning your investment in the units include the following:

•  There is no public trading market for the units, and we do not expect one to ever develop. Further, the transfer and redemption of your units is restricted. Consequently, you will have a difficult time trying to obtain cash for your units.

•  Our Manager controls our daily business affairs and the selection of our real estate loans, subject to the provisions of our Operating Agreement, a copy of which is attached to this prospectus as Exhibit A. We do not have an independent board of directors. If our Manager withdraws or is terminated, we may not be able to find a suitable replacement.

•  Our Manager may modify our investment policies without your consent. Investors only vote on limited matters such as changing our structure or changing our basic business purpose. Thus you will have little control over our operations and where funds are invested.

• You will not have an opportunity to evaluate the value of the real properties that we will invest in and which constitute our real estate loan collateral or the creditworthiness of our borrowers.

•  We make sub-prime loans that may be made to borrowers with impaired or limited credit histories. In addition, there is no percentage limitation on the types of loans that we may invest in. Our loans will also be risky for the following reasons:

•  We depend upon our real estate security to protect us on the loans that we make. We depend upon the skill of independent appraisers to value the security underlying our loans. However, appraisers may make mistakes, or the value of the real estate may decrease due to subsequent events. If there is less security and a default occurs, we may not recover the full amount of our loan, thus reducing the amount of funds available to distribute to you.

•  90% of our loans will have balloon payments. Loans with balloon payments are riskier than loans with even payments of principal over an extended time period such as 15 or 30 years because the borrower's repayment depends on its ability to refinance the loan or sell the property profitably when the loan comes due. Also, there are no specific criteria for determining the creditworthiness of borrowers.

•  We may invest in loans to purchase or develop raw, unimproved land. These loans are risky because the property is not capable of generating any income, as compared to a commercial property, and because there is no assurance that we will be able to sell the property in a timely manner or at a price equal to or greater than amount of loan.

•  We may invest in acquisition and development loans. These loans are risky because the property is not capable of generating any income, as compared to a commercial property, and because there is no assurance that we will be able to sell the property on a timely basis or at a price that is equal to or greater than the amount of the loan.

•  We may invest in construction mortgage loans. These loans are riskier than loans secured by income producing properties because during construction the borrower does not receive income from the property to make payments on the loan.

•  We may invest in commercial property loans. These loans are risky because there is no assurance that the commercial borrower will qualify for the refinancing or that the improvements will yield the anticipated increase in value and income.

•  We may invest in residential loans. These loans are riskier than loans secured by income producing properties because the borrower does not receive income from the property to make payments on the loan.

• We may invest in bridge loans. These loans are risky because there is no assurance that the developer will qualify for the refinancing.

•  We may invest in second mortgage loans. These loans are risky because our rights as a lender, including our rights to receive payment on foreclosure, will be subject to the rights of the first mortgage lender.

•  We may invest in leasehold interest loans. These loans, where the collateral is an interest in a lease, are risky because the only rights we will have is to assume the borrower's obligations under the lease and to use the property for the length of time and in the limited manner permitted under the lease.

• We may invest in problem loans. These loans are risky because they are in default, are non-performing or delinquent at the time of acquisition.

•  We may invest in interest carry loans. In some cases, such as a construction loan, we will finance either a portion or 100% of the interest payments due and create an impound account from which to make the interest payments when due. We will not increase our loan-to-value ratio requirements when financing interest reserves on an “interest carry loan” and the risk of a payment default will exist if the interest reserve has been depleted prior to the balloon loan payment coming due at maturity.

•  Our Manager receives substantial loan origination fees from borrowers as a result of our real estate loans. Most of these fees are paid by borrowers for obtaining, processing, making and brokering, managing and selling real estate loans, as well as for other services. Although our Manager has no intention of doing so, this fee structure may be perceived as encouraging our Manager to make riskier investments, seeking prepayments and pursuing foreclosures that may not be in the best interests of unit holders. The fees for these services are described in greater detail under "Compensation to our Manager and Affiliates" in this summary and as set forth in greater detail in the main body of this prospectus.

•  If we are unable to adequately diversify our portfolio in real estate loans, there is a greater risk that a default on any one loan could significantly reduce the funds available to pay distributions to our investors. We anticipate that the size of our loans will range between $500,000 and $25 million, with the average size of our loans being in the $3 million to $10 million range.

•  Interest rate fluctuations may reduce or eliminate net income from our investments which would otherwise be available for distribution. In addition, unit holders may have tax liabilities in excess of their distributions. Defaults on our real estate loans may decrease our revenues and your distributions. Investors should be aware that a substantial portion and perhaps a majority of our loans may be secured by non-income producing properties. In addition, up to 20% of our assets may be invested in second mortgage loans in which our security in the underlying property will be junior to another lender. If there is a default on these loans, we will not receive any income from the loan during the period when we foreclose on the property and attempt to resell it. This will reduce the funds we have available for distribution to you.

•  Under circumstances deemed appropriate by our Manager, we may borrow up to 60% of the fair market value of our loan portfolio in order to make additional loans. We have no present commitments for this prospective borrowing. Any borrowing by us may increase the risk of your investment and reduce the amount we have available to distribute to you.

•  Changes in the real estate market may reduce the demand for the types of loans that we make. In addition, a decline in real estate values could impair our security in outstanding loans. Such results may affect the amount we have available to distribute to you.

•  If we do not remain qualified as a "partnership" for federal income tax purposes, we would be subject to the payment of tax on our income at corporate rates, which would reduce the amount of funds available for payment of distributions to you.

•  We were formed on July 14, 2004, but we did not commence operations until June 28, 2006. Therefore we have only a limited operating history and no current sources of financing other than through the sale of units in the Offering. We have only a limited past performance for you to review to evaluate the likelihood of our achieving our investment objectives. Before you invest in the Fund, you should carefully review the complete discussion of "Risk Factors," beginning on page 10 of this prospectus.

Conflicts of Interest
We will have no directors, officers or employees and will depend entirely on our Manager to manage all of our operations. Our Manager will face various conflicts of interest in managing our affairs and you should carefully review the complete discussion of "Conflicts of Interest," beginning on page 47 of this prospectus.

Our Manager will receive substantial loan origination fees from borrowers for obtaining, processing, making and brokering our loans, as well as for other services. The fees for these services are described in greater detail under "Compensation to our Manager and its Affiliates" in this summary and as set forth in greater detail in the main body of this prospectus. Our Manager’s compensation is based on the volume and size of the real estate loans selected for us, and our interests may diverge from those of our Manager and Dan J. Harkey, the sole shareholder of our Manager, in deciding whether we should invest in a particular loan. Our Manager will be receiving fees from borrowers that would otherwise increase our returns. These fees include the fees listed under "Fees Paid by Borrower" in the compensation description set forth below. Because our Manager receives all of these fees, our interests will diverge from those of our Manager and Mr. Harkey when our Manager determines whether we should charge higher interest rates or our Manager should receive higher fees from the borrower.

We expect to invest in real estate loans when our Manager and one or more other companies or programs managed by our Manager are also investing similarly. There is a risk that our Manager may select for us a real estate loan investment that provides lower returns than a real estate loan investment purchased by our Manager or another program or entity managed by it. Our Manager currently serves as a manager of the four (4) other programs which invest in the same types of loans that we will invest in. There are no restrictions or guidelines on how our Manager will determine which loans are appropriate for us and which are appropriate for itself, these other funds, or any other company which our Manager manages or might manage in the future. Our Manager must allocate its time between our activities and its other activities. These other activities include its current activities as a licensed mortgage broker and acting as the manager for other investment funds. Additional investment funds may be formed by our Manager in the future, including during the two (2) year period of this Offering, and our Manager may raise money on its own behalf, for the purpose of making loans that might otherwise have been available to us. Although we will share our facilities with our Manager, we have no ownership in our Manager. Therefore, we will not exercise any control over our Manager.

Our Manager and its Affiliates	The following chart shows the ownership position of Mr. Harkey and our Manager and various entities that are affiliated with our Manager, some of which will provide services to us:

Point Center Financial, Inc., our Manager (100% owned by Dan J. Harkey)

Investment Data Systems, Inc., a computer consulting company (100% owned by Dan J. Harkey)

National Financial Lending, LLC, a California mortgage pool (Point Center Financial, Inc. is the manager and owns less than 1%) (The Harkey Family Trust owns less than 1%)

Landmark Realty Capital, LLC, a real estate acquisition and development company (50% owned by Dan J. Harkey)

Compensation to Our Manager and its Affiliates	Our Manager and its affiliates will receive the following compensation:
Offering Stage :

All of the expenses in connection with this prospectus are billed directly to us, and our Manager shall pay such expenses. Such Offering expenses may include fees paid to attorneys, brokers, accountants, and any other charges incurred to a non-related third party. Our Manager will be our managing member and in return for the $25,000 initial capital contribution to us, our Manager will own 25 units.

Operational Stage :

Where the fees below are described as competitive fees or based on local market conditions, that means the fees are determined by price competition within a given market. To ensure that our fees remain competitive, we will directly contact our competition, such as major banks in the local market or other private money lenders. We expect to target loans in which we will invest with interest rates that are three (3) to six (6) points higher than comparable loans made by banks and we expect that the fees paid to our Manager will be two (2) to five (5) points higher than similar fees charged by conventional lenders. We believe that this rate structure is consistent with rates and fees charged by other non-conventional private money lenders. References below to local law also contemplate additional requirements imposed by local or state law, such as usury laws.

	Type of Compensation	Form of Compensation
Paid by Borrower :
	Loan Brokerage Fees:	2%-10% of each loan.

	Loan Evaluation and Processing Fees:	$2,000-5,000.

	Loan Extension or Modification Fee:	1%-5% of outstanding principal, as permitted by local law and local market conditions. The amount to be received is not determinable at this time. These fees will be paid when the loan is extended.
Paid by Us :
Service Fee for Administering Loans:
Annual fee of 1.5% of outstanding principal amount of all loans being serviced, paid monthly in arrears solely out of available cash flow from the loan portfolios. This fee will accrue, without interest, and be payable only at such times as available cash exists. In addition, our Manager will receive 50% of any late charges, penalty interest or prepayment premiums, exit fees or penalties.

Conditional Annual Program Management Fee:
Annual fee of 1% of our aggregate capital contributions from this Offering, paid monthly in arrears solely out of available cash flow from the loan portfolio. This fee will accrue, without interest, and be payable only at such times as available cash exists.

Our Manager will pay and will not be reimbursed by us for any general or administrative overhead expenses it incurs in connection with managing our operations even if such amounts exceed its annual management fee. However, our Manager may be reimbursed for expenses paid to non-affiliates on our behalf. We anticipate such expenses will consist of legal, accounting and tax preparation fees. Such amounts will be paid from available cash. In the event available cash is inadequate to cover such expenses, our Manager shall advance such expenses on our behalf and will be repaid for such advances when there are adequate funds in the cash reserve.

Administrative/Brokerage Fees on Resales of Foreclosed Property:
If a foreclosure occurs, up to 3% of proceeds will be paid to our Manager where it substantially contributed to sale; and up to 6% for all persons involved in the sale. Foreclosed properties may be sold to our Manager or any of its affiliates.

Members' Return on Investment
Our real estate loans will generate monthly payments of interest and/or principal. Our Manager intends to make monthly distributions of cash available from net income attributable to interest. We anticipate a one (1) month delay in the receipt of distributions by investors who subscribe for units. Distributions, when available, will be paid monthly in cash to investors, other than investors who have elected the option of receiving cash or making a distribution reinvestment in additional units.

We will also receive net proceeds in the form of the repayment of principal or the prepayment of a real estate loan, or net proceeds of a foreclosure sale. We may not actually distribute these proceeds as cash. Any monthly distributions of income and distributions of net proceeds of loan repayments will be made to our unit holders, pro rata based upon their respective number of units held at the time of the distribution.

Distribution Reinvestment Plan
Investors may elect to reinvest the distributions that they receive from us in additional units when they return their subscription agreement or at a later date. Investors who elect to participate in our distribution reinvestment plan will be taxed on their share of our taxable income even though they will not receive any cash distributions. We may end the distribution reinvestment plan at any time. See "Summary of Operating Agreement, Rights of Members and Description of Units—Distribution Reinvestment Plan," beginning on page 54.

Operating Agreement	Your relationship with us and with our Manager will be governed by the Operating Agreement. Some of the significant features of the Operating Agreement are as follows:

• We will make distributions to our investors, in proportion to the respective number of units owned by them.

•
Investors will have voting rights only with respect to certain fundamental matters such as changing our Manager or changing the nature of our business and will also be entitled to vote on certain matters affecting us as a whole (such as a merger).

•
A majority in interest of the units can bind all of the unit holders on fundamental matters affecting our business. If such a vote occurs, you will be bound by the majority vote even if you did not vote with the majority. In this prospectus, when we refer to a majority, we mean those investors who own, in the aggregate, over 50% of the units.

•
Dan J. Harkey is the sole shareholder, an officer and the sole director of our Manager. Accordingly, Mr. Harkey may be deemed to have indirect control of the conduct of our business, subject to the rights of the majority described above and elsewhere in this prospectus. The Operating Agreement is discussed in more detail in "Summary of Operating Agreement, Rights of Members and Description of Units," beginning on page 52; however, this summary discussion does not contain a complete description of the terms and provisions of the Operating Agreement. The Operating Agreement is attached as Exhibit A to this prospectus and you should read it in its entirety.

The Offering
For a period of two (2) years following the date of this prospectus, we are offering up to an aggregate of $500,000,000 of units. As of the date of this prospectus, we have sold $18,786,647 of units, including $317,810 of reinvested distributions. As of March 31, 2007, we have funded 25 loans as described below in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Investments in Mortgage Loans.”

Investors are required to invest a minimum of $25,000 in units, unless a lower investment is permitted by our Manager, in its sole discretion. As of the date of this prospectus, the offering price per unit was $1,008; however, our Manager sets a daily unit price for additional sales of units by adjusting the net book value of our assets to reflect accrued income and expenses of the assets. The adjusted net book value divided by the number of units outstanding will determine the daily unit price. Our Manager owns computer software designed to perform this function. The adjusted price to be paid by subsequent investors will not be based on the market value of our assets and will not reflect changes in value resulting from general market conditions or changes in credit quality or performance of our assets. Therefore, our existing investors may experience dilution to the extent the market value of our assets has appreciated and such appreciation is not reflected in our book value calculation of the adjusted unit offering price.

Escrow Procedures	When you invest in units, the amount of your investment will be deposited in a segregated non-interest bearing escrow account with First Republic Trust Company until:

• Your subscription agreement has been reviewed and accepted; and

• The price per unit has been calculated.

After the amount of your investment has been released from escrow, you will receive a notice to that effect and you will be informed as to the exact number of units you have purchased.

Uncertificated Units	Your investment will be recorded on our books only. We will not issue unit certificates. If you wish to redeem or transfer your units, you must send a written request for redemption or transfer to us.

Estimated Use of Proceeds
We anticipate that we will invest in real estate loans with approximately 97% of the proceeds from units sold in this Offering and from the distributions reinvested under our reinvestment plan. We will use approximately 3% of the Offering proceeds as a working capital reserve.

Suitability
To invest in units, you must meet the requirements. See "Investor Suitability Standards." You may have to make additional representations to us before we determine that the investment is suitable for you.

To Purchase Units
To purchase units you must have received this prospectus prior to completing and signing the subscription agreement, which is Exhibit B to this prospectus at page B-1. You must deliver the subscription agreement to our Manager or the securities dealer that has solicited your investment, together with payment of your subscription amount, as specified in the subscription agreement. We may accept or reject your subscription in whole or in part. If we do not accept your subscription, your purchase payment will be returned to you promptly without interest. Our acceptance of your subscription agreement is effective when we countersign it, for the number of units that can be purchased with the amount of your investment, as set forth in the subscription agreement. Subscriptions will be accepted no sooner than five (5) business days following the date of the subscription agreement or rejected within 30 days of their receipt. If we do accept your subscription agreement, we will provide you with a confirmation of the number of units you have acquired. Because the units are not certificated, we will not mail you a certificate for your units.

Investors will not be given copies of the documents associated with the loans for review prior to or after making an investment in units.

Tax Considerations
In the opinion of our tax counsel, we will be treated as a partnership for federal income tax purposes. You should consult your own tax advisor regarding personal tax consequences that might be associated with your investment in the units. See "Federal Income Tax Risks," beginning at page 23, and "Federal Income Tax Consequences," beginning at page 56 of this prospectus.

ERISA Considerations
The section of this prospectus entitled "ERISA Considerations" describes the effect the purchase of units will have on individual retirement accounts, or IRAs, retirement plans subject to the Employee Retirement Income Security Act of 1974, also known as ERISA, and the Internal Revenue Code of 1986, which we call the Internal Revenue Code. ERISA is a federal law that regulates the operation of retirement plans. Any retirement plan fiduciary or individual considering purchasing units for a retirement plan or an IRA should read this section of the prospectus very carefully.

RISK FACTORS

You should carefully consider the following risks and other information in the prospectus before purchasing units.

Risks to the Holders of Our Units

We have a limited operating history and only a limited past performance for you to review.

We were organized on July 14, 2004, but did not commence operations until June 28, 2006. Accordingly we have only a limited operating history. We have no external source of financing and are relying on capital contributions received via this Offering. We have only a limited past performance for you to review to determine the likelihood of our achieving our investment objectives.
Your units lack liquidity and marketability.

There will be no public trading market for your units, and you cannot freely sell or transfer your units or use them as collateral for a loan. Our Operating Agreement restricts the transfer of units so that we may avoid being classified as a "publicly traded partnership" under Section 7704 of the Internal Revenue Code. Because classification as a publicly traded partnership would significantly decrease the value of the units of all our members, our Manager must consent to any sale or assignment of your units. Our Manager will withhold its consent to the extent necessary to prohibit transfers that could cause us to be classified as a publicly traded partnership. Further, the resale of the units may be restricted by state securities laws. Consequently, you may not be able to obtain cash for your units in a timely manner and you should anticipate holding the units for at least two (2) years and possibly much longer.

The offering price is subject to adjustment based on book value, not market value, which may result in dilution to existing investors.

As of the date of this prospectus, the offering price per unit is $1,008; however, our Manager sets a daily unit price for additional sales of units by adjusting the net book value of our assets to reflect accrued income and expenses of the assets. The adjusted net book value, divided by the number of units outstanding will determine the daily unit price. Our Manager owns computer software designed to perform this function. However, the adjusted price that will be paid by subsequent investors will not be based on the market value of our assets and will not reflect changes in value resulting from general market conditions or changes in credit quality or performance of our assets. Therefore, our existing investors may experience dilution to the extent the market value of our assets has appreciated and such appreciation is not reflected in our book value calculation of the adjusted unit offering price.

Units have only a limited ability to be redeemed.

There is only a limited ability of unit holders to have their units redeemed by us. If a holder of units determines to have all or part of its units redeemed, the holder must deliver written notice requesting redemption to our Manager at least 61 days prior to the redemption. The significant limitations on the ability of holders of units to have their units redeemed are the following:

•	You can only have your redeemed units after you have held them for two (2) years.

•
Redemption payments will be made at a price for the units that is determined on the redemption date by adjusting our net book value of the assets to reflect our accrued income and expenses. The adjusted net book value, divided by the number of units outstanding will determine the redemption price per unit. Our Manager owns computer software designed to perform this function.

•	There is no reserve fund for redemptions.

•	Payments are made only to the extent we have available cash from proceeds of repayments of principal and capital contributions and the redemption would not impair our capital or operations.

•	The total number of units redeemed during any calendar year cannot exceed 10% of the outstanding units.

•	We will only make redemption payments once a month.

•
If your units are redeemed, you will be paid within 61 to 91 days after you deliver written notice of withdrawal to our Manager and the redemption price for your units will be determined on the redemption date.

Because a substantial portion of our loans are made on an "interest only" basis, we will not receive net proceeds as frequently as we would with loans where the principal is repaid in periodic installments. To help permit redemptions, we will not refinance or invest in new loans using payments of loan principal by borrowers or new invested capital of members unless we have sufficient funds to cover requested redemptions.

The amount raised through the sale of units may be insufficient to adequately diversify our real estate loan portfolio.

If we do not adequately diversify our real estate portfolio, our performance will be closely tied to the performance of each loan in which we invest. This would result in a higher risk that a default by any single borrower will significantly reduce the amount available for distribution to unit investors. We estimate that the size of our loans will range from $500,000 to $25 million, with average loans of between $3 million and $10 million.

Initially, we intend to invest in real estate loans throughout the areas in which our Manager has experience, specifically California, Nevada, Arizona, Utah, Colorado and Texas. Depending on the market and on our performance, we plan to expand our investments throughout the United States. However, our Manager has limited experience outside of the western states. Real estate markets vary greatly from location to location and the rights of secured real estate lenders vary considerably from state to state. Our Manager's limited experience in most U.S. real estate markets may impact its ability to make prudent investment decisions on our behalf. Accordingly, where our Manager deems it necessary, it plans to utilize independent real estate advisors and local legal counsel located in markets where our Manager lacks experience for consultation prior to making investment decisions. You will not have an opportunity to evaluate the qualifications of such advisors and no assurance can be given that they will render prudent advice to our Manager.

We must rely on our Manager to manage our operations and select our loans for investment.

Our ability to achieve our investment objectives and to pay distributions to you depends upon our Manager's performance in obtaining, processing, making and brokering real estate loans for us to invest in and determining the financing arrangements for borrowers. You will have no opportunity to evaluate the financial information or creditworthiness of borrowers, or other economic or financial data concerning our loans. You must rely entirely on the judgment of our Manager in investing the proceeds of this Offering. We do not have an independent board of directors.

We depend on key personnel of our Manager.

We do not have any directors, officers or employees. Our success depends upon the continued contributions of certain key personnel of our Manager, including Dan J. Harkey and M. Gwen Melanson, each of whom would be difficult to replace because of their extensive experience in the field, extensive market contacts and familiarity with our Manager's activities. If any of these key employees were to cease employment, our operating results could suffer. Our future success also depends in large part upon our Manager's ability to hire and retain additional highly skilled managerial, operational and marketing personnel. Our Manager may require additional operations and marketing people who are experienced in obtaining, processing, making and brokering loans, and who also have contacts in the market. The size of our real estate loan portfolio may require our Manager to hire and retain additional financial and accounting personnel to assist Ms. Melanson in managing our Manager's financial and accounting services. Competition for financial and accounting personnel is intense, and we cannot assure you that our Manager will be successful in attracting and retaining skilled personnel. Should our Manager be unable to attract and retain key personnel, the ability of our Manager to make prudent investment decisions on our behalf may be impaired.

You may face a delay before distributions begin.

There will be a period of time before our Manager fully invests the proceeds of this Offering and begins to make distributions of interest, profits and principal on the loans that are funded by investors in our units. Although this period is difficult to predict, we anticipate that investors who subscribe for units might have to wait up to one (1) month. Our Manager will attempt to invest the proceeds as quickly as prudence and circumstances permit; however, no assurance can be given as to how quickly the proceeds will be invested. Consequently, the distributions you receive on your investment may be reduced pending the investment of the Offering proceeds in real estate loans. Interest rate fluctuations may reduce or eliminate net income from our investments which would otherwise be available for distribution.

Any borrowing by us will increase your risk and may reduce the amount we have available to distribute to you.

We anticipate that we may borrow funds to expand our capacity to invest in real estate loans; however, we have no present lending commitment for any borrowings. We may borrow up to 60% of the fair market value of our outstanding real estate loans at any time. Any such borrowings will require us to carefully manage our cost of funds. No assurance can be given that we will be successful in this effort. Should we be unable to repay the indebtedness and make the interest payments on the loans, the lender will likely declare us in default and require that we repay all amounts owing under the loan facility. Even if we are repaying the indebtedness in a timely manner, interest payments owing on the borrowed funds may reduce our income and the distributions you receive.

We may borrow funds from several sources, and the terms of any indebtedness we incur may vary. However, some lenders may require as a condition of making a loan to us that the lender will receive a priority on mortgage repayments received by us. As a result, if we do not collect 100% on our investments, the first dollars may go to our lenders and we may incur a loss which will result in a decrease of the amount available for distribution to you.

Any indemnification of our Manager by us will decrease the amount available for distribution to you.

Pursuant to our Operating Agreement, we may be required to indemnify our Manager or any of its affiliates, agents, or attorneys from any action, claim or liability arising from any act or omission made in good faith and in performance of its duties under the Operating Agreement. The availability of such indemnification may reduce the amount of funds we have available to distribute to you.

Our unit holders’  right to vote is limited and they are bound by majority vote.

Our unit holders cannot exercise control over our daily business affairs and implement changes in our policy. Our Manager, subject to the provisions in our Operating Agreement, may modify our investment strategies without our unit holders’ consent. Moreover, our Manager may amend the Operating Agreement without the consent of a majority in interest of the unit holders to:

•	remedy any ambiguity or inconsistency within the Operating Agreement and make provisions for matters arising under the Operating Agreement that are not inconsistent with the provisions of the Operating Agreement;

•	conform the Operating Agreement to applicable laws and regulations;

•	make any other changes to the Operating Agreement that, in the reasonable judgment of our Manager, does not adversely affect the rights of the unit holders; and

•	revise or update the exhibits to the Operating Agreement.

Our unit holders may vote only in a limited number of specific instances. A majority in interest of the unit holders (not to include our Manager), can take action and bind all of the unit holders. These situations would include the right of a majority to vote to:

•	extend the term of our existence;

•	dissolve before the expiration of our term;

•	change the nature of our business;

•	amend the Operating Agreement (in certain cases) with respect to the units;

•	approve the withdrawal of our Manager;

•	admit a person as a substitute Manager;

•	remove and replace our Manager;

•	approve a merger or other reorganization by us, with such vote requiring the approval of a majority in interest of the outstanding units; or

•	approve a sale of all or substantially all of our assets.

Although our Manager may not change the nature of our business without majority approval, our Manager may change the investment policies consistent with the fiduciary duties it owes to all of the unit holders. While our unit holders will not have any vote on these investment policies, our unit holders retain the right to vote to remove and replace our Manager.

Risks of Our Business

Defaults on our real estate loans will decrease our revenues and your distributions.

We are in the business of making real estate loans and, as such, we risk defaults by borrowers. Any failure of a borrower to repay loans or interest on loans will reduce our revenues and your distributions you receive, the value of your units, and your interest in our limited liability company as a whole.

Risks for the types of loans we will make.

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We depend upon our real estate security to protect us on the loans that we make. We depend upon the skill of independent appraisers to value the security underlying our loans. However, notwithstanding the experience of the appraisers selected by our Manager, they may make mistakes, or the value of the real estate may decrease due to subsequent events. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of our loan, thus reducing the amount of funds available to distribute to you.

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We may invest in loans to purchase or develop raw, unimproved land. These loans are riskier because the property is not capable of generating any income, as compared to a commercial property, and because there is no assurance that we will be able to sell the property in a timely manner or at a price equal to or greater than the amount of the loan. We determine whether to invest in these loans based upon the "90-day quick sale value" of the property and the borrower's actual capital investment in the property. The "90-day quick sale value" is the highest price for which the land could actually be sold within the next 90 days, as determined by local real estate brokers and others. We believe that this 90-day period approximates the time required for a foreclosure.

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We may invest in acquisition and development loans. These loans enable borrowers to complete the basic infrastructure and development of their property prior to the construction of buildings or structures. Such development may include installing utilities, sewers, water pipes, and/or streets. These loans are riskier because the property is not capable of generating any income, as compared to a commercial property, and because there is no assurance that we will be able to sell the property on a timely basis or at a price that is equal to or greater than the amount of the loan. Our targeted loan-to-value ratio of 70% will be based on the anticipated post-development value of the property and, therefore, a greater risk exists for us on any foreclosure, because the value of the property at the time of foreclosure may not equal the amount of our loan.

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We may invest in construction mortgage loans. These are loans generally made to real estate developers to fund the construction of one or more buildings on real property. These loans are riskier than loans secured by income producing properties because during construction the borrower does not receive income from the property to make payments on the loan. Our targeted loan-to-value ratio of 70% will be based on the anticipated post-development value of the property and, therefore, a greater risk exists for us on any foreclosure, because the value of the property at the time of foreclosure may not equal the amount of our loan.

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We may invest in commercial property loans. These loans provide necessary funds to allow commercial borrowers to improve or renovate property to increase the net operating income of the property so that it may qualify for institutional refinancing. These loans are riskier because there is no assurance that the commercial borrower will qualify for the refinancing or that the improvements will yield the anticipated increase in value and income.

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We may invest in residential loans. Such loans facilitate the purchase or refinance of one to four family residential property units provided the borrower used one of the units on the property as such borrower's principal residence. These loans are riskier than loans secured by income producing properties because the borrower does not receive income from the property to make payments on the loan.

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We may invest in bridge loans. These loans provide interim financing (generally up to 12 months) to enable commercial borrowers to qualify for permanent refinancing. These loans are riskier because there is no assurance that the developer will qualify for the refinancing. In circumstances where the borrower would be willing to pay a premium interest rate of 5% or more above the market rate, we would invest in a bridge loan where interest would accrue and be payable with the principal amount of the loan at maturity.

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We may invest in second mortgage loans and, in rare instances, wraparound or all-inclusive mortgage loans. In a second mortgage loan, our rights as a lender, including our rights to receive payment on foreclosure, will be subject to the rights of the first mortgage lender. In a wraparound mortgage loan, our rights will be similarly subject to the rights of a first mortgage lender, but the aggregate indebtedness evidenced by our loan documentation will be the first mortgage loan plus the new funds we invest. We would receive all payments from the borrower and forward to the senior lender its portion of the payments we receive. Because both of these types of loans are subject to the first mortgage lender's right to payment on foreclosure, we incur a greater risk when we invest in each of these types of loans.

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We anticipate that approximately 90% of our loans will have "balloon payments." A balloon payment is a large principal balance that is payable after a period of time during which the borrower has repaid none or only a small portion of the principal balance. Loans with balloon payments are riskier than loans with even payments of principal over an extended time period such as 15 or 30 years because the borrower's repayment depends on its ability to refinance the loan or sell the property profitably when the loan comes due. There are no specific criteria used in evaluating the credit quality of borrowers for real estate loans requiring balloon payments because we believe that no such criteria are feasible. Furthermore, a substantial period of time may elapse between the review of the financial statements of the borrower and the date when the balloon payment is due. As a result, there is no assurance that a borrower will have sufficient resources to make a balloon payment when due.

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We will generally invest in loans that range between $500,000 and $25 million, with an estimated average range of between $3 million and $10 million. However, we may invest in a smaller or larger loan depending on such factors as our performance and the value of the collateral. These larger loans are risky to unit investors, because they may reduce our ability to diversify our loan portfolio.

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We may invest in loans where the collateral is an interest in a lease. These loans are riskier because the only rights we will have is to assume the borrower's obligations under the lease and to use the property for the length of time and in the limited manner permitted under the lease.

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We may invest in interest carry loans. In some cases, such as a construction loan, we will finance either a portion or 100% of the interest payments due for the loan from the gross loan proceeds and create an impound or reserve account with such funds so we can make the interest payments as they become due. Usually these types of loans are for a period of one year, however they may be for two years or longer. It is typical for construction loans to have the interest payments built into the loan because the property does not create cash flow during the construction period from which the borrower/developer could otherwise make the monthly interest payments. We do not increase our Loan-to-Value ratio requirements when financing interest reserves on an “interest carry loan.” While the risk of monetary default for failure to pay interest is lessened at the outset because the reserve for these payments has been impounded, the risk of a payment default will exist if the interest reserve has been depleted prior to the balloon loan payment coming due at maturity.

Risks of underwriting standards and procedures.

Our underwriting standards and procedures are more lenient than conventional lenders in that we will invest in loans to borrowers who may not be required to meet the credit standards of conventional mortgage lenders, which may create additional risks to your return.

We approve real estate loans more quickly than other mortgage lenders. Generally, we will not spend more than 20 days assessing the character and credit history of our borrowers. Due to the nature of loan approvals, there is a risk that the credit inquiry we perform will not reveal all material facts pertaining to the borrower and the security. There may be a greater risk of default by our borrowers which may impair our ability to make timely distributions to you and which may reduce the amount we have available to distribute to you.
Our loans are not guaranteed by any government agency and we will rely on the foreclosure value of the real estate if a loan goes into default.

Our real estate loans will not be insured or guaranteed by a federally owned or guaranteed mortgage agency. Consequently, our recourse if there is a default may only be to foreclose upon the mortgaged real property. The value of the foreclosed property may have decreased and may not be equal to the amount outstanding under the corresponding loan, resulting in a decrease of the amount available to distribute to you.
Our real estate loans will not be marketable and we expect no secondary market to develop.

We do not expect our real estate loans to be marketable and we do not expect a secondary market to develop for them. As a result, we will generally bear all the risk of our investment until the loans mature and are paid in full. This will limit our ability to hedge our risk in changing real estate markets and may result in reduced returns to our investors.

We may not have sufficient capital to meet our staged funding commitments.

We will attempt to raise the unfunded portion of our staged funding construction loans through the continued sale of units in this Offering, borrowings by us and/or the reinvestment of proceeds from the repayment of other loans, in order to meet the draw down schedule that is set forth in the construction loans. However, we will not guarantee to the borrower that we will be successful in raising the unfunded portion.

If we are unsuccessful in raising the unfunded portion of a construction loan, there could be adverse consequences associated with the loan, including but not limited to:

•	a loss of the value of the property securing the loan if it is incomplete and the borrower is unable to raise funds to complete it from other sources;

•	a borrower claim against the us for failure to perform under the loan documents;

•	increased costs to the borrower, which it may not have the ability to meet;

•	a bankruptcy filing by the borrower; and

•	abandonment by the borrower of the collateral for the loan.

We may have difficulty protecting our rights as a secured lender.

We believe that our loan documents will enable us to enforce rights against borrowers. However, the rights of borrowers and other secured lenders may limit our practical realization of those benefits. For example:

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Judicial foreclosure is subject to the delays of protracted litigation. Although we expect non-judicial foreclosure to be quicker, our collateral may deteriorate and decrease in value during any delay in foreclosing on it.

•	The borrower's right of redemption during foreclosure proceedings can deter the sale of our collateral and can for practical purposes require us to manage the property.

•	Unforeseen environmental hazards may subject us to unexpected liability and procedural delays in exercising our rights.

•	The rights of senior or junior secured parties in the same property can create procedural hurdles for us when we foreclose on collateral.

•	We may not be able to pursue deficiency judgments after we foreclose on collateral.

•	State and federal bankruptcy laws can prevent us from pursuing any actions, regardless of the progress in any of these suits or proceedings.

Our results are subject to fluctuations in interest rates and other economic conditions.

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Based on our Manager's historical experience, approximately 50% of our loans will not have a prepayment penalty. Should interest rates decrease, our borrowers may prepay their outstanding loans with us in order to receive a more favorable rate. This may reduce the amount of funds we have available to distribute to you.

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Our results of operations will vary with changes in interest rates and with the performance of the relevant real estate markets. If the economy is healthy, we expect that more people will be borrowing money to acquire, develop or renovate real property. However, if the economy grows too fast, interest rates may increase too much and the cost of borrowing may become too expensive. Alternatively, if the economy enters a recession, real estate development may slow. A slowdown in real estate lending may mean we will have fewer loans to acquire, thus reducing our revenues and the distributions you receive.

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Our results will also reflect other economic conditions, such as a particular industry migrating to or from one of the states into which we make loans. Moreover, any significant decline in economic activity could adversely impact the ability of our borrowers to complete their projects and obtain take out financing. This in turn could increase the level of defaults we may experience.

We face competition for real estate loans that may reduce available yields and fees available.

We consider our competitors for borrowers to be the providers of non-conventional mortgage loans, that is, lenders who offer short-term, equity based loans on an expedited basis for higher fees and rates than those charged by conventional lenders and mortgage loans investors, such as commercial banks, thrifts, conduit lenders, insurance companies, mortgage brokers, pension funds and other financial institutions that offer conventional mortgage loans. Many of the companies against which we will compete have substantially greater financial, technical and other resources. Competition in our market niche depends upon a number of factors including price and interest rates of the loan, speed of loan processing, cost of capital, reliability, quality of service and support services. Additionally, if our competition decreases interest rates on their loans or makes funds more easily accessible, competition for borrowers could increase, yields on our loans could decrease, and the costs associated with making loans could increase, all of which would reduce our revenues and the distributions you receive.

If we fail to maintain effective systems of internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results or prevent fraud, which could cause current and potential unit holders to lose confidence in our financial reporting, harm our operating results.

Effective internal control over financial reporting and disclosure controls and procedures are necessary for us to provide reliable financial reports and effectively prevent fraud and operate successfully as a public company. Any failure to develop or maintain effective internal control over financial reporting and disclosure controls and procedures could harm our reputation or operating results, or cause us to fail to meet our reporting obligations. We cannot be certain that our efforts to improve our internal control over financial reporting and disclosure controls and procedures will be successful or that we will be able to maintain adequate controls over our financial processes and reporting in the future. Any failure to develop or maintain effective controls or difficulties encountered in their implementation or other effective improvement of our internal control over financial reporting and disclosure controls and procedures could harm our operating results, or cause us to fail to meet our reporting obligations. If we are unable to adequately establish our internal control over financial reporting, our external auditors will not be able to issue an unqualified opinion on the effectiveness of our internal control over financial reporting.

Ineffective internal control over financial reporting and disclosure controls and procedures could cause investors to lose confidence in our reported financial information, which could have a negative effect on our ability to access the capital markets and could result in regulatory proceedings against us by, among others, the Securities and Exchange Commission. In addition, a material weakness in internal control over financial reporting, which may lead to deficiencies in the preparation of financial statements, could lead to litigation claims against us. The defense of any such claims may cause the diversion of management's attention and resources, and we may be required to pay damages if any such claims or proceedings are not resolved in our favor. Any litigation, even if resolved in our favor, could cause us to incur significant legal and other expenses. Such events could harm our business, affect our ability to raise capital .

If we are unable to generate sufficient liquidity, we may be unable to conduct our operations as planned.

If we cannot generate sufficient liquidity, we may be unable to continue to grow our operations, grow our asset base and make distributions to our unit holders. Our current source of liquidity is the proceeds from our ongoing public offering of units. Additionally, we may arrange for credit facilities or other forms of indebtedness.

We cannot assure you that the public offering will continue to sell in a manner that meets our liquidity requirements, or that any form of debt financing will be available to us, or if available, that we will be able to negotiate favorable terms. Any decision by our lenders and/or investors to make additional funds available to us in the future will depend upon a number of factors, such as our financial performance, industry and market trends in our business, the lenders' and/or investors' own resources and policies concerning loans and investments, and the relative attractiveness of alternative investments or lending opportunities. If we cannot raise cash by selling debt or equity securities, we may be forced to sell our assets at unfavorable prices or discontinue various business activities. Our inability to access the capital markets could have a negative impact on our ability to make cash distributions to our unit holders

Recently, the subprime sector of the mortgage industry has been experiencing difficulties with greater credit and mortgage losses resulting from a decline in real estate value and rising interest rates. As a result, certain subprime lenders have been unable to obtain further financing and may not be able to satisfy outstanding debt obligations. The decline in the subprime mortgage industry and the failure of subprime mortgage lenders may also affect delinquencies and the ability to obtain further financing. This may result in a reduction of our mortgage originations and acquisitions and reduce or eliminate the liquidity currently available to us to fund our operations.

A prolonged economic downturn or recession would likely result in a reduction of our mortgage origination activity, which could adversely affect our financial results.

The United States economy has undergone in the past, and may in the future undergo, a period of economic slowdown, which some observers view as a recession. An economic downturn or a recession may have a significant adverse impact on our operations and our financial condition. For example, a reduction in new mortgages may adversely affect our ability to maintain or expand our long-term mortgage portfolio, our principle means of generating earnings. A decline in mortgage activity may result in fewer mortgages that meet our underwriting criteria, thus resulting in a reduction in interest income. We may also experience larger than previously reported losses on our long-term mortgage portfolio due to a higher level of defaults or foreclosures or higher loss rates on our mortgages.

Lending to non-conforming borrowers may expose us to a higher risk of delinquencies, foreclosures and losses.

Our market is based on borrowers who may be unable to obtain mortgage financing from conventional mortgage sources. Mortgages made to such borrowers generally entail a higher risk of delinquency and higher losses than mortgages made to borrowers who utilize conventional mortgage sources. Delinquency, foreclosures and losses generally increase during economic slowdowns or recessions. The actual risk of delinquencies, foreclosures and losses on mortgages made to our borrowers could be higher under current economic conditions than those in the past.

Further, any material decline in real estate values increases the loan to value ratios of mortgages previously made by us, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a borrower default. Any sustained period of increased delinquencies, foreclosures or losses after the mortgages are sold could adversely affect the pricing of our future loan sales and our ability to sell or securitize our mortgages in the future. In the past, certain of these factors have caused revenues and net earnings of many participants in the mortgage industry to fluctuate from quarter to quarter.

We are subject to risks of operational failure that are beyond our control.

All of our operations are located in southern Orange County, California. Our systems and operations are vulnerable to damage and interruption from fire, flood, telecommunications failure, break-ins, earthquake and similar events. Our operations may also be interrupted by power disruptions, including rolling black-outs implemented in California due to power shortages. We do not have alternative power sources in all of our locations. Furthermore, our security mechanisms may be inadequate to prevent security breaches to our computer systems, including from computer viruses, electronic break-ins and similar disruptions. Such security breaches or operational failures could expose us to liability, impair our operations, result in losses, and harm our reputation.

Violation of various federal, state and local laws may result in losses on our loans.

Applicable state and local laws generally regulate interest rates and other charges, require certain disclosure, and require licensing of the mortgage broker, lender and purchaser. In addition, other state and local laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of our loans. Mortgage loans are also subject to federal laws, including:

•	the Federal Truth-in-Lending Act and Regulation Z promulgated there under, which require disclosures to certain borrowers regarding the terms of the loans;

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the Equal Credit Opportunity Act and Regulation B promulgated there under, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit;

•	the Fair Housing Act, which prohibits discrimination in housing on the basis of race, color, national origin, religion, sex, familial status, or handicap, in housing-related transactions;

•	the Fair Credit Reporting Act, which regulates the use and reporting of information related to the borrower's credit experience;

•	the Fair and Accurate Credit Transaction Act, which regulates credit reporting and use of credit information in making unsolicited offers of credit;

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the Gramm-Leach-Bliley Act, which imposes requirements on all lenders with respect to their collection and use of nonpublic financial information and requires them to maintain the security of that information;

•	the Real Estate Settlement Procedures Act, which requires that consumers receive disclosures at various times and outlaws kickbacks that increase the cost of settlement services;

•	the Home Mortgage Disclosure Act, which requires the reporting of public loan data;

•	the Telephone Consumer Protection Act and the Can Spam Act, which regulate commercial solicitations via telephone, fax, and the Internet;

•	the Depository Institutions Deregulation and Monetary Control Act of 1980, which preempts certain state usury laws; and

•	the Alternative Mortgage Transaction Parity Act of 1982, which preempts certain state lending laws which regulate alternative mortgage transactions.

Violations of certain provisions of these federal and state laws may limit our ability to collect all or part of the principal of or interest on the loans and in addition could subject us to damages and could result in the mortgagors rescinding the loans whether held by us or subsequent holders of the loans. In addition, such violations may cause us to be in default under our credit and repurchase facilities and could result in the loss of licenses held by us.
Similarly, it is possible borrowers may assert that the loan forms we use or acquire, including forms for "interest-only" loans for which there is little standardization or uniformity, fail to properly describe the transactions they intended, or that our forms fail to comply with applicable consumer protection statutes or other federal and state laws. This could result in liability for violations of certain provisions of federal and state consumer protection laws and our inability to sell the loans and our obligation to repurchase the loans or indemnify the purchasers.

New regulatory laws affecting the mortgage industry may increase our costs and decrease our mortgage origination and acquisition.

The regulatory environments in which we operate have an impact on the activities in which we may engage, how the activities may be carried out, and the profitability of those activities. Therefore, changes to laws, regulations or regulatory policies can affect whether and to what extent we are able to operate profitably. For example, recently enacted and proposed local, state and federal legislation targeted at predatory lending could have the unintended consequence of raising the cost or otherwise reducing the availability of mortgage credit for those potential borrowers with less than prime-quality credit histories, thereby resulting in a reduction of otherwise legitimate subprime lending opportunities. Similarly, recently enacted and proposed local, state and federal privacy laws and laws prohibiting or limiting marketing by telephone, facsimile, email and the Internet may limit our ability to market and our ability to access potential loan applicants. For example, the Can Spam Act of 2003 establishes the first national standards for the sending of commercial email allowing, among other things, unsolicited commercial email provided it contains certain information and an opt-out mechanism. We cannot provide any assurance that the proposed laws, rules and regulations, or other similar laws, rules or regulations, will not be adopted in the future. Adoption of these laws and regulations could have a material adverse impact on our business by substantially increasing the costs of compliance with a variety of inconsistent federal, state and local rules, or by restricting our ability to charge rates and fees adequate to compensate us for the risk associated with certain loans.

Some states and local governments and the Federal government have enacted, or may enact, laws or regulations that prohibit inclusion of some provisions in mortgage loans that have mortgage rates or origination costs in excess of prescribed levels, and require that borrowers be given certain disclosures prior to the consummation of such mortgage loans. Our failure to comply with these laws could subject us to monetary penalties and could result in the borrowers rescinding the mortgage loans, whether held by us or subsequent holders. Lawsuits have been brought in various states making claims against assignees of these loans for violations of state law. Compliance with some of these restrictions requires lenders to make subjective judgments, such as whether a loan will provide a "net tangible benefit" to the borrower. These restrictions expose a lender to risks of litigation and regulatory sanction no matter how carefully a loan is underwritten and impact the way in which a loan is underwritten. The remedies for violations of these laws are not based solely on actual harm to the consumer and can result in damages that exceed the loan balance.

Furthermore, various federal and state laws impose significant privacy or customer information security obligations which may subject us to additional costs and legal risks and we cannot assure you that we will not be subject to lawsuits or compliance actions under such requirements. Similarly various state and federal laws have been enacted to restrict unsolicited advertising using telephones, facsimile machines and electronic means of transmission. These laws and regulations could have a material adverse impact on our business by substantially increasing the costs of compliance or by subjecting us to lawsuits or compliance actions.

In addition to changes to legal requirements contained in statutes, regulations, case law, and other sources of law, changes in the investigation or enforcement policies of federal and state regulatory agencies could impact the activities in which we may engage, how the activities may be carried out, and the profitability of those activities. For example, various state and federal agencies have initiated regulatory enforcement proceedings against mortgage companies for engaging in business practices that were not specifically or clearly proscribed by law, but which in the judgment of the regulatory agencies were unfair or deceptive to consumers. Federal and state regulatory agencies might also determine in the future that certain of our business practices not presently proscribed by any law and not the subject of previous enforcement actions are unfair or deceptive to consumers. If this happens, it could impact the activities in which we may engage, how we carry out those activities, and our profitability. We might also be required to pay fines, make reimbursements, and make other payments to third parties for past business practices. Additionally, if an administrative enforcement proceeding were to result in us having to discontinue or alter certain business practices, then we might be placed at a competitive disadvantage vis-à-vis competitors who are not required to make comparable changes to their business practices. This competitive disadvantage could be most acute if the business practices that we are required to discontinue or change are not clearly proscribed by any federal or state law of general applicability.

We may be subject to fines or other penalties based upon the conduct of our independent brokers or correspondents.

The mortgage brokers and correspondents from which we obtain mortgages have parallel and separate legal obligations to which they are subject. While these laws may not explicitly hold the originating lenders or an acquirer of the loan responsible for the legal violations of mortgage bankers and brokers, increasingly federal and state agencies have sought to impose such liability. Previously, for example, the United States Federal Trade Commission, or "FTC," entered into a settlement agreement with a mortgage lender where the FTC characterized a broker that had placed all of its loan production with a single lender as the "agent" of the lender; the FTC imposed a fine on the lender in part because, as "principal," the lender was legally responsible for the mortgage broker's unfair and deceptive acts and practices. The United States Justice Department, various state attorney generals, and other state officials have sought to hold subprime mortgage lenders responsible for the pricing practices of their mortgage bankers and brokers, alleging that the mortgage lender was directly responsible for the total fees and charges paid by the borrower under the Fair Housing Act even if the lender neither dictated what the mortgage banker could charge nor kept the money for its own account. Accordingly, we may be subject to fines or other penalties based upon the conduct of our independent mortgage bankers, brokers or correspondents.

Our operations may be adversely affected if we are subject to the Investment Company Act.

We intend to conduct our business at all times so as not to become regulated as an investment company under the Investment Company Act. The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.

In order to qualify for this exemption we must maintain at least 55% of our assets directly in mortgages, qualifying pass-through certificates and certain other qualifying interests in real estate. Our ownership of certain mortgage assets may be limited by the provisions of the Investment Company Act, should we ever be subject to the Act. If the Securities and Exchange Commission adopts a contrary interpretation with respect to these securities or otherwise believes we do not satisfy the above exception, we could be required to restructure our activities or sell certain of our assets. To insure that we continue to qualify for the exemption we may be required at times to adopt less efficient methods of financing certain of our mortgage assets and we may be precluded from acquiring certain types of higher-yielding mortgage assets. The net effect of these factors will be to lower our net interest income. If we fail to qualify for exemption from registration as an investment company, our ability to use leverage would be substantially reduced, and we would not be able to conduct our business as described. Our business will be materially and adversely affected if we fail to qualify for this exemption.

New regulatory actions affecting the mortgage industry may increase our costs and decrease our mortgage acquisition.

In addition to changes to legal requirements contained in statutes, regulations, case law, and other sources of law, changes in the investigation or enforcement policies of federal and state regulatory agencies could impact the activities in which we may engage, how the activities may be carried out, and the profitability of those activities. For example, state and federal agencies have initiated regulatory enforcement proceedings against mortgage companies for engaging in business practices that were not specifically or clearly proscribed by law, but which in the judgment of the regulatory agencies were unfair or deceptive to consumers. For example, state attorneys general and other state officials representing various states entered into a Settlement Agreement with a large subprime mortgage company. The subject company agreed to pay a substantial amount in restitution to consumers and reimbursement to the states. The subject company also agreed to make changes to certain business practices, including the company's underwriting criteria and pricing policies. Many of the practices and policies are not specifically prohibited by any federal or state laws but were alleged to be deceptive or unfair to consumers. The terms of this Settlement Agreement do not apply directly to us; however, federal and state regulatory agencies and private parties might nevertheless expect mortgage companies including us, to make our business practices consistent with the provisions of the Agreement. If this happens, it could impact the activities in which we may engage, how we carry out those activities, our acquisition practices and our profitability. We might also be required to pay fines, make reimbursements, and make other payments to third parties for our business practices. Additionally, if an administrative enforcement proceeding were to result in us having to discontinue or alter certain business practices, then we might be placed at a competitive disadvantage vis-à-vis competitors who are not required to make comparable changes to their business practices.

The success and growth of our business will depend upon our Manager’s ability to adapt to and implement technological changes.

Our Manager’s mortgage loan origination business is currently dependent upon its ability to effectively interface with our brokers, borrowers and other third parties and to efficiently process mortgage loan applications and closings. The origination process is becoming more dependent upon technological advancement, such as the ability to process applications over the Internet, accept electronic signatures and provide process status updates instantly and other customer expected conveniences that are cost efficient to our process. Becoming proficient with the new mortgage loan origination systems and other new technology will require significant financial and personnel resources. There is no guarantee that the implementation of a new mortgage loan origination system or other new technology will be successful. To the extent that our Manager becomes reliant on any particular technology or technological solution, we may be harmed to the extent that such technology or technological solution (i) becomes non-compliant with existing industry standards, (ii) fails to meet or exceed the capabilities of our competitors’ equivalent technologies or technological solutions, (iii) becomes increasingly expensive to service, retain and update, or (iv) becomes subject to third party claims of copyright or patent infringement. Any failure by our Manager to acquire technologies or technological solutions when necessary could limit our ability to remain competitive in our industry and could also limit our ability to increase the cost efficiencies of our operating model, which would harm our results of operations, financial condition and business prospects.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

In the course of our business, we may foreclose and take title to residential properties and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and cleanup costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our cash flow, results of operations, financial condition and business prospects could be harmed.

Conflicts of Interest Risks

The risk factors below describe material conflicts of interest that may arise in the course of our Manager's management and operation of our business. We do not have any policies or procedures to minimize or resolve conflicts of interest. The list of potential conflicts of interest reflects our knowledge of the existing or potential conflicts of interest as of the date of this prospectus. We cannot assure you that no other conflicts of interest will arise in the future.

Our Manager will face conflicts of interest concerning the allocation of its personnel's time and the management of other investment programs.

Our Manager is the manager of four (4) other programs that invest in the same types of loans that we will invest in. As of December 31, 2006, these programs had assets in excess of $473 million. Our Manager and Mr. Harkey, who owns 100% of the stock of our Manager, anticipate that they will also sponsor other real estate programs having investment objectives similar to ours and engage in the business activities described in the "Conflicts of Interest" section in this prospectus. Concurrently with this Offering, our Manager may conduct other public or private offerings for different funds that would use the proceeds from those offerings to make real estate loans, which might otherwise have been available for investment by us. As a result, our Manager and Mr. Harkey may have conflicts of interest in allocating their time and resources between our business and those other activities. During times of intense activity in other programs and ventures, our Manager and its key people, Mr. Harkey and Ms. Melanson, will likely devote less time and resources to our business than they ordinarily would. The Operating Agreement does not specify a minimum amount of time and attention that our Manager and its key people are required to devote to us. Therefore, our Manager may not spend sufficient time managing our operations, which could result in our not meeting our investment objectives.

Our Manager will face conflicts of interest arising from the fees we pay and those paid by borrowers.

Our Manager will receive substantial loan origination fees from borrowers for transactions involving real estate loans. Our Manager's compensation is based on the volume and size of the mortgages selected for us. Our interests may diverge from those of our Manager and Mr. Harkey to the extent that our Manager benefits from fees that are not shared with us. Our Manager will be receiving fees from borrowers that would otherwise increase our returns. Because our Manager receives all of these fees, our interests will diverge from those of our Manager and Mr. Harkey when our Manager decides whether we should charge the borrower higher interest rates or our Manager should receive higher fees from the borrower.

Our Manager will face conflicts of interest in selecting loans for us and other investment programs.

We expect to invest in real estate loans when one or more other companies or programs managed by our Manager are also investing similarly. There is a risk that our Manager may select for us a real estate loan investment that provides lower returns than a real estate loan investment purchased by our Manager or another our Manager program or entity. Our Manager also serves as a manager of the four (4) other programs that invest in the same types of loans that we will invest in. Concurrently with this Offering, our Manager may form new funds or raise money on its own behalf, the proceeds from which would be used to make real estate loans that might otherwise have been available for investment by us. There are no restrictions or guidelines on how our Manager will determine which loans are appropriate for us and which are appropriate for itself, these other funds, or any other company that our Manager manages or might manage in the future.

We may have a lack of control over loans made jointly with other lenders.

We will consider investing in or purchasing loans jointly with other lenders, including our Manager or affiliates of our Manager. All loans with non-affiliates shall be structured to provide us with a controlling interest. Although it is not our intention to lose control, there is a risk that we will be unable to remain as the lead lender in the loans in which we participate in the future. In the event of participation with a publicly registered affiliate, the investment objectives of the participants shall be substantially identical. There shall be no duplicate fees. The compensation to the sponsors must be substantially identical, and the investment of each participant must be on substantially the same terms and conditions. Each participant shall have a right of first refusal to buy the other's interest if the co-participant decides to sell its interest. If our co-participant affiliate determines to sell its interest in the loan, there is no guarantee that we will have the resources to purchase such interest and we will have no control over a sale to a third party purchaser.

Your right to vote is limited and you are bound by majority vote.

You cannot exercise control over our daily business affairs and implement changes in our policy. Our Manager, subject to the provisions in our Operating Agreement, may modify our investment strategies without your consent. Moreover, our Manager may amend the Operating Agreement without the consent of a majority in interest of the unit holders to:

•
remedy any ambiguity or inconsistency within the Operating Agreement and make provisions for matters arising under the Operating Agreement which are not inconsistent with the provisions of the Operating Agreement;

•	conform the Operating Agreement to applicable laws and regulations;

•	make any other changes to the Operating Agreement which, in the reasonable judgment of our Manager, does not adversely affect the rights of the unit holders; and

•	revise or update the exhibits to the Operating Agreement.

You may vote only in a limited number of specific instances. A majority in interest of the unit holders (not to include our Manager), can take action and bind all of the unit holders. These situations would include the right of a majority to vote to:

•	extend the term of our existence;

•	dissolve before the expiration of our term;

•	change the nature of our business;

•	amend the Operating Agreement (in certain cases) with respect to the units;

•	approve the withdrawal of our Manager;

•	admit a person as a substitute manager;

•	remove and replace our Manager;

•	approve a merger or other reorganization by us, with such vote requiring the approval of a majority in interest of the outstanding units; or

•	approve a sale of all or substantially all of our assets.

Although our Manager may not change the nature of our business without majority approval, our Manager may change the investment policies consistent with the fiduciary duties it owes to all of the unit holders. While you will not have any vote on these investment policies, you retain your vote to remove and replace our Manager.

Federal Income Tax Risks

Your cash flow and distributions will be reduced if we are taxed as a corporation.

If we do not qualify as a partnership for any taxable year, we would then be subject to federal income tax on any taxable income in that taxable year at regular corporate rates. You could not then take tax deductions for your share of our deductions or credits that might otherwise be available to you if we qualified as a partnership. You would be subject to tax on distributions at rates applicable to dividends to the extent we make distributions to you out of our current or accumulated earnings and profits, and any other distributions in excess of the cost of your units would be taxed as capital gains. If we were taxed as a corporation, your cash flow, the distributions you receive and the value of your units would be significantly reduced. See "Federal Income Tax Consequences" at page 56.

The deductibility of your share of our expense items may be limited.

The Internal Revenue Code and the Treasury Regulations contain various limitations that may adversely affect the deductibility of your share of our expenses. In addition, the Internal Revenue Service could contest our tax treatment of certain income or expense items, which could reduce the after-tax rate of return from an investment in the units.

An IRS audit of our books and records could result in an audit of your tax returns.

If we are audited by the IRS and it makes determinations adverse to us, including the disallowance of deductions we have taken, the IRS may decide to audit your income tax returns. Any such audit could result in adjustments to your tax return for items of income, deductions or credits, and the imposition of penalties and interest for the adjustments and additional expenses for filing amended income tax returns.

Retirement Plan Risks

An investment in our units may not qualify as an appropriate investment under all retirement plans.

There are special considerations that apply to pension, profit sharing, 401(k) or Keogh plans or trusts, IRAs, or other retirement or employee benefit plans or arrangements investing in units. If you are investing the assets of a retirement or other employee benefit plan or trust (whether or not tax-qualified) or the assets of an IRA in our units, you should consult with your financial and/or tax advisor, because you could incur liability under ERISA or Section 4975 of the Internal Revenue Code or subject the IRA or the plan to taxation if:

•	your investment is not consistent with your fiduciary obligations under ERISA;

•	your investment constitutes or results in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code;

•	your investment is not made in accordance with the documents and instruments governing your plan or IRA, including your plan's investment policy;

•	your investment does not satisfy the prudence and diversification requirements of Sections 40(a)(1)(B) and 404(A)(1)(C) of ERISA;

•	your investment impairs the liquidity of the plan;

•	your investment produces "unrelated business taxable income" for the plan or IRA; or

•	you will not be able to value the assets of the plan annually in accordance with ERISA requirements.

See "ERISA Considerations" at page 63.

USE OF PROCEEDS

The funds we receive from the sale of units pursuant to this Offering, or otherwise, will not be commingled with the funds of our Manager, or any other party. We will invest in real estate loans with approximately 97% of the Offering proceeds from the sale of units, and from distribution reinvestments by investors electing to do so. We will maintain working capital reserves of approximately 3%. This reserve is available to pay any future expenses in excess of revenues, satisfy obligations of underlying security properties, expend money to satisfy our unforeseen obligations and for other permitted uses of our working capital. Working capital reserves of up to 3% in cash or cash equivalents are excluded from the funds committed to real estate loans in determining what proportion of the Offering proceeds and reinvested distributions have been invested.

The following table contains information about the estimated use of the gross proceeds of this Offering.

	Maximum Offering	Percent of Offering
Gross Offering Proceeds	$500,000,000	100%
Less: Public Offering Expenses	$-0-	0%
Net Amount Received in this Offering	$500,000,000	100%
Less: Working Capital Reserves	$15,000,000	3%
Cash Available for Investment in Real Estate Loans	$485,000,000	97%

Although our expenses in connection with this Offering are billed directly to us, our Manager will pay all selling commissions and expenses related to this Offering. Our Manager may pay normal sales commission to a registered broker-dealer or any other licensed person or entity; however, our Manager shall not pay any compensation to any person or entity engaged by a potential investor for investment advice. Such expenses are described further in the registration statement of which this prospectus forms a part.

Borrowers will pay to our Manager all acquisition, selection, processing, extension and brokerage and selling expenses for real estate loans made by our Manager. Consequently, these expenses do not appear in the table.

We are responsible for paying our operational expenses. We presently anticipate such expenses will include our annual management fee and servicing fee to our Manager (see "Compensation of Our Manager and Affiliates"), legal fees, accounting fees, tax preparation fees and certain filing fees; however, our Manager shall pay all fees and expenses that relate to this Offering. We will not have any office or personnel expenses as such services will be provided to us by our Manager in consideration of the management fee and servicing fee. We believe that the foregoing operational expenses will be fully funded out of cash flow from operations or, if necessary, our capital reserve; provided that the management fees to our Manager will not be paid out of our capital reserve.

Our Manager estimates that the size of our real estate loans will range from $500,000 to $25 million and that the average size of our loans will be $3 million to $10 million. Our Manager has not set the amount of sales proceeds to be allocated to the various types of real estate loans or in which we will invest, except to the extent of the guidelines described in "Investment Objectives and Policies." Our Manager reviews each real estate loan to determine if it meets our investment criteria. We plan to invest the entirety of our cash available for investments in real estate loans. We do not expect to use any of the proceeds of this Offering to acquire assets other than in the ordinary course of our business.

Pending investment in real estate loans, we may invest the proceeds of this Offering in relatively safe, short-term liquid investments such as U.S. Treasury bills, notes or bonds, certificates of deposit or commercial paper. We anticipate that these proceeds, once received, will be held in an account with First Republic Trust Company in Los Angeles, California or in an account at a financial institution that has assets in excess of $50,000,000.

BUSINESS

General

We were formed on July 14, 2004, and, we commenced our business operations during June 2006, when our first real estate loan was funded.  We are not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940, nor are we subject to any regulation thereunder . On February 3, 2006, our Registration Statement as filed with the Securities and Exchange Commission became effective for the initial public offering of up to $500,000,000 of units of membership interest, initially priced at $1,000 per unit with a minimum subscription of 25 units ($25,000). Our public offering of units will continue until February 3, 2008, unless we terminate it earlier. After our initial loan was funded, our Manager, Point

Center Financial, Inc., sets a daily unit price for sales of additional units by adjusting the net book value of our assets to reflect the income and expenses accruing with respect to the loans we have funded. The adjusted net book value, divided by the number of units outstanding, determines the daily unit price. Our Manager owns computer software designed to perform this function. As of the date of this prospectus, the daily unit offering price was $1,008.

Our business is managed by Point Center Financial, Inc., a private California corporation, which is a mortgage broker licensed in the State of California and the State of Arizona, and which also performs mortgage banking services. Our Manager manages and controls our affairs and has responsibility and final authority in almost all matters affecting our business. We do not have any employees and we do not have an independent board of directors. Our Manager’s duties include dealings with members, accounting, tax and legal matters, communications and filings with regulatory agencies and all other needed management and operational duties.

As our only Manager, Point Center Financial, Inc., has complete authority and responsibility for:

•	evaluating and choosing our real estate loan investments;

•	deciding what agreements we will enter into and whether we will enter into joint ventures with other companies to invest in real estate loans;

•	originating, servicing and managing our real estate loans; and

•	managing all our other operations.

Assuming the sale of substantially all of the units being offered by us, we anticipate investing approximately 80% of our assets in secured first mortgages and 20% in second mortgage loans. Our second mortgage investments are riskier because our rights will be subject to the rights of the first mortgage lender.

Most of our loans have terms of one (1) to seven (7) years. We anticipate investing approximately 25% of our assets in construction loans and approximately 25% of our assets in unimproved land loans. In addition, we expect to invest approximately 20% of our assets in commercial property loans, 20% in acquisition and development loans and 10% in residential property loans.

We anticipate that approximately 90% of our loans will provide for payments of interest only with a “balloon payment” of principal payable in full at the end of the term. We also anticipate investing approximately 10% of our assets in bridge loans, which provide interim financing (generally up to 12 months) to enable borrowers to qualify for permanent refinancing. The “balloon payment” loans and bridge loans in which we invest are riskier because they are non-investment grade loans to made to borrowers whose ability to make repayment depends on their ability to refinance the loan or develop the property so they can refinance. We will review the appraisal of the value of the property and will generally invest in loans of up to 75% of that value and, in circumstances where borrowers are willing to pay a premium interest rate of 5% or more above market rate, our bridge loans may provide for interest to accrue and be payable together with the principal amount at maturity. However, there is no specific criteria that is used in evaluating the creditworthiness of balloon loan borrowers. Under circumstances where our Manager deems appropriate, we may acquire loans of the character described above, that are in default, are non-performing or are delinquent.

California, as well as many other real estate markets around the country, has continued to enjoy a steady rise in property values, and with the current interest rates being low, investments in real estate by both property owners and as mortgage lenders are very attractive. As interest rates rise our industry will be in competition with institutional lenders, because the margin between institutional cost of funds and our cost of funds will lessen. We act as an interim lender with maturities of from one (1) to seven (7) years and the majority of our loans will have fixed rates of interest. Therefore, even in the event of a rise in institutional interest rates, we anticipate that our borrowers will still be able refinance or sell their property in a timely manner to facilitate the repayment of our loans. We also expect that the residential market will be most affected by a rise in interest rates and, since we are primarily commercial lenders, we will be less affected. In the early 1990’s when California experienced a dramatic drop in real estate values, we saw that most of the problems in our industry were with the junior loans. Since we primarily make first position loans with substantial equity requirements, in the event of a drop in real estate values, we believe that our loan-to-value ratios will be sufficient to minimize the number of problem loans we might experience.

Investment Objectives and Policies

General

We anticipate investing approximately 80% of our assets in secured first mortgages and 20% in second mortgage loans. Our second mortgage investments are riskier because our rights will be subject to the rights of the first mortgage lender. Our Manager estimates that the size of our real estate loans will range from $500,000 to $25 million and that the average size of our loans will be $3 million to $10 million. Most of our loans will have terms of one (1) to seven (7) years. We anticipate investing approximately 25% of our assets in construction loans and approximately 25% of our assets in unimproved land loans. In addition, we expect to invest approximately 20% of our assets in commercial property loans, 20% in acquisition and development loans and 10% in residential property loans.

We anticipate that approximately 90% of our loans will provide for payments of interest only with a “balloon payment” of principal payable in full at the end of the term. We also anticipate investing approximately 10% of our assets in bridge loans, which provide interim financing (generally up to 12 months) to enable borrowers to qualify for permanent refinancing. The “balloon payment” loans and bridge loans in which we invest are riskier because they are non-investment grade loans to made to borrowers whose ability to make repayment depends on their ability to refinance the loan or develop the property so they can refinance. We will review the appraisal of the value of the property and will generally invest in loans of up to 75% of that value and, in circumstances where borrowers are willing to pay a premium interest rate of 5% or more above market rate, our bridge loans may provide for interest to accrue and be payable together with the principal amount at maturity. However, there is no specific criteria that is used in evaluating the creditworthiness of balloon loan borrowers. Under circumstances where our Manager deems appropriate, we may acquire loans of the character described above, that are in default, are non-performing or are delinquent. All of these loans are described in greater detail in the pages under the heading “Types of Loans We Intend to Invest In.”

We intend to invest in real estate loans throughout the areas in which our Manager has experience, specifically California, Nevada, Arizona, Utah, Colorado and Texas. Depending on the market and on our performance, we plan to expand our investments throughout the United States. The loans we make and the real estate we will invest in will be selected for us by our Manager from among loans originated by our Manager or non-affiliated mortgage brokers and real properties identified by or through our Manager. We believe our loans will be attractive to borrowers because of the expediency of our Manager's loan approval process, which takes about 10 to 20 days. Our Manager will obtain and negotiate each loan, after which we will fund the loan. We may also purchase existing loans from third parties or from our Manager, provided that our Manager sells us the loan at cost.

As a non-conventional lender, we are more willing to invest in real estate loans to borrowers that conventional lenders would not deem to be creditworthy. Because of our increased willingness to fund riskier loan types and borrowers, we expect that our borrowers will be willing to pay us an interest rate that is three (3) to six (6) points above the rates charged by conventional lenders. We intend to invest in a significant amount in loans in which the real property being developed is not generating any income to the borrower.

Set forth below are our lending policies, through which we will invest the proceeds from the sale of units. These policies may be changed by our Manager, and unit holders will be advised of any material changes. There are no limitations on the size of the loans we will make or on fixed versus floating interest rate loans.

Acquisition and Investment Policies

We will seek to invest substantially all of the proceeds from our public offering of units and distribution reinvestments in real estate loans, after paying applicable fees and expenses, if any. We anticipate that we will invest about 97% of the offering proceeds, and from the proceeds from distribution reinvestments, in real estate loans. Approximately 3% of these offering proceeds will be held as a working capital cash reserve.

We anticipate that the majority of our collateral on our loans will be the real property that the borrower is purchasing or developing with the funds that we make available. While we may invest in other types of loans, we believe that most of the loans in which we invest will have been made to real estate developers with a lesser proportion of loans involving land loans and bridge financing.

We will not give any rebates or enter into any reciprocal agreement with our Manager or any of its affiliates that enables our Manager or its affiliates to receive a rebate. We do not anticipate that our real estate loan investments will be insured or guaranteed by any government agency.

Our Manager will continuously evaluate prospective investments, select the real estate loans in which we invest and make all investment decisions on our behalf in its sole discretion, unless the provisions of our Operating Agreement provides otherwise. Unit holders are not entitled to act on any proposed investment. In evaluating prospective real estate loan investments, our Manager considers such factors as the following:

•	the ratio of the amount of the investment to the value of the property by which it is secured;

•	the potential for capital appreciation or depreciation of the property securing the investment;

•	expected levels of rental and occupancy rates (if applicable);

•	potential for rental increases (if applicable);

•	current and projected revenues from the property;

•	the status and condition of the record title of the property securing the investment;

•	geographic location of the property securing the investment; and

•	the financial condition of the borrowers, their principals, and any additional guarantors of the loans.

Our Manager may obtain our loans from affiliated and non-affiliated mortgage brokers and previous borrowers, and by solicitation of new borrowers in those states where permissible. We may purchase existing loans that were originated by third party lenders and acquired by our Manager to facilitate our purchase of the loans. Our Manager will sell the loans to us for no greater than our Manager's cost, not including its service fees and compensation. There are no specific requirements or guidelines governing our Manager's discretion in determining which real estate loans it will place with us and which it will place with other funding sources.

Purchase of Loans from our Manager and its Affiliates

In addition to funding those loans our Manager selects for us, we may purchase loans that were originated by our Manager or other parties and first held for their own portfolio, as long as the loan is not in default and otherwise satisfies our investment objectives and lending policies described in this prospectus. This requirement also applies to any loan originated by an affiliate of our Manager, such as Mr. Harkey or another principal of our Manager.
Types of Loans We Intend to Invest In

We primarily invest in real estate loans that will be secured by first or second mortgages on real property. Such loans fall into the following categories: raw and unimproved land, acquisition and development, construction, commercial, residential and bridge loans.

Raw and Unimproved Land Loans.    Loans invested in by us may be loans made for the purchase or development of raw, unimproved land. Generally, we determine whether to invest in these loans based upon the 90-day quick sale value of the property and the borrower's actual capital investment in the property. The "90-day quick sale value" is the highest price for which the land could actually be sold within the next 90 days, as determined by local real estate brokers. We believe that this 90-day period approximates the time required for a foreclosure. The value is generally the same as the cost of the land to the borrower. Typically, we will invest in loans with a face value that is less than 60% of the "90-day quick sale value," and we usually require that the borrower have invested in the property actual capital expenditures of at least 20% of the property's value.

Acquisition and Development Loans.    Loans invested in by us may be acquisition and development loans. These loans enable borrowers to complete the basic infrastructure and development of their property prior to the construction of buildings or structures. Such development may include installing utilities, sewers, water pipes, and/or streets. Generally, we will invest in loans with a face value of approximately 70% of the anticipated post-development appraised value of the property.

Construction Loans.    Loans invested in by us may be construction loans. A construction loan provides funds for the construction of one or more structures on developed land. Funds under this type of loan will generally not be forwarded to the borrower until work in the previous phase of the project has been completed and an independent inspector has verified certain aspects of the construction and its costs. We will typically require material and labor lien releases by the borrower per completed phase of the project. We will review the appraisal of the value of the property and proposed improvements, and will generally arrange loans for up to 70% of the anticipated post-development appraised value.

 Staged Funding of Construction Loans.    Construction loan borrowers may request that the loan be funded in part at the various stages of the construction process. If the loan is a construction loan to be funded in installments, we will require the borrower, among other things, to acknowledge and agree to close the entire loan transaction, even though a lesser amount is being funded at the initial stage. We will attempt to raise the unfunded portion of the construction loan through the continued sale of units in our public offering, borrowings by us and/or the reinvestment of proceeds from the repayment of other loans, in order to meet the draw down schedule that is set forth in the construction loan. However, we will not guarantee to the borrower that we will be successful in raising the unfunded portion.

If we are unsuccessful in raising the unfunded portion of a construction loan, there could be adverse consequences associated with the loan, including but not limited to: (a) a loss of the value of the property securing the loan if it is incomplete and the borrower is unable to raise funds to complete it from other sources; (b) a borrower claim against the us for failure to perform under the loan documents; (c) increased costs to the borrower, which it may not have the ability to meet; (d) a bankruptcy filing by the borrower; and (e) abandonment by the borrower of the collateral for the loan.

 Commercial Property Loans.    Loans invested in by us may be commercial property loans. Commercial property loans provide funds to allow commercial borrowers to make improvements or renovations to the property in order to increase the net operating income of the property so that it may qualify for institutional refinancing. We will review the appraisal of the value of the property and will generally invest in loans for up to 70% of such appraised value.

Residential Loans.    Loans invested in by us may be residential loans. Such loans facilitate the purchase or refinance of one to four family residential property units, provided the borrower uses one of the units on the property as such borrower's principal residence. Generally, we will invest in loans for up to 75% of value of the property.

Bridge Loans.    Loans invested in by us may be bridge loans. Such loans provide interim financing (generally up to 12 months) to enable commercial borrowers to qualify for permanent refinancing. We will review the appraisal of the value of the property and will generally invest in loans of up to 75% of that value.

Collateral

The types of collateral that will secure the loans brokered by us include a first deed of trust, a second deed of trust or a leasehold interest.

First Deed of Trust. Loans invested in by us may be secured by a first deed of trust. Thus we will have rights as a first mortgage lender of the collateralized property.

Second Deed of Trust. Loans invested in by us may be in second mortgage loans or in wraparound mortgage loans. In a second mortgage loan, the rights of the lender (such as the right to receive payment on foreclosure) will be subject to the rights of the first mortgage lender. In a wraparound loan, the lender's rights will be comparably subject to the rights of a first mortgage lender, but the aggregate indebtedness evidenced by the loan documentation will be the first mortgage loan plus the new funds the lender invests. The lender would receive all payments from the borrower and forward to the senior lender its portion of the payments the lender receives.

Leasehold Interest. Loans invested in by us may be in loans where the collateral is an interest in a lease.

Prepayment Penalties and Exit Fees

Based on our Manager's historical experience, we anticipate that approximately 50% of the loans we invest in will not contain prepayment penalties or exit fees. If our loans are at a high rate of interest in a market of falling interest rates, the failure to have a prepayment penalty provision or exit fee in the loan allows the borrower to refinance the loan at a lower rate of interest, thus providing a lower yield to us on the reinvestment of the prepayment proceeds. However, these loans will usually be written with relatively high minimum interest rates, which we would expect to minimize the risk of lower yields.

Balloon Payment

We anticipate that approximately 90% of the loans we invest in or purchase will require the borrower to make a "balloon payment" of the principal amount upon maturity of the loan. There are no specific criteria used in evaluating the credit quality of borrowers for mortgage loans requiring balloon payments. Furthermore, a substantial period of time may elapse between the review of the financial statements of the borrower and the date when the balloon payment is due. As a result, there is no assurance that a borrower will have sufficient resources to make a balloon payment when due. To the extent that a borrower has an obligation to pay mortgage loan principal in a large lump sum payment, its ability to repay the loan may be dependent upon its ability to sell the property, obtain suitable refinancing or otherwise raise a substantial amount of cash. As a result, these loans involve a higher risk of default than loans where the principal is paid at the same time as the interest payments over an extended period of time.

Repayment of Mortgages on Sales of Properties

We may require a borrower to repay a mortgage loan upon the sale of the mortgaged property rather than allow the buyer to assume the existing loan. We will require repayment if we determine that repayment appears to be advantageous to us based upon current interest rates, the length of time that the loan has been held by us, the creditworthiness of the buyer and our objectives. When a loan is repaid, we will have full discretion to either invest the net proceeds in new mortgage loans, hold the net proceeds as cash, or distribute them to unit holders. These net proceeds will also include the principal of a loan deemed to be repaid for tax purposes as a result of the nature of a loan modification or loan extension. Capital transactions include payments of principal, foreclosures and prepayments of mortgages, to the extent classified as a return of capital under the Internal Revenue Code, and any other disposition of a mortgage or property.

 Adjustable Rate Loans

Adjustable rate loans originated by our Manager may use as indices the one (1) and 10-year Treasury Constant Maturity Index, the Prime Rate Index, LIBOR, and the Monthly Weighted Average Cost of Funds Index for Eleventh District Savings Institutions (Federal Home Loan Bank Board). Our Manager may negotiate spreads over these indices of 3% to 8%, depending upon market conditions when the loan is made.

It is possible that the interest rate index used in an adjustable rate loan will rise (or fall) more slowly than the interest rate of other loan investments available to us. Our Manager attempts to minimize this interest rate differential by tying adjustable rate loans to indices that are sensitive to fluctuations in market rates. Additionally, most adjustable rate loans will contain provisions under which the interest rate cannot fall below the initial rate.

Interest Rate Caps

All our adjustable rate loans will have interest rate caps. We anticipate that the interest rate cap will be a ceiling that is 5-8% above the starting rate with a floor rate equal to the starting rate. For these loans there is the risk that the market rate may exceed the interest cap rate.

Adjustable rate loans of five (5) to 15-year maturities are not assumable without the prior consent of our Manager. We do not expect to invest in or purchase a significant amount of other assumable loans. To minimize our risk, any borrower assuming an existing mortgage loan will be subject to the same underwriting criteria as the original borrower.

Escrow Conditions

Our loans will often be funded by us through an escrow account held by a title insurance company, subject to the following conditions:

•
Borrowers will obtain title insurance coverage for all loans, with the title insurance policy naming us as the insured and providing title insurance in an amount at least equal to the principal amount of the loan. Title insurance insures only the validity and priority of our deed of trust, and does not insure us against loss by other causes, such as diminution in the value of the security property.

•	Borrowers will obtain fire and casualty insurance for all loans secured by improved real property, naming us as loss payee in an amount sufficient to cover the replacement cost of improvements.

•
All insurance policies, notes, deeds of trust or mortgages, escrow agreements, and any other loan document for a particular transaction will name us as payee and beneficiary. Real estate loans will not be written in the name of our Manager or any other nominee.

Borrowing

Under circumstances deemed appropriate by our Manager, we may incur indebtedness. Once we begin acquiring our loan portfolio, we could borrow money:

•	to finance our investments in real estate loans;

•	to prevent a default under real estate loans that are senior to our real estate loans;

•	to discharge senior mortgage loans if this becomes necessary to protect our investment in real estate loans; or

•	to operate or develop a property that we acquired under a defaulted loan.

At no time will our indebtedness exceed 60% of the fair market value of our real estate loans. This indebtedness may be with recourse to our assets. In addition, we may enter into structured arrangements with lenders in order to provide them with a senior position in real estate loans we might jointly fund. For example, we might establish a wholly-owned special purpose limited liability company which would borrow funds from an institutional lender under an arrangement where the resulting real estate loans would be assigned to a trust, and the trust would issue a senior certificate to the institutional lender and a junior certificate to the special purpose limited liability company. This would assure the institutional lender of repayment in full prior to our receipt of any repayment on the jointly funded real estate loans. We have no present commitment with respect to any potential borrowing. If we borrow additional funds for the purpose of making loans, we will use the proceeds from that borrowing to directly fund those loans. It is not our intention to match the maturities or the interest rates of any borrowings with the maturity or interest rate of the loans that they fund. In addition, we will not engage in securitizations and investments in subordinated mortgage backed securities.

No Trust or Investment Company Activities

We have not qualified as a real estate investment trust under the Internal Revenue Code, and therefore we are not subject to the restrictions on its activities that are imposed on real estate investment trusts. We intend to conduct our business so that we are not an "investment company" within the meaning of the Investment Company Act of 1940. Finally, we intend to conduct our business so that we are not to be deemed a "dealer" in mortgage loans for federal income tax purposes and are not deemed to be a "taxable mortgage pool" for federal income tax purposes.

Various Other Policies and Procedures

Without approval of a majority of the holders of outstanding units, we will not:

•	issue securities that are senior to the units or issue any units or other securities for other than cash;

•	invest our assets in the securities of other issuers for the purpose of exercising control, except when exercising our rights as a secured lender;

•	underwrite securities of other issuers;

•	discontinue providing our unit holders with the reports described in this prospectus;

•	offer units in exchange for property; or

•	invest in any offering by our Manager or any of its affiliates.

Competition and General Economic Conditions

There are hundreds of commercial banks, insurance companies, mortgage brokers, pension funds and other institutional lenders competing to make the type of loans in which we invest. There is no dominant competitor in this sector. For the past few years, the institutional lenders have not been as active in the commercial mortgage market as in prior years. Recently, however, many major institutional lenders have re-entered the commercial mortgage market due to a stronger economy, stabilized or increased property values and leasing rates, and the decrease in demand for residential loans. As a result, we anticipate competition for investments in mortgages secured by commercial properties, which creates pressure on lenders to lower interest rates. Consequently, we may not be able to obtain as high interest rates on mortgage investments as we would otherwise obtain, which would affect our revenues and the distributions our unit holders receive.

Regulation

Our operations are conducted by our Manager. Our Manager's operations as a mortgage company are subject to extensive regulation by federal, state and local laws and governmental authorities. Our Manager conducts its real estate mortgage business under a license issued by the California Department of Real Estate and provides mortgage banking services. Under applicable

California law, the division has broad discretionary authority over our Manager's activities, including the authority to conduct periodic regulatory audits of all aspects of our Manager's operations.

We and our Manager are also subject to the Equal Credit Opportunity Act of 1974, which prohibits creditors from discriminating against loan applicants on the basis of race, color, sex, age or marital status, and the Fair Credit Reporting Act of 1970, which requires lenders to supply applicants with the name and address of the reporting agency if the applicant is denied credit. We are also subject to various other federal and state securities laws regulating the issuance and sale of securities, as well as ERISA.

Should we or our Manager not adhere to these regulations, we could face potential disciplinary or other civil action that could have a material adverse effect on our business.

Loans

General

Our loans will all be secured by deeds of trust and/or mortgages on real property, including but not limited to, mortgage and construction loans on single family homes, multiple unit residential property (such as apartment buildings), commercial property (such as stores, shops, warehouses, churches and offices), and unimproved land (including land with entitlements and without entitlements). In addition to deeds of trust and/or mortgages, other forms of collateral may also be used to secure loans, including but not limited to: cross-collateralized property (i.e. deeds of trust and/or mortgages securing multiple properties), personal guarantees, irrevocable letters of credit, assignments of certificates of deposit, assignments of stock or partnership interests, and UCC-1 Financing Statements encumbering personal property.

The use of loan proceeds by the borrower will not generally be restricted, though those loans for construction purposes will be limited to building, remodeling, and/or development to enhance the property securing the loan. If a loan is for construction, rehabilitation, or development of the subject property, the loan will be directly secured by a deed of trust encumbering the property being improved, rehabilitated, or developed.

Portfolio of Real Estate Loans

We anticipate investing approximately 80% of our assets in secured first mortgages and 20% in second mortgage loans. Our second mortgage investments are riskier because our rights will be subject to the rights of the first mortgage lender.

Our Manager estimates that the size of our real estate loans will range from $500,000 to $25 million and that the average size of our loans will be $3 million to $10 million. Most of our loans will have terms of one (1) to seven (7) years. We anticipate investing approximately 25% of our assets in construction loans and approximately 25% of our assets in unimproved land loans. In addition, we expect to invest approximately 20% of our assets in commercial property loans, 20% in acquisition and development loans and 10% in residential property loans.

We anticipate that approximately 90% of our loans will provide for payments of interest only with a “balloon payment" of principal payable in full at the end of the term. We also anticipate investing approximately 10% of our assets in bridge loans which provide interim financing (generally up to 12 months) to enable borrowers to qualify for permanent refinancing. The “balloon payment” loans and bridge loans in which we invest are riskier because they are non-investment grade loans made to borrowers whose ability to make repayment depends on their ability to refinance the loan or develop the property so they can refinance. We will review the appraisal of the value of the property and will generally invest in loans of up to 75% of that value and, in circumstances where borrowers are willing to pay a premium interest rate of 5% or more above market rate, our bridge loans may provide for interest to accrue and be payable together with the principal amount at maturity. However, there is no specific criteria that is used in evaluating the creditworthiness of balloon loan borrowers. Under circumstances where our Manager deems appropriate, we may acquire loans of the character described above that are in default, are non-performing or are delinquent.

In addition to those policies contained in this prospectus and the Operating Agreement, our Manager may establish written policies on loans and borrowings. Our principal investment objectives are to:

•	Produce revenues from the interest income on our real estate loans;

•	Provide monthly cash distributions to our unit holders from the net income earned on our real estate loans;

•	Preserve and return capital contributions to our unit holders; and

•	Reinvest to the extent permissible payments of principal and proceeds of prepayments, sales and insurance proceeds, net of expenses.

There can be no assurance that we will achieve these objectives or that our capital will not decrease. Our Manager may change the overall investment strategy, subject to the fiduciary obligations that it owes to all members. However, our Manager may not change the investment objectives above, except upon majority approval. Our Manager has no authority to do anything that would impair our ability to carry on our ordinary business in funding real estate loans. Investors in units will not be given copies of the documents associated with our loans for their review prior to or after making their investment in units.

Priority of Mortgages

We anticipate investing approximately 80% of our assets in secured first mortgages. Other mortgages that we invest in on the security property will not be junior to more than one other mortgage. The only subordinated mortgages we currently intend to invest in at this time are second mortgages, although in the future we may invest in wraparound, or all-inclusive, mortgages.

Loan-to-Value Ratio

We do not anticipate that the amount of our loan combined with the outstanding debt secured by a senior mortgage on a security property will exceed the following percentage of the appraised value of the security property:

Type of Secured Property	Loan-to-Value Ratio
Residential (homes, condominiums and apartment buildings)	75%
Improved Residential Lots	65%
Unimproved Land	55%
Commercial/Industrial/Churches	70%
Property Under Development/Construction Loan	70% (of anticipated post-development value)
Leasehold Interest	60% (of value of leasehold interest)

Our Manager, in its discretion, may increase any of the above loan-to-value ratios if a given loan is supported by credit adequate to justify a higher loan-to-value ratio, including personal guarantees. Occasionally, our collateral may include personal property as well as real property. We do not have specific requirements with respect to the projected income or occupancy levels of a property securing our investment in a particular loan. These loan-to-value ratios will not apply to financing offered by us to the purchaser of any real estate acquired through foreclosure, or to refinance an existing loan that is in default when it matures. In those cases, our Manager, in its sole discretion, shall be free to accept any reasonable financing terms it deems to be in our best interest. Nevertheless, in no event will the loan-to-value ratio on any loan exceed 80% of the independently appraised completed value of the property. The target loan-to-value ratio for our loan portfolio as a whole is approximately 65%.

We will receive an independent appraisal for each property that is to be security for our loans. Copies of these appraisals will be available for review by our unit holders at the offices of our Manager for a period of six (6) years. We will retain appraisers who will be licensed or qualified as independent appraisers and be certified by or hold designations from one or more of the following organizations: the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the National Association of Review Appraisers, the Appraisal Institute, the Society of Real Estate Appraisers, M.A.I., Class IV Savings and Loan appraisers, or from among appraisers with other qualifications acceptable to our Manager. However, appraisals are only estimates of value and cannot be relied on as measures of realizable value. An employee or agent of our Manager will review each appraisal report and will conduct an exterior physical inspection for each property. An exterior physical inspection includes an assessment of the subject property, the adjacent properties and the neighborhood, but does not include entering any structures on the property.

Construction Mortgage Loans

We anticipate that we will invest in construction loans other than home improvement loans on residential property, subject to the following guidelines:

•	We do not anticipate that the loan-to-value ratio on construction loans in which we invest will exceed 70% of the independently appraised, completed value of the security property.

Terms of Mortgage Loans

Most of our loans will be for one (1) to seven (7) years. We anticipate that approximately 90% of our loans will provide for payments of interest only with a “balloon payment” of principal payable in full at the end of the term.

Escrow Conditions

Our loans will often be funded by us through an escrow account held by a title insurance company, subject to the following conditions:

•
Borrowers will obtain title insurance coverage for all loans, with the title insurance policy naming us as the insured and providing title insurance in an amount at least equal to the principal amount of the loan. Title insurance insures only the validity and priority of our deed of trust, and does not insure us against loss by other causes, such as diminution in the value of the security property.

•	Borrowers will obtain fire and casualty insurance for all loans secured by improved real property, naming us as loss payee in an amount sufficient to cover the replacement cost of improvements.

•
All insurance policies, notes, deeds of trust or mortgages, escrow agreements, and any other loan document for a particular transaction will name us as payee and beneficiary. Real estate loans will not be written in the name of our Manager or any other nominee.

Assignment of Mortgage Investments from Affiliates

Our affiliates, including our Manager, may assign real estate loans to us for a price not in excess of the par value of the loan or its fair market value, whichever is lower, plus allowable fees and expenses, but without the allowance of any other compensation for the loans. Except for the compensation paid to our Manager described elsewhere in this prospectus, any affiliate from which we receive real estate loans will remit to us all income earned on the real estate loan subsequent to its assignment.

Purchase of Promissory Notes/Note Hypothecation

We may also acquire real estate loans secured by assignments of secured promissory notes. These real estate loans must satisfy our stated investment standards, including our loan-to-value ratios, and also may not exceed 80% of the principal amount of the assigned note. For example, if the property securing a note we acquire is commercial property, the loan amount must not exceed 75% of the appraised value of the property, and the loan will not exceed 80% of the principal amount of the assigned note. For real estate loans secured by promissory notes, we will rely on the appraised value of the underlying property, as determined by an independent written appraisal, which was conducted within the preceding 12 months. If an appraisal was not conducted within that period, then we will arrange for a new appraisal to be prepared for the property.

Participation With Other Lenders Including Affiliates

We may also participate in loans with other lenders, including affiliates, by providing funds for or purchasing an undivided interest in a loan meeting our investment guidelines described above. We would be more likely to participate in loans if, for example:

•	We did not have sufficient funds to invest in an entire loan;

•	We received offering proceeds that were insufficient to adequately diversify our portfolio; or

•
Our Manager originated a loan that fit within our investment guidelines, but it would constitute more than 20% of our anticipated capital contribution or otherwise be disproportionately large given our existing portfolio.

We will participate in loans with non-affiliates if we acquire a controlling interest, alone or with any of our affiliates meeting the requirements below, in such participation. A controlling interest would enable us to direct or cause the direction of the management and policies of such participation, which would include the authority to:

•	review all material contracts;

•	cause a sale of the mortgage or our interest therein subject in certain cases to limitations imposed by the participation agreement between the parties;

•	approve budgets and major capital expenditures, subject to a stated minimum amount;

•	veto any sale of a mortgage, or alternatively, to receive a specified preference on sale or proceeds; and

•	exercise a right of first refusal on any desired sale by a participant of its interest in a loan except for transfer to its affiliate.

In the event of participation with a publicly registered affiliate, the investment objectives of the participants shall be substantially identical. There shall be no duplicate fees. The compensation to the sponsors must be substantially identical, and the investment of each participant must be on substantially the same terms and conditions. Each participant shall have a right of first refusal to buy the other's interest if the co-participant decides to sell its interest. We will not give our Manager or any of their affiliates any consideration similar to rebates or give-backs or enter into reciprocal arrangements with our Manager or its affiliates that might be entered into in lieu of participations.

Reserve Fund

We will establish contingency working capital reserves of approximately 3% of the gross proceeds from the sale of units in our public offering to cover our unexpected cash needs.

 Credit Evaluations

Before making a loan, our Manager must first determine that a borrower has sufficient equity in the security property to meet the loan-to-value ratios described above. Our Manager may also consider the income level and creditworthiness of a borrower to determine its ability to repay the loan.

Sale of Mortgage Investments

Although our Manager has no plan to do so, our Manager may sell our real estate loans or interests in our loans to either affiliates or non-affiliated parties when our Manager believes that it is advantageous to us to do so. However, as noted elsewhere in this prospectus, we do not expect that the loans will be marketable or that a secondary market will ever develop for them. In addition, we will not sell our real estate loans to our Manager.

Employees

We do not have any employees. As of December 31, 2006, our Manager, Point Center Financial, Inc., employed 60 personnel. Of these employees, eight (8) were employed to identify, arrange, and service loans and 47 performed general and administrative as well as information technology and marketing functions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

Assuming the sale of substantially all of the units being offered by us, we anticipate investing approximately 80% of our assets in secured first mortgages and 20% in second mortgage loans. Our second mortgage investments are riskier because our rights will be subject to the rights of the first mortgage lender.

Most of our loans will have terms of one (1) to seven (7) years. We anticipate investing approximately 25% of our assets in construction loans and approximately 25% of our assets in unimproved land loans. In addition, we expect to invest approximately 20% of our assets in commercial property loans, 20% in acquisition and development loans and 10% in residential property loans.

We anticipate that approximately 90% of our loans will provide for payments of interest only with a “balloon payment” of principal payable in full at the end of the term. We also anticipate investing approximately 10% of our assets in bridge loans which provide interim financing (generally up to 12 months) to enable borrowers to qualify for permanent refinancing. The

“balloon payment” loans and bridge loans in which we invest are riskier because they are non-investment grade loans to made to borrowers whose ability to make repayment depends on their ability to refinance the loan or develop the property so they can refinance. We will review the appraisal of the value of the property and will generally invest in loans of up to 75% of that value and, in circumstances where borrowers are willing to pay a premium interest rate of 5% or more above market rate, our bridge loans may provide for interest to accrue and be payable together with the principal amount at maturity. However, there is no specific criteria that is used in evaluating the creditworthiness of balloon loan borrowers. Under circumstances where our Manager deems appropriate, we may acquire loans of the character described above, that are in default, are non-performing or are delinquent. All of these loans are described in greater detail in the pages under the heading “Types of Loans We Intend to Invest In.”

California, as well as many other real estate markets around the country, has continued to enjoy a steady rise in property values, and with the current interest rates being low, investments in real estate by both property owners and as mortgage lenders are very attractive. As interest rates rise our industry will be in competition with institutional lenders, because the margin between institutional cost of funds and our cost of funds will lessen. We act as an interim lender with maturities of from one (1) to seven (7) years and the majority of our loans will have fixed rates of interest. Therefore, even in the event of a rise in institutional interest rates, we anticipate that our borrowers will still be able refinance or sell their property in a timely manner to facilitate the repayment of our loans. We also expect that the residential market will be most affected by a rise in interest rates and, since we are primarily commercial lenders, we will be less affected. In the early 1990’s when California experienced a dramatic drop in real estate values, we saw that most of the problems in our industry were with the junior loans. Since we will primarily make 1st position loans with substantial equity requirements, in the event of a drop in real estate values, we believe that our loan-to-value ratios will be sufficient to minimize the number of problem loans we might experience.

Twelve Month Plan of Operation

During the next 12 months, assuming the continued sale of units to non-affiliates in our offering, we plan to invest in real estate loans where our collateral is real property located throughout the United States. Upon the sale of these units, our Manager will select real estate loans for us and will also assist us by obtaining, processing and managing these loans for us. The number of loans in which we invest will depend upon the gross proceeds raised in this Offering. If we sell the maximum number of units, we anticipate investing in a combination of several hundred real estate loans. We believe that we will have an adequate number of opportunities to invest in real estate loans nationwide. To sufficiently diversify our loan portfolio, our Manager anticipates that we need to raise between $30 million and $100 million from investors.

We believe that our expectations with respect to raising $500,000,000 in proceeds from the offering are reasonable based upon our Manager’s history of raising private capital, originating loans and its recent investments in company infra-structure, including but not limited to staffing, technology, printing equipment, and marketing. We anticipate that our increased marketing through this public offering will result in substantial opportunities for prospective investors to purchase our units. Currently, our Manager’s capital for making loans through the 4 (four) investment programs that it manages is limited to investors who are residents of the State of California under private intrastate securities offerings. None of our Manager’s investors have been solicited through third party underwriters or dealers. Because our Manager has experienced substantial success with its existing marketing program for the solicitation of investors, we believe that we can duplicate this success in California and in other states through our public offering.

We do not anticipate hiring any employees, acquiring any fixed assets like office equipment or furniture, or incurring material office expenses during the next 12 months because we will be utilizing our Manager’s personnel and office equipment. We will pay our Manager a flat, annual management fee of up to 1% of our aggregate capital contributions and a loan administration fee of 1.5% of the loan balance of our portfolio.

We may also establish a line of credit for future use and may enter into financing arrangements with institutional lenders to expand our portfolio of real estate loans.

Most of our assets will be fixed and adjustable rate secured real estate loans. We will not engage in hedging transactions or acquire derivative instruments in an effort to mitigate risks of interest rate changes. While we believe such hedging transactions are not necessary in light of the short-term nature of our investments, failure to engage in hedging transactions may expose us to losses if there are significant changes in prevailing interest rates.

Our future operating results will depend upon our ability to promptly identify and invest in mortgage loans which generate interest income. To the extent that we are unable to identify and make such investments or are delayed in making such investments, our operating results will suffer. In addition, defaults by borrowers or unexpected expenses would adversely effect our income and reduce the funds we have available to distribute to our members.

Our sole business, making loans secured by real estate, is particularly vulnerable to changes in macroeconomic conditions. Any significant decline in economic activity, particularly in the geographical markets in which we concentrate our loans, could result in a decline in real estate values and a decline in the demand for real estate development loans. In addition, a general decline in the economy could result in an increase in loan defaults.

Any such measures could reduce our cash flow and the funds we have available to distribute. In order to stay fully invested during a period of declining demand for real estate loans, we may be required to make loans on terms less favorable to us or to make loans involving greater risk to us. Declines in economic activity are often accompanied by a decline in prevailing interest rates. Although our lending rates are not directly tied to the Federal Reserve Board’s discount rate, a sustained and widespread decline in interest rates will impact the interest we are able to earn on our loans. In the case of our loans that do not have prepayment penalties, declining interest rates may also cause our borrowers to prepay their loans and we may not be able to reinvest the amounts prepaid in loans generating a comparable yield. Moreover, any significant decline in economic activity could adversely impact the ability of our borrowers to complete their projects and obtain take out financing. This in turn could increase the level of defaults we may experience.

Our operating results will be affected primarily by: (i) the amount of capital we have to invest in mortgage loans, (ii) the level of real estate lending activity in the markets we service, (iii) our ability to identify and work with suitable borrowers, (iv) the interest rates we are able to charge on our loans, and (v) the level of foreclosures and related loan losses which we may experience. These funds, subject to a 3% working capital reserve, will constitute the bulk of the funds we have available for investment in mortgage loans. While we may borrow up to 60% of the value of our loan portfolio to make additional loans, we do not have any current commitment or arrangement in place to obtain such borrowing.

The lower interest rates would diminish the interest rates we can charge on our loans. In addition, our operating results would be adversely affected by loans that go into default and become non-performing assets. A weakening economy or wrong credit decisions by our Manager may result in non-performing assets. If the economy weakens and our borrowers who develop and sell real estate projects are unable to complete their projects or obtain takeout financing or are otherwise adversely impacted, we may experience an increase in loan defaults which may reduce the amount of funds we have for distribution to our members. Such conditions may also require us to restructure loans in order to enhance their collectibility.

We will generally be using appraisals prepared on an “as-if developed” basis in connection with construction and development loans, and we hope to retain sufficient cushion in the underlying equity position to protect the value of our loan in the event of a default. Nevertheless, no assurances can be given that a marked increase in loan defaults accompanied by a rapid decline in real estate values will not have a material adverse effect upon our financial condition and operating results.

Historically, our Manager has focused its operations on California and certain western states. Because our Manager has a significant degree of knowledge with respect to the real estate markets in such states, it is likely most of our loans will be concentrated in such states. Such geographical concentration creates greater risk that any downturn in such local real estate markets could have a significant adverse effect upon our results of operations.

Total Revenues

Revenues as of December 31, 2006 were $361,306 from interest income, including interest receivable on real estate loans. While there has been a general increase in interest rates in the U.S., such increases have not yet affected our operating results and it is not clear when, if ever, higher interest rates might impact our revenues.

Total Expenses

As of December 31, 2006, total expenses were approximately $112,272, including accrued loan servicing and management fees. Until July 1, 2006, our Manager agreed to waive this fee. Management fees of $27,695 were paid to our Manager as of December 31, 2006, and management fees of $9,925 had been accrued as of that date.

Distributions to Members

As of the date of this prospectus, we have made distributions of $18,786,647, including $317,810 of reinvested distributions, which would otherwise have been paid to our reinvesting members. Through December 31, 2006, members have realized an internal rate of return on their investments of approximately 7.4%. However, as of December 31, 2006, the blended gross portfolio yield on our loans is 11.89%, with an estimated net yield to our members of 9.0%.

Investments in Mortgage Loans

As of March 31, 2007, we had investments in 25 mortgage loans secured by real estate totaling $18,130,939 with a weighted average contractual interest rate of 12.30%. These mortgage loans have contractual maturities ranging from 2006 through 2011.

Investments in mortgage loans as of March 31, 2007 are as follows:

Loan Type	Number of Loans	Balance	Weighted Average Interest Rate	Portfolio Percentage	Weighted Loan-to-Value **
Land	11	$6,681,460	12.56%	36.85%	53.72%
Commercial	9	6,011,350	11.79%	33.16	47.80%
Construction	5	5,438,129	12.54%	29.99%	63.62%
Residential	0	-0-	-0-%	-0-%	-0-%
Acquisition and Development	0	-0-	-0-%	-0-%	-0-%%
Bridge	0	-0-	-0-%	-0-%	-0-%
Totals:	$25	$18,130,939	12.30%	100.00%	54.02%

*
Loan-to-Value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. Such appraisals, which may be commissioned by the borrower, are generally dated no greater than 12 months prior to the date of loan origination. The appraisals may be for the current estimate of the “as-if developed” value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. “As-if developed” values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, selection by a purchaser against multiple alternatives, and successful development by the purchaser upon which development is dependent on availability of financing. As most of the appraisals will be prepared on an “as-if developed” basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of the loan.

The following is a schedule of investments in mortgage loans by lien position. Up to 20% of our loans are currently expected to be secured by second deeds of trust based upon the total offering of $500 million. From time to time, until the offering is complete, the percentage of second mortgages we invest in may exceed 20%.

Loan Type	March 31, 2007	Portfolio Percentage
First Mortgages	$18,130,939	100%
Second Mortgages	-0-	0%
Portfolio Total:	$18,130,939	100%

The following is a schedule of contractual maturities of investments in mortgage loans as of March 31, 2007:

Year	Maturity Amount
2007	$6,282,722
2008	$8,370,486
2009	$375,200
2010	$-0-
2011	$3,102,531
Total:	$18,130,939

The following is a schedule by geographic location of investments in mortgage loans as of March 31, 2007:

State	March 31, 2007 Balance	Portfolio Percentage
Arizona	$1,592,154	8.78%
California	4,992,195	27.53%
Connecticut	78,507	0.43%
Florida	375,200	2.07%
Georgia	1,978,527	10.91%
Indiana	1,080,690	5.96%
Michigan	801,000	4.42%
North Carolina	150,000	0.83%
New York	1,112,539	6.14%
Tennessee	501,929	2.77%
Texas	1,649,161	9.10%
Utah	3,071,450	16.94%
Virginia	747,767	4.12%
Total:	$18,130,939	100.00%

We have six (6) mortgage loan products consisting of bridge, commercial, construction, acquisition and development, land, and residential loans. The effective interest rates on all product categories range from 9.95% to 13.0%. Revenue by product will fluctuate based upon relative balances during the period.

Our Manager has evaluated the collectibility of the loans in our portfolio in light of the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. We do not currently have any non-performing loans. No allowances for loan losses were deemed necessary as of December 31, 2006.

Decisions regarding an allowance for loan losses require management’s judgment. As a result, there is an inherent risk that such judgment will prove incorrect. In such event, actual losses may exceed (or be less than) the amount of any allowance. To the extent that we experience losses greater than the amount of the allowance, we may incur a charge to earnings that will adversely affect our operating results and the amount of any cash available for distribution.

Our Manager often grants extensions on loans pursuant to the terms of the original loan agreements, which permit extensions by mutual consent. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take out financing. However, our Manager only grants extensions when a borrower is in full compliance with the terms of the loan, including but not limited to the borrower’s obligation to make interest payments on the loan. As of December 31, 2006, we had one investment in a loan that had been extended. The aggregate amount due from borrowers whose loans had been extended as of December 31, 2006, was $758,441. Our Manager concluded that no allowance for loan loss was necessary with respect to these loans as of December 31, 2006.

Related Party Transactions

From time to time we may acquire or sell investments in real estate loans from/to our Manager or other related parties pursuant to the terms of our Operating Agreement provided the price does not exceed the original cost. No gain or loss is recorded on these transactions, as it is not our intent to make a profit on the purchase or sale of such investments. The purpose is generally to diversify our portfolio by syndicating loans, thereby providing us with additional capital to make additional loans.

Transactions with Our Manager

We pay a loan servicing fee to our Manager to service the loans we make, to protect our interest in and enforce its rights under the loans, deeds of trust and any other loan documents and if necessary, to manage, refinance or sell the real property that secures our loans. The monthly servicing fee is 0.125% (1.5% annually) of the outstanding principal amount of all loans being serviced, and is withheld from the monthly borrower payments. As of December 31, 2006, we recorded loan servicing fees to our Manager totaling $44,046.

Our Manager will receive 50% of any late charges, penalty interest and prepayment premiums on our loans. For the year ended December 31, 2006, we recorded late fee income to our Manager of $340.

We will also pay our Manager a conditional annual program management fee of 1% of the aggregate annual capital contributions we receive from the sale of units in our public offering. This fee will be paid monthly to the Manager out of available cash flow from our loan portfolio. This fee will accrue, without interest, and be payable only at such times as available cash exists. Until July 1, 2006, our Manager agreed to waive this fee. Management fees of $27,695 were paid to our Manager as of December 31, 2006, and management fees of $9,925 had been accrued as of that date.

In addition, our Manager will receive a brokerage fee of up to 3% of proceeds received upon the resale of any property acquired through loan foreclosures where our Manager substantially contributes to the sale. As of December 31, 2006, none of these fees were accrued or paid.

Transactions with Other Programs and Other Related Parties

As of December 31, 2006, seventeen (17) of the nineteen (19) loans in our portfolio represent purchases of undivided interests in loans where our Manager also invested directly; invested funds from other programs controlled or managed by our Manager; and/or invested funds from other private parties under a permitted fractional note offering for California residents or entities where their primary place of business is California. The remaining two (2) loans were invested in solely by us.

Capital and Liquidity

Other than an approximately 3% working capital reserve, we will use most of our available funds to invest in real estate loans. Liquidity is the ability to meet potential cash requirements, including lending commitments and general operating expenses.

Net income generated from our loans is paid out to our members unless they have elected to reinvest their distributions in additional units. Our Manager will pay and will not be reimbursed for all of our general or administrative overhead expenses, such as labor, rent, supplies, etc., in connection with managing our operations. Therefore, we do not anticipate hiring any employees, acquiring fixed assets such as office equipment or furniture, or incurring material office expenses during the next 12 months.

Because we will distribute most or all of our net income, our sources of liquidity include: proceeds from the continuing sale of units in our public offering, repayments of outstanding loans, distribution reinvestments by our members, portfolio leveraging, and arrangements with third parties to participate in our loans.

We rely primarily upon repayment of outstanding loans and raising new capital to provide capital for investment in new loans. Any significant level of defaults on outstanding loans could reduce the funds we have available for investment in new loans. Resulting foreclosure proceedings may not generate full repayment of our loans and may result in significant delays in the return of invested funds. This would diminish our capital resources and would impair our ability to invest in new loans. Additionally, if there is a downturn in the economies in which we invest in real estate, the level of rents we can charge to lease our properties can diminish our capital resources and would diminish our ability to invest in new properties or service any related debt.

Off-Balance Sheet Transactions

We do not currently have any interest in any special purpose entities, which are not reflected on our balance sheet nor do we have any commitments or obligations, which are not reflected on our balance sheet. We do not have any interest in derivative contracts.

CRITICAL ACCOUNTING POLICIES

Interest Income

Interest income on loans is accrued by the effective interest method. Generally, interest and payments are due monthly on the first day of each month. Interest is generally prorated to the first day of the month following the closing of the loan escrow. We do not recognize interest income from loans once they are determined to be impaired. A loan is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the loan has been foreclosed upon and we become the owner of the property which secured the loan.

Investments in Mortgage Loans

Investments in mortgage loans are secured by trust deeds and mortgages. Generally, all of our mortgage loans require interest only payments with a balloon payment of the principal at maturity. We have both the intent and ability to hold mortgage loans until maturity and, therefore, mortgage loans are classified and accounted for as held for investment and are carried at amortized cost. Loan-to-value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. The appraisals may be for the current estimate of the “as-if developed” value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. As-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes and timely successful development by the purchaser. As most of the appraisals will be prepared on an as-if developed basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of the loan.

Real Estate Held For Sale

Real estate held for sale includes real estate acquired through foreclosure and is carried at the lower of cost or the property’s estimated fair value, less estimated costs to sell. We seek to sell properties acquired through foreclosure as quickly as circumstances permit. The carrying values of real estate held for sale are assessed on a regular basis from updated appraisals, comparable sales values or purchase offers.

Allowance for Losses on Trust Deed Notes Receivable

For trust deed notes receivable, an allowance for loan losses is established based on our estimate of losses inherent and probable as of the balance sheet date. We evaluate the adequacy of the allowance giving consideration to factors such as the value of the underlying collateral, current performance of the loans, extent and nature of delinquencies, credit characteristics of the portfolio, and the general economic environment. Using historical experience and taking into consideration the factors above, we estimate an allowance for loan losses, which is believed to be adequate for known and inherent losses in the portfolio of trust deed notes receivable. Provision for losses is charged to the statement of operations. Losses incurred on trust deeds are charged to the allowance.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles accepted in the United States of America requires us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Related Party Transactions

Our Manager has borne the costs of our organizational and offering fees, which included legal expenses, printing costs, selling expenses, and the filing fees paid to the Securities Exchange Commission and the various states. Our Manager realizes the following types of compensation and cost:

•	Loan brokerage commissions and loan origination fees;

•	Real estate commissions paid to our Manager upon resale of any property acquired through foreclosure; and

•
Loan servicing fees paid to our Manager to service the loan portfolio, to protect our interest in and enforce their rights under the secured notes, deeds of trust and any other loan document and if necessary, to manage, refinance or sell the property.

•	Conditional management fee of 1% annually upon all capital contributions, paid to our Manager.

We will bear the following costs:

•	Annual tax preparation fee;

•	Accounting and auditing fees;

•	Legal fees; and

•	Other reports required by agencies governing our business activities.

MANAGEMENT

Our Manager

Our business is managed by our Manager, Point Center Financial, Inc. The telephone number for our Manager’s offices is (949) 661-7070 or (800) 544-8800. Our Manager is a mortgage broker licensed in the State of California and the State of Arizona, which also performs mortgage banking services. Our Manager is a private California corporation that is solely owned by Dan J. Harkey.

Our Manager manages and controls our affairs and has responsibility and final authority in almost all matters affecting our business. We do not have any employees and we do not have an independent board of directors. Our Manager’s duties include dealings with members, accounting, tax and legal matters, communications and filings with regulatory agencies and all other needed management and operational duties. Additionally, because Dan Harkey owns all of the stock of our Manager, Mr. Harkey may be deemed to control our activities through our Manager.

As our only Manager, Point Center Financial, Inc., has complete authority and responsibility for:

•	evaluating and choosing our real estate loans investments;

•	deciding what agreements we will enter into and whether we will enter into joint ventures with other companies to invest in real estate loans;

•	originating, servicing and managing our real estate loans; and

•	managing all our other operations.

Notwithstanding that our Manager has the broad authority described above, neither our Manager directly nor Mr. Harkey indirectly may do any of the following:

•	impair our ability to carry on or change the nature of our business;

•	admit another manager without prior approval of a majority of the outstanding units;

•	sell all or over 50% of our assets or dissolve us without prior majority approval of the outstanding units; or

•	anything else not permitted in the Operating Agreement.

You have no right to participate in the management or control of our business or affairs other than to exercise the limited voting rights provided for members in the Operating Agreement. Our Manager has primary responsibility for the initial selection, evaluation and negotiation of our real estate loans. Our Manager will provide all executive, supervisory and administrative services for our operations, including servicing the real estate loans we hold. Our books and records are maintained by our Manager, subject to audit by independent certified public accountants.

Removal of Manager.

Point Center Financial, Inc. will cease to be our Manager upon its removal, withdrawal or dissolution, or if it is found to be bankrupt. A majority of the outstanding units, excluding our Manager’s interest, can remove Point Center Financial, Inc. as the Manager upon the following conditions:

•
if the holders of a majority of the outstanding units have not previously elected an additional manager, the removal will not become effective for at least 120 days following the consent or authorizing vote by the majority;

•	during the 120 days set forth above, a majority of the outstanding units can agree in writing to continue our business and elect and admit a new manager; and

•	the substitution of a new manager shall be effective when the new manager accepts in writing the associated duties and responsibilities.

If our business continues after Point Center Financial, Inc. is no longer our Manager, then we will pay Point Center Financial, Inc. a sum equal to all amounts then owing to it. All payments to a terminated manager must be fair and must protect our solvency and liquidity.

If a majority does not designate and admit a new manager within the time specified, we will dissolve. Our Manager may assign its interest in us, but our Manager may not be changed except as set forth above.

Evaluation and Acquisition of Portfolio Loans.

Our Manager considers and evaluates prospective loans for us. In that regard, our Manager evaluates the credit of prospective borrowers, analyzes the return to us of potential real estate loan transactions, reviews property appraisals, and determines which types of transactions appear to be most favorable to us. We will not establish our own underwriting standards and will solely rely on our Manager to provide such services as follows:

•	Our Manager identifies a potential loan and then processes the application. When processing a loan, our Manager will:

•	order and review a property title search;

•	perform an exterior property inspection;

•	obtain an appraisal which is reviewed for reasonableness; and

•	perform credit underwriting through borrower interviews, credit reports and review of borrower and principals financials.

•
After processing the loan, our Manager reviews the loan through its loan committee which consists of all of the individuals listed below in “Directors, Executive Officers and Key Employees of our Manager.”

•	After we acquire real estate loans, our Manager also manages our loan portfolio and is responsible for:

•	reviewing the loans;

•	recommending changes in loans;

•	employing and supervising employees who handle the loans;

•	preparing and reviewing projected performance;

•	reviewing of reserves and working capital;

•	collecting and maintaining all loans;

•	creating and implementing investment policies in furtherance of those contained in the Operating Agreement;

•	preparing and reviewing budgets, economic surveys, cash flow and taxable income or loss projections and working capital requirements;

•	preparing and reviewing of reports for securities filings, distribution to our members or otherwise;

•	communicating with members;

•	supervising and reviewing our bookkeeping, accounting and audits;

•	supervising and reviewing the preparation of our state and federal tax returns; and

•	supervising professionals employed by us, including attorneys, accountants and appraisers.

Prior Experience of Our Manager

Overall Experience.

Our Manager holds a mortgage broker's license in California and provides mortgage banking services. As a licensed mortgage broker, our Manager is subject to regular on site examinations by the Department of Real Estate of the State of California, which also reviews its advertising, mandates strict record maintenance, and reviews its financial reporting, including its financial statements and monthly activity reports.

Our Manager obtains borrowers through approved advertisements, referrals and repeat business, and obtains investors interested in funding the loan in the same manner. It then matches the two together in compliance with California law.

Our Manager’s historic compensation is primarily in the form of loan brokerage, evaluation and processing fees as well as placement fees paid by borrowers, each ranging from 2-10% of the respective loan amount. Upon obtaining a loan, our Manager processes the application by:

•	ordering and reviewing a property title search;

•	performing an exterior property inspection;

•	obtaining an appraisal which is reviewed for reasonableness; and

•	performing credit underwriting through borrower interviews, credit reports and review of borrower and principals' financials.

After processing the loan, our Manager reviews the loan through its loan committee, and then the loan is funded. Our Manager also services loans once they have closed. Our Manager will service all of the loans we make and has full internal capacity without needing to outsource this activity to third parties. Our Manager has been actively servicing real estate loans since 1979. In addition to our Manager’s executive officers, its loan servicing department currently consists of eight (8) staff members, all of whom have substantial experience in all aspects of loan servicing including: processing payments; day-to-day accounting and trust fund accounting; documentation activities; and non-performing asset management, including collections, bankruptcies, foreclosures, property management, insurance, and property taxes.

Our Manager acts as a mortgage broker originating many separate loans, each of which is separately funded by institutions and individuals. In contrast, here we will be the party investing in loans with our own funds. Our assets will be a pool of loans, whether whole or fractional interests, the distributions from and proceeds of which will be passed through to you as described in this prospectus. Our Manager does not and will not own the loans purchased or originated by or for us; however, our Manager may from time to time own separate undivided fractional interests in the same loans where we may own an undivided fractional interest. The assets of our Manager are primarily receivables in the form of evaluation, processing, extension, placement and servicing fees.

Over the past 10 years our Manager has managed the following four (4) investment programs, none of which have been publicly offered:

•
The National Financial Lending, LLC mortgage pool program discussed below, which functions in the same manner that we will function and is the only program that has substantially the same investment objectives that we do.

•
A trust deed program where, unlike a mortgage pool, investors invest in a single promissory note secured by a deed of trust and receive a fractional undivided interest. This program does not “pool” investor capital in multiple loans and it does not reinvest the principal repayments in new loans. Investors who acquire a fractional interest under this program are given a full disclosure package about the particular loan in which they choose to invest, and their names appear on the related promissory note and deed of trust as undivided interest holders.

•
A commercial paper and a mortgage note program where our Manager borrows funds from investors at a specific rate and term, and then invests those proceeds in mortgage loans for its own account. The loans funded with the capital raised in these programs comprise the collateral for the investors loans to our Manager and they are assigned to a third party custodian; however, our Manager has an absolute obligation to repay the investor loans under these programs and has never defaulted on it repayment obligation.

As of December 31, 2006, our Manager had raised $75,056,059 through the Commercial Paper program and $31,043,812 through the Mortgage Note program. The rates and maturities for the notes issued to investors in these programs are as follows:

Commercial Paper Program		Mortgage Note Program
Term	Rate *	Term	Rate *
3 Months (90 days)	5.50%	1 Year (12 months)	7.50%
4 Months (120 days)	5.75%	2 Years (24 months)	7.75%
6 Months (180 days)	6.00%	3 Years (36 months)	8.00%
9 Months (270 days)	6.50%	4 Years (48 months)	8.50%

*Rates reflect annual yield.

As of December 31, 2006, these programs had total assets in excess of $473 million. Our Manager has not reserved for any contingent liabilities on its financial statements relating to its management of these other programs, nor is our Manager subject to any current or pending litigation. However, no assurance can be given that contingent liabilities or litigation will not arise in the future. Concurrently with this Offering, our Manager may conduct other public or private offerings and will use the proceeds from those offerings to make real estate loans which might otherwise have been available for investment by us.
As of December 31, 2006, the current loans/assets under management by our Manager and its affiliates through their origination efforts are subdivided as follows:

Summary of Overall Loan Portfolio as of December 31, 2006

Number of Loans	99
Number of REOs—Completed Foreclosures	5
Total Loans/Assets	104
Total Principal Balance	$473,240,224

Breakdown of Portfolio Per Loan Type

Type of Loan	Number of Loans	Principal Balance
Land Loans	25	$239,300,023
Land REO	3	$11,244,870
Commercial	46	$54,677,138
Commercial REO	2	4,767,320
Construction	13	$110,728,242
Residential	6	$13,979,611
Participation/Equity	9	$38,543,020
Total:	104	$473,240,224

There have been no major adverse conditions with respect to our Manager’s businesses. Of the loans that have been originated by our Manager, we are aware of only 20 properties that have gone to foreclosure sale over the last six (6) years. The foreclosure rate on the loans originated by our Manager that have reverted to REO assets has averaged less than 3% during the last three (3) years.
National Financial Lending, LLC.

Our Manager manages a California mortgage pool called National Financial Lending, LLC, which has substantially the same investment objectives as we do. From the inception of this pool on July 26, 2002 through December 31, 2006, National Financial Lending has raised over $235,000,000 from 1,472 investors, and all of the amount raised has been invested in loans. Including the reinvestment of principal repayments and loan payoffs through December 31, 2006, National Financial Lending has funded loans in excess of $389,000,000.

As of December 31, 2006, the breakdown of the loans by the states in which the underlying properties are located is as follows:

	Number of Loans	Location of Property	Percent of Loan Portfolio
	44	California	81.86%
	6	North Carolina	6.00%
	4	Arizona	3.86%
	1	Connecticut	3.50%
	4	Texas	2.95%
	1	Kentucky	0.50%
	1	Massachusetts	0.42%
	1	Maryland	0.41%
	1	Florida	0.20%
	1	Michigan	0.19%
	2	Colorado	0.10%
Total:	66	11 states	100%

The average interest rate on these loans is 10.60% and the average term of the loans is 24 months.

Prior performance information for National Financial Lending, LLC is set forth in Appendix I to this prospectus. The description above of our Manager’s loan origination activity is not intended to provide a description of the loans to be invested in or purchased by us in the future through the proceeds of this Offering.

Directors, Executive Officers and Key Employees of Our Manager

The directors, executive officers and key employees of our Manager are listed below:

Name	Age	Title
Dan J. Harkey	60	President, Chief Executive Officer and Sole Director
M. Gwen Melanson	44	Chief Operating/ Financial Officer and Secretary
Steve Livingston	61	Senior Underwriter and Senior Vice President
Alan Bergfeld	48	General Counsel and Senior Vice President
Steve Ward	49	Vice President of Operations
Susan Cobb	42	Loan Processing Manager and Executive Assistant

The principal occupation and business experience for each of our officers, directors and key employees, for at least the last five (5) years, are as follows:

Dan J. Harkey has been in the real estate and financial services industry since 1972, and has been the President and Chief Executive Officer of our Manager since 1979. Mr. Harkey is a past President of Commercial Real Estate Finance Forum, a national trade organization representing commercial mortgage bankers and brokers. Mr. Harkey is a licensed real estate broker with the California Department of Real Estate and is a member of the California Association of Mortgage Brokers and the National Association of Mortgage Brokers. Mr. Harkey holds a Bachelor of Arts degree in Economics from California State University, Long Beach. Mr. Harkey is the Chairman of our Manager’s Loan Committee, which will review all loans made by us.

M. Gwen Melanson has been employed by our Manager since 1988 and has been the Chief Financial Officer and Secretary for the Manager since 1990 and Chief Operating Officer since December, 2006. Ms. Melanson's responsibilities include overseeing the financial activities of the Manager, including all general accounting functions, tax preparation, and payroll. Additionally, Ms. Melanson oversees the loan processing and loan servicing departments, and is a member of the Loan Committee.

Steve Livingston has served as a Senior Underwriter for our Manager since 1999 and is a member of the Loan Committee, and has been a Senior Vice President since January, 2007. Prior to joining our Manager, he was a Vice President and Senior Special Assets Account Officer for Bank of America. Mr. Livingston earned his Bachelor of Arts degree from Biola University in California and completed further studies in finance at Golden Gate University, San Francisco. He has over 30 years of experience as a loan underwriter and served as a Vice President for Bank of America prior to working for our Manager. Mr. Livingston holds a brokers license with the California Department of Real Estate.

V. Alan Bergfeld has served as General Counsel for our Manager since 2005 and has been a Senior Vice President since March, 2007.  Mr. Bergfeld was admitted to the California Bar in 1983, and his practice has included both litigation and transactional matters.  Prior to joining our Manager, Mr. Bergfeld served as Vice President and Senior Counsel at Downey Savings and Loan Association for 13 years, where he specialized in real estate lending.   Mr. Bergfeld received a B.A. degree in economics and psychology from the University of California at Davis in 1980, and a J.D. degree from the University of Southern California Law School in 1983.

Steven M. Ward has been Vice President of Operations for our Manager since February, 2007.   Mr. Ward has over 25 years of progressive technology, operations and financial experience.  Prior to joining our Manager, he was employed as Director of Information Services for Bally Total Fitness Corporation and as a Manager in the Management Consulting Group of Arthur Young & Company.  Mr. Ward holds a Certified Public Accountant’s license in California, a B.S. degree in Accounting from California State Polytechnic University and a M.B.A. degree from the University of Southern California.

Susan Cobb has served as Loan Servicing Manager from January, 2003 to May, 2005. In May, 2005, Ms. Cobb became Executive Assistant to Ms. Melanson. Additionally, in December of 2006, Ms. Cobb took on the roll as Loan Processing Manager and continues to perform in that capacity today. Ms. Cobb has over 19 years of loan service experience in collections, foreclosure, bankruptcy, loss mitigation and client relations.  Prior to joining the Manager, she was an officer in the loan service department at First Federal Bank of California, as well as project coordinator in the information technology department.  Ms. Cobb earned her Bachelor of Arts degree from the University of California at Santa Barbara with emphasis in economics.

EXECUTIVE COMPENSATION

We have no executive officers or other employees. All of our operational and management functions are performed by our Manager. The compensation paid to our Manager is set forth below under the heading "Compensation and Expenses."

SHARE OWNERSHIP

Following the sale of the units under this prospectus, no person or entity owns or will own beneficially more than 5% of our units and our Manager will own 25 units. The voting common stock of our Manager is owned 100% by Dan J. Harkey.

COMPENSATION AND EXPENSES

Offering and Organizational Stage

Although our expenses in connection with this Offering are billed directly to us, our Manager will pay all selling commissions and other expenses related to this Offering. Our Manager will be our managing member and will own 25 units.

Paid by Our Manager:

Public Offering Expenses:	Our Manager shall pay all of the expenses of this Offering.

Operational Stage

Where the fees below are described as competitive fees or based on local market conditions, that means the fees are determined by price competition within a given market. Additionally, the amount of the fees is dependent upon the size of a particular loan. To ensure that our fees remain competitive, we will directly contact our competition, such as major banks in the local market or other relevant commercial lenders. We expect to target loans in which we will invest with interest rates that are three (3) to six (6) points higher than comparable loans made by banks and we expect that the fees paid to our Manager will be two (2) to five (5) points higher than similar fees charged by conventional lenders. We believe that this rate structure is consistent with rates and fees charged by other non-conventional lenders. References below to local law also contemplate additional requirements imposed by local or state law, such as usury laws.

Paid to Our Manager by Borrowers:

Loan Brokerage:	2-10% of each loan, the percentage shall be a competitive fee based on local market conditions. These fees are paid by the borrower no later than when the loan proceeds are disbursed.

Loan Evaluation and Processing Fees:	$2,000-$5,000

Loan Extension or Modification Fee:	1-5% of outstanding principal, as permitted by local law and local market conditions. The amount to be received is not determinable at this time. These fees will be paid when the loan is extended.

Paid by Us:

Service Fee for Administering Loans:
Our Manager or its affiliates will receive annual mortgage loan service fees, must not exceed 1.5% of the principal outstanding on such loan. These fees will be paid monthly in arrears solely out of available cash flow from the loan portfolios. This fee will accrue, without interest, and be payable only at such times as available cash exists. In addition, our Manager will receive 50% of any late charges, penalty interest or prepayment premiums, exit fees or penalties.

Conditional Annual Program Management Fee:
Annual fee of 1% of aggregate capital contributions from this Offering, paid monthly in arrears solely out of available cash flow from the loan portfolio. This fee will accrue, without interest, and be payable only at such times as available cash exists.

Our Manager will pay and will not be reimbursed by us for any general or administrative overhead expenses it incurs in connection with managing our operations even if such amounts exceed its annual management fee. However, our Manager may be reimbursed for expenses paid to non-affiliates on our behalf. We anticipate such expenses will consist of legal, accounting and tax preparation fees. Such amounts will be paid from available cash. In the event available cash is inadequate to cover such expenses, our Manager shall advance such expenses on our behalf and will be repaid for such advances when there are adequate funds in the cash reserve.

Administrative/Brokerage Fees to Our Manager or Third Parties for Resales of Foreclosed Property:
The total compensation paid to all persons for the sale of property held by us as a result of foreclosure shall be limited to a competitive real estate commission not to exceed 6% of the contract price for the sale of such property. If our Manager provides a substantial amount of the services in connection with the sale of the property, it may receive up to half of the competitive real estate commission, not to exceed 3% of the contract price for the sale of the property. Foreclosed properties may be sold to our Manager or any of its affiliates.

Our Manager will make arrangements with the respective borrowers for fees owing from those borrowers. Our Manager anticipates that borrowers will pay its compensation out of the proceeds of loans or upon closing the relevant transaction. For loan servicing fees, our Manager will receive these fees monthly in arrears along with the payments it receives on loans that we have acquired.

Our Operating Agreement provides that our Manager may contract with other persons and entities, including its affiliates, to perform any of our Manager’s duties on our behalf, but such delegation will not relieve our Manager of its responsibility for those duties. Our Manager or any of its affiliates may render services to or otherwise deal with us in connection with carrying out our business and affairs, including the provision of leasing, brokerage, management, consulting or any other services. The approval of our unit holders is not be required for any such transaction with our Manager or its affiliates, provided that the compensation payable to any of them in connection with such transaction is in the amounts disclosed in this prospectus or is not substantially more than the compensation generally payable to unrelated third parties for the performance of similar services.

CONFLICTS OF INTEREST

  General

The relationships among us, our Manager and the executive officers and other affiliates of our Manager will result in various conflicts of interest. Our Manager and its directors and other affiliates are engaged in business activities involving real estate lending, including the management of several other funds with investment objectives similar to ours. Our Manager anticipates engaging in additional business activities in the future that may be competitive with us. Our Manager and its officers will exercise their fiduciary duties to us and to you in a manner they believe will preserve and protect your rights as a member. Additionally, our Operating Agreement contains provisions that limit our ability to enter into transactions with our Manager and its affiliates.

Our Manager may assign real estate loans to us if they were acquired for the purpose of facilitating our acquisition of such loans. Such loans will be assigned to us in an amount that is no greater than the lesser of our Manager’s cost, excluding certain service fees and compensation, or the fair market value of such loans.

We may participate in real estate loans with affiliates if the investment objectives of the participants are substantially identical, there are no duplicate fees, the sponsors receive substantially identical compensation, the investment of each participant is on substantially the same terms, and the participants have a right of first refusal with regard to the sale of any participant's interest in such loans. The paragraphs below describe material conflicts of interest that may arise in the course of our Manager’s management and operation of our business. The list of potential conflicts of interest reflects our knowledge of the existing or potential conflicts of interest as of the date of this prospectus. We cannot assure you that no additional conflicts of interest will arise in the future.

The organizational structure of our Manager and its affiliates, some of which will perform services for us, is as follows:

Point Center Financial, Inc.
our Manager
(100% owned by Dan J. Harkey)

Investment Data Systems, Inc.,
a computer consulting company
(100% owned by Dan J. Harkey)

National Financial Lending, LLC,
a California mortgage pool
(Point Center Financial, Inc. is the manager and owns less than 1%)
(The Harkey Family Trust owns less than 1%)

Landmark Realty Capital, LLC,
a real estate acquisition and development company
(50% owned by Dan J. Harkey)

Payment of Fees and Expenses

Our Manager and its affiliates will receive substantial fees and expenses from our ongoing operations, including:

Paid by Borrowers:

•	loan brokerage fees

•	loan evaluation and processing fees

•	loan extension or modification fees

•	loan escrow fees
Paid by Us:

•	loan servicing fees

•	conditional annual program management fees

•	real estate brokerage commissions payable upon the resale of foreclosed properties

Fees charged to us will be payable even if we are not profitable or the particular transaction causes us to incur a loss.

The conditional annual program management fee to our Manager is 1% of the aggregate capital contributions of our members. Our Manager will pay and will not be reimbursed by us for any general or administrative overhead expenses it incurs in connection with managing our operations even if such amounts exceed its annual management fee. However, our Manager may be reimbursed for expenses paid to non-affiliates on our behalf. We anticipate such expenses will consist of legal, accounting and tax preparation fees; however, our Manager will not be reimbursed for the expenses and fees related to this Offering. Such amounts will be paid from available cash. In the event available cash is inadequate to cover such expenses, our Manager shall advance such expenses on our behalf and will be repaid for such advances when there are adequate funds in the cash reserve.

Acquisition of Mortgage Notes Through Our Manager

We will acquire our real estate loans through our Manager. Our Manager is in the business of obtaining, processing, making, brokering, managing and servicing mortgage loans. Our Manager makes all decisions concerning the real estate loans in which we will invest. Because our Manager’s fees are generated by the volume of the real estate loans we acquire, our Manager will face a conflict of interest in determining whether a loan not squarely within our investment guidelines is appropriate for our loan portfolio.

Non-Arm's Length Agreements

Our agreements and arrangements for compensating our Manager are not the result of arm's-length negotiations.

Competition for the Time and Services of Common Officers

We will rely on our Manager and its officers for the management of our operations. When performing their duties, the officers and employees of our Manager may, for their own account or that of others, originate mortgages and acquire investments similar to those made or acquired by us. The executive officers of our Manager also may act as trustees, directors or officers, or engage in other activities for themselves and/or other entities and may acquire, broker and originate similar mortgage investments for their own account or that of others. Our Manager is the manager of four (4) other funds that have raised or are raising money to invest in the same types of loans that we will invest in. As of December 31, 2006, these funds had total assets in excess of $473 million, all of which has been invested in real estate loans. Accordingly, conflicts of interest will arise for allocating time between us and these other entities. Our Manager may also establish additional funds during or following completion of this Offering. The officers of our Manager will devote such time to our affairs and as they determine in good faith and in compliance with their fiduciary obligations to us and our members, to be necessary for our benefit.

Our Manager believes it has sufficient staff to be capable of discharging its responsibility to us and to all other entities to which they or their officers or affiliates are responsible. However, during times when we and the other businesses are handling a high volume of loans, a conflict will arise as to which company's loan processing to complete first.

Competition Between Us, and Our Manager and its Affiliates for Investment Opportunities

Our Manager anticipates that it or its affiliates will engage in businesses which are or will be competitive with ours or which have the same management as we do. To the extent that these other entities with similar investment objectives have funds available for investment when we do and a potentially suitable investment has been offered to us or one of these programs, conflicts of interest will arise as to which entity should acquire the investment.
If any conflict arises between us and any other affiliated program as to which company will have the right to invest in a particular mortgage loan or other investment, our Manager will make the determination largely based on a review of the respective loan portfolios. Our Manager will also base the decision on factors such as the amount of funds available for investment, yield, portfolio diversification, type and location of the property on which our Manager will make the real estate loan, and proposed loan or other transaction terms. Our Manager’s objective in determining where a loan will be allocated is to balance the availability of funds against the overall investment policies and objectives of competing investment entities. No one policy or objective will outweigh another, except that if all other factors were equal, the investment entity with funds uninvested for the longest time would be allocated the next available loan. The officers and directors of our Manager will be responsible for monitoring this allocation method to be sure that it is applied fairly.

Our Manager remains subject to a fiduciary duty to us and our unit holders described in this prospectus. Subject to this fiduciary duty, neither our Manager nor its affiliates will be obligated to present to us any particular investment opportunity that comes to their attention, even if the opportunity is of a character that might be suitable for us.

Lack of Separate Representation

We are represented by the same counsel as our Manager and its affiliates, and we anticipate that this multiple representation by our attorneys will continue in the future. If a dispute arises between us and our Manager or any of its affiliates, our Manager or the affiliate will either obtain separate counsel or facilitate our retaining separate counsel for such matters. However, we do not anticipate obtaining separate counsel should there be a need in the future to negotiate or prepare contracts or other agreements between us and our Manager for services including those contemplated by this prospectus, and as a result these agreements will not reflect arm's length bargaining.

Rights of Affiliates

Any director or officer of our Manager and any other affiliate may acquire, own, hold and dispose of units for his individual account and may exercise all rights of a member, except for voting rights with respect to the Manager, to the same extent and in the same manner as if he were not an affiliate of ours.

We May Co-Invest in Real Estate Loans Acquired by Our Manager

Our Manager may determine that we co-invest in our loans with other investment programs managed by our Manager. If we co-invest in a loan with another program managed by our Manager, our investment will be on substantially the same terms as those of the other program. A conflict of interest may arise between us and other programs managed by our Manager if the borrower defaults on the loan and each of us seeks to protect our interests in the loan and in the security property. Also, we have no written or oral agreement or understanding with our Manager concerning our relative priority with other programs when a borrower defaults; as a result, you must rely on our Manager to act in accordance with its fiduciary duty under the Operating Agreement to protect your interest.

GENERAL INFORMATION AS TO PROMOTERS

Our Manager is our promoter and is wholly owned by Mr. Harkey; therefore, he indirectly determines policies the Manager chooses to implement in connection with providing services to us.

FIDUCIARY RESPONSIBILITY

General

Our Manager is a fiduciary for you and us. As a fiduciary, our Manager must exercise good faith and integrity when handling our affairs. Our Manager must not take advantage of us, and must make full disclosure of any conflicts of interest or benefit to it in its dealings with us. As set forth in the Operating Agreement, our Manager has fiduciary responsibility for the safekeeping and use of all of our funds and assets and our Manager will not use, or permit another to use our funds or assets in any manner except for our exclusive benefit. Our Manager will not allow our assets to be commingled with its assets or the assets of any other person or company. Our Manager and its affiliates may engage in activities similar to or identical with our business, but our Manager must devote such of its time to our business as it determines, in good faith, to be reasonably necessary. Our Manager also acts for its own account as a mortgage broker. In connection with this activity, it also brokers, arranges and services mortgage loans for investors that it obtains in the ordinary course of its mortgage brokerage business, including by way of seminars, general solicitations and referrals. When it acts in those capacities, it has a fiduciary duty to each company as set forth in the respective organizational documents, if any, and under applicable law, and our Manager is bound to treat each fairly and with appropriate access to investment opportunities.

Additionally, our Manager could change our investment guidelines when a reasonably prudent person would do likewise, subject to its fiduciary duties to our members. However, our Manager can only change the investment objectives upon the approval of the members holding a majority of the units. A description of our investment guidelines and investment objectives is set forth above under the heading “Investment Objectives and Policies.”

The above described fiduciary duty is both contractual, arising by virtue of the Operating Agreement, and imposed by Delaware common law.

You have the following legal rights and remedies concerning our Manager and the conduct of our operations:

•
you may bring individual actions on behalf of yourself or class actions on behalf of yourself and other members to enforce your rights under the Operating Agreement and Delaware limited liability company law, including for breaches by our Manager of its fiduciary duty;

•	a majority in interest of the members may remove our Manager as the Manager, as described elsewhere in this prospectus;

•	you may bring actions on our behalf for claims we might have as derivative actions, if our Manager refuses to bring suit; and

•
you may bring actions under federal or state securities laws, either individually or as part of a class of members, if our Manager has violated those laws in connection with the offer and sale, or repurchase of units.

This is a rapidly changing and developing area of law. If you have questions concerning the fiduciary duties of our Manager in its role as our Manager, you should consult with your own legal counsel.
Indemnification

The Operating Agreement provides for us to indemnify our Manager. A summary of this indemnification is set forth below. We may in certain circumstances indemnify our Manager and its affiliates and their respective officers, directors, shareholders, trustees, members, constituent partners, managers, employees, attorneys, accountants and agents and any person acting as a securities broker or dealer for us. We will not indemnify our Manager or any other of the aforementioned parties of its affiliates, agents, attorneys, nor any person acting as securities broker or dealer for any loss or liability suffered by us, unless all of the following conditions are met:

•	our Manager has determined in good faith, that the course of conduct which caused the loss or liability was in our best interests or our unit holders;

•	our Manager was acting on behalf of or performing services for us or our unit holders;

•	such liability or loss was not the result of negligence or misconduct by our Manager; and

•	such indemnification or agreement to hold harmless is recoverable only out of our assets.

Notwithstanding the statements regarding indemnification in the preceding paragraph, we will not indemnify our Manager or any of its affiliates, agents, or attorneys, nor any person acting as securities broker or dealer for the units from any liability, loss or damage incurred by them arising due to an alleged violation of federal or state securities laws unless:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular party;

•	the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular party; or

•	a court of competent jurisdiction approves a settlement of the claims against the particular party and finds that indemnification of the settlement and related costs should be made.

Before seeking a court approval for indemnification, the party seeking indemnification must apprise the court of the position of the Securities and Exchange Commission concerning indemnification for securities violations.

We will not purchase any insurance that protects a party from any liability for which we could not indemnify that party.

We will advance funds to our Manager or its affiliates for legal expenses and other costs incurred as a result of any legal action if the following conditions are satisfied:

•	the legal action relates to acts or omissions with respect to the performance of duties or services on our behalf;

•	the legal action is initiated by a third party who is not a member, or the action is initiated by a member and a court specifically approves such advancement; and

•	our Manager or its affiliates undertake to repay the advanced funds to us in the event our Manager or its affiliates is not entitled to indemnification.

SUMMARY OF OPERATING AGREEMENT, RIGHTS OF MEMBERS AND DESCRIPTION OF UNITS

This is a summary of the Operating Agreement and does not contain all the information that may be important to you. Furthermore, you will be bound by the Operating Agreement by purchasing your units. Consequently, you should read carefully both this prospectus and the Operating Agreement, which is attached as Exhibit A to this prospectus.

Your Status

Our acceptance of your Subscription Agreement, which is attached as Exhibit B to this prospectus, is effective when we countersign it. Subscriptions for units will be accepted or rejected no sooner than five (5) business days after the date of the Subscription Agreements and within 30 days of their receipt. If we reject your Subscription Agreement, your funds will be returned to you within ten (10) business days. If we accept your subscription and payment for units, you will receive uncertificated units in, and be a member of, us within five (5) business days after we accept your subscription. We will promptly send you a confirmation of the number of units you have acquired. This will be evidence that you are a member. As a member, you have the rights that are outlined in this prospectus. In almost all cases subscriptions must be paid in full at the time your Subscription Agreement is accepted. However, our Manager may determine to accept installment payments for units under such circumstances as it deems appropriate. If you are paying your subscription in installments, you are required to make full and timely payments and you will be subject to legal action if you fail to do so. After the termination of this Offering, the consent of both the Manager and the members holding a majority of the units will be required to admit additional members, other than persons who become members through permissible transfers or assignments of units.

Limited Liability of Members

The Delaware statute under which we have been formed provides that members are not personally liable for the obligations of their limited liability company. The Operating Agreement also provides that no written agreement entered into by us is enforceable against our members personally.

Our Term

We will cease operating on December 31, 2029. Before then, the members may vote by a majority of the outstanding units to extend our term or to dissolve us sooner. Additionally, we may dissolve earlier if our Manager ceases to serve as such and a majority of the outstanding units cannot agree on a new manager within six (6) months.

Meetings

Either our Manager or members owning at least 10% of the outstanding units may call meetings of the members. Any voting by the members is anticipated to be by written consent. We will not hold annual meetings.

Voting and Other Rights of Members

•	Our Manager may amend the Operating Agreement without your consent to:

•	remedy any ambiguity or formal defect or omission,

•	conform it to applicable laws and regulations, and

•	make any change which, in the judgment of our Manager, is not to the prejudice of the members.

•	We require the vote or consent of a majority in interest of the members (excluding our Manager) to do any of the following:

•	amend the Operating Agreement, except in the instances mentioned above,

•	dissolve and wind up our business,

•	add or remove a manager,

•	allow our Manager to withdraw, provided however, that a change in the control of our Manager will not be deemed to be a withdrawal,

•	cause us to merge with another company, unless approved by a majority in interest of the members, and

•	approve or disapprove the sale of more than 50% of our assets.

You may inspect certain of our books and records at our principal office during our regular business hours. We also maintain a copy of each appraisal for the security property where we have invested in a real estate loan at our principal office for at least six (6) years after the last date that we held the related mortgage. You may inspect and copy these appraisals during our regular business hours. We may charge you a fee for copying them.

Description of the Units

Each unit represents an undivided equity interest of a Delaware limited liability company. Our units are not evidenced by a certificate. Units are non-assessable and are entitled to a pro rata share of our profits and losses in accordance with the terms of the Operating Agreement. There are various limitations on transfer of units. Our Manager may reject any proposed transfer which would jeopardize our tax status.

There are no outstanding securities senior to the units and senior securities may only be issued with the approval of a majority of the outstanding units. Each holder of units is entitled to vote on matters pertaining to members in accordance with the terms of the Operating Agreement.

Capital Accounts

Our Manager will credit the capital account it establishes for you when we receive your initial investment. We will allocate to your capital account the percentage of your income, gains, losses and distributions based on the number of units that you own from time to time relative to the total units outstanding. Your capital account will increase by the amount of any additional capital contributions you make with respect to the units, and by your share of income and gains realized by us. Your capital account will decrease by your share of losses realized by your units and any income or capital we distribute to you.

This is a continuous offering and, allocations will be made proportionately based on the units owned by you from time to time.

As of the date of this prospectus, the offering price was $1,008 per unit; however, our Manager sets a daily unit price for sales of additional units by adjusting the book value of our assets to reflect the fair market value of those assets and determining their corresponding liabilities. The adjusted book value less the liabilities, divided by the number of units outstanding shall determine the daily unit price. Our Manager has purchased computer software designed to perform this function.

Members' Return on Investment

Our real estate loans will generate payments of interest and/or principal to us with respect to the units. We intend to distribute these payments to you as described below. These distributions will be paid monthly in arrears in cash. We will not accumulate assets other than mortgage notes or similar instruments and we will not accumulate cash on hand, except for working capital reserves of approximately 3% of capital contributions. We cannot make distributions to you with respect to your units until we have received the proceeds from this Offering, and invested them in real estate loans. Thereafter, our first distribution to you will be your share of the distribution for the month in which your contribution is actually received by us and invested. We calculate the amount of your distributions on a pro rata basis, based upon the monthly return, if any, on all of our assets and the number of units that you own. We will distribute all net income attributable to interest and fee payments we receive from borrowers. All such distributions (and distributions of net proceeds) will be made to the members in proportion to the number of units they own until the members have received a return of their capital contributions.

Net proceeds will include the proceeds from the repayment of principal or the prepayment of a real estate loan, or the net proceeds of a foreclosure sale. Our Manager may consider the alternatives listed below in determining whether and how much of the net proceeds to distribute in cash:

•	reinvesting in new loans;

•	improving or maintaining any properties that we acquire through foreclosure;

•	paying permitted operating expenses; or

•	distributing to the members.

Before making a distribution, we will pay our expenses and other liabilities and confirm that our working capital reserves are adequate.

Distribution Reinvestment Plan

Unit investors can elect to participate in the distribution reinvestment plan by so indicating in your completed subscription agreement, or you can later elect to become a participant. We will treat you as a distribution reinvestment plan participant on the date we actually receive your initial investment, if you indicate in your subscription agreement that you want to participate in the plan. You may also make an election or revoke a previous election at any time by sending us written notice. Units purchased under the plan will be credited to you as of the day of the distribution. If you notify us prior to 10 days before the end of any given month, you will be removed from the reinvestment plan during that month and any distribution you receive the next month will be paid in cash. If you notify us within ten days of the end of the month, you may need to wait a month to receive cash instead of units.

Your continued participation in the plan depends on whether you meet our investor suitability standards. While you are a participant, units will be sold under the plan at the applicable daily unit price set by our Manager. The net book value of our assets will be adjusted to reflect the accrued income and expenses. The adjusted net book value, divided by the number of units outstanding shall determine the daily unit price. Our Manager owns computer software designed to perform this function. The amount of your distributions will be fully used to buy the appropriate number of whole and fractional new units.

If you choose to reinvest your distributions in units, we will send you a report within 30 days after each time you receive units describing the distributions you received, the number of units you purchased, the purchase price per unit, and the total number of units accumulated. You must pay applicable income taxes upon all distributions, whether the distribution is paid in cash or reinvested.

No reinvestment participant shall have the right to draw checks or drafts against his distribution reinvestment account. Units you acquire through the distribution reinvestment plan carry the same rights as the units you acquired through your original investment.

We may amend or end the distribution reinvestment plan for any reason at any time by mailing a notice to you at your last address of record at least 30 days before the effective date of our action. Our Manager specifically reserves the right to suspend or end the distribution reinvestment plan if:

•	Our Manager determines that the distribution reinvestment plan impairs our capital or operations;

•	Our Manager determines that an emergency makes continuing the plan unreasonable;

•	Any governmental or regulatory agency with jurisdiction over us requires us to do so;

•	In the opinion of our counsel, the distribution reinvestment plan is no longer permitted by federal or state law;

•	If transactions involving units within the previous 12 months would result in our being considered terminated under Section 708 of the Internal Revenue Code; or

•
Our Manager determines that allowing any further reinvestments would create a material risk that we would be treated as a "publicly traded partnership" within the meaning of Section 7704 of the Internal Revenue Code or that our assets would be deemed to "plan assets" of any ERISA investors.

Reinvestment of Proceeds of Capital Transactions

We will either invest our net proceeds from any unit capital transaction in new real estate loans, hold the net proceeds as cash or distribute them to the members. Capital transactions include payments of principal, foreclosures and prepayments of mortgages, to the extent classified as a return of capital under the Internal Revenue Code, and any other disposition of a mortgage or property. Net proceeds of capital transactions will also include the principal of a loan deemed to be repaid for tax purposes as a result of a loan modification or loan extension.

We will reinvest proceeds from a capital transaction during the entire term of our existence, which does not expire until December 31, 2029. We will not reinvest proceeds from a capital transaction unless we have sufficient funds to pay any state or federal income tax in connection with the disposition or refinancing of mortgages.

Assignment and Transfer of Units

Your rights to sell or transfer units are limited. There is no public market in which you may sell your units. We do not expect a public market to emerge anytime in the future. You may transfer your units using a form approved by our Manager and must obey all relevant laws when you are permitted to transfer units. Any person who buys units from you must meet the investor suitability requirements in his home state. Our Manager must approve any new members and all transfers of membership must comply with the Operating Agreement.

No member may transfer any of its units, and no assignee of the whole or any portion of a member's units will have the right to become a substituted member in place of his assignor, unless the following conditions are first met:

•	The assignor must designate its intention in a written instrument of assignment, which will be in a form and substance reasonably satisfactory to our Manager;

•
The assignor must first obtain written consent of our Manager to the transfer and substitution. Our Manager will not unreasonably withhold its consent, but our Manager will withhold its consent to the extent necessary to prohibit transfers that could cause us to be taxable as a corporation for federal income tax purposes; we would violate any applicable securities laws (including any investment suitability standards); or any of our assets would become “plan assets” of any benefit plan members;

•
The assignor and assignee must execute and acknowledge any other instruments that our Manager may deem necessary or desirable to effect the substitution, including, but not limited to, a power of attorney;

•	The assignee shall accept, adopt and approve in writing all of the terms and provisions of this Agreement as the same may have been amended;

•
The assignee must pay or, at the election of our Manager, obligate himself to pay all reasonable expenses connected with the substitution, including but not limited to reasonable attorneys' fees associated therewith; and

•
We have received, if required by our Manager, a legal opinion or instruction satisfactory to the Manager that the transfer will not violate the applicable securities laws or cause us to be taxable as a corporation for federal income tax purposes, or cause any of our assets to be “plan assets” of any benefit plan members, which opinion or instruction will be furnished at the assignee's expense.

Assignments complying with these provisions will be recognized no later than the last day of the calendar month in which the written notice of assignment is received by us and all of the conditions described above have been satisfied or waived.

Notwithstanding any provision to the contrary contained in the Operating Agreement, the following restrictions will also apply to any and all proposed sales, assignments and transfer of any units, and any proposed sale, assignment or transfer in violation of any of them shall be void and of no effect if:

•
The transfer or assignment would, when considered with all other transfers of the units during the same applicable 12 month period, cause a termination for federal income tax purposes, unless this condition is waived by our Manager;

•	If our Manager determines that the transfer or assignment could result in us being classified as a publicly traded partnership. To prevent this:

•	Our Manager will not permit or allow us to be involved in the trading of units on an established securities market or a secondary market;

•
Our Manager will not permit or recognize any transfer of units which would cause the sum of the percentage interests in the capital or profits of the units that are sold or otherwise disposed of during any taxable year to exceed 2%; provided, however, that our Manager may modify, eliminate or waive the limitation if our Manager determines that the transfer in question will not result in, or increase the likelihood of, us being classified as a publicly traded partnership; and

•	Our Manager will not permit any withdrawal of units except in compliance with the provisions of the Operating Agreement.

Redemption of Units

General

The number of units, if any, you hold will decrease when we redeem your units and will increase when you contribute or are deemed to recontribute capital in exchange for units. If we redeem your units, we will pay you an amount based on your capital account with respect to the redeemed units at that time. Your capital account may not represent the fair market value of the redeemed units. We will provide statements to you reflecting the number of units that we have redeemed and the number of units that you still own as a result of the redemption.

Voluntary Redemptions

Holders of units may request that we redeem all or a portion of their units by delivering a written request to our Manager for redemption of the units within 61-91 days after delivery of the request, subject to the following additional conditions:

•	Holders may not have any units redeemed until two (2) years after the units were purchased.

•	We can only make cash payments in return of an outstanding capital account from net proceeds and capital contributions.

•	Our Manager must determine that the proposed redemption will not impair our capital or operations.

•
We are not required to sell any portion of our assets to fund a redemption; however, our Manager will not refinance any loans or reinvest any of our net proceeds or capital contributions in new loans or other non-liquid investments unless we have sufficient proceeds to fund any then pending permissible redemptions.

•	The amount to be distributed with respect to the redeemed units will be the capital account of the redeemed units on the date of the distribution.

•	We will not permit more than 10% of the capital or profits interests of all members to be withdrawn during any calendar year.

•	If, in the case of a request for partial redemption, the capital account of a unit holder is reduced below $10,000, we may redeem all remaining units of such holder.

•
All payments to meet requests for redemption are on a "first come, first served" basis. If the sums needed to fund redemptions in any particular month exceed the amount of cash available for all of the redemptions, the units of holders will be redeemed in the order in which the requests were received, until the cash available for redemption has been exhausted.

Except as set forth above, without the consent of the holders of a majority of the outstanding units, our Manager will not discontinue the ability of the holders to have their units redeemed.

Mandatory Redemption

Our Manager shall have the right to redeem all or a portion of the units of any holder if, at any time, it is determined by our Manager, in its discretion, that the holder's acquisition of the units was in violation of any federal or state securities laws, that the holder does not meet applicable investor suitability standards, or that the ownership of units by the holder could cause our assets to be treated as plan assets of any benefit plan members.

Special Power of Attorney

Under the terms of the Operating Agreement and the subscription agreement, you appoint our Manager your attorney-in-fact for certain documents, including the signing of the Operating Agreement. You cannot revoke this special power of attorney, which will survive your death and stays with your units even if they are assigned.

FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material federal income tax consequences of an investment in units. The discussion considers the Internal Revenue Code of 1986, as amended (the "Code") applicable current and proposed Treasury Regulations, current published administrative positions of the IRS contained in revenue rulings, revenue procedures and other IRS pronouncements, and published judicial decisions. We do not know whether a court would sustain any position we take for tax purposes, if contested, or whether there might be legislative or administrative changes or court decisions that would modify this discussion. Any of these changes may or may not be retroactive with respect to transactions prior to the date of the changes. Moreover, it is possible that the changes, even if not applied retroactively, could reduce the future tax benefits anticipated to be associated with an investment in units.

This discussion of federal income tax consequences sets forth general principles of taxation and does not address how such principles may affect a particular investor and does not address all tax matters that may be pertinent in your particular tax situation. Thus, we recommend that you consult and rely upon your own tax advisor to determine your individual federal and state consequences arising from an investment in units. Nothing in this prospectus is or should be construed as legal or tax advice to any specific investor as individual circumstances may vary. In addition, this discussion generally addresses only the tax consequences to U.S. holders (as defined below) and does not address the tax consequences that may apply to non-U.S. holders (as defined below) except to the extent specifically discussed below. Finally, this discussion does not cover any state, local or foreign tax consequences you may incur in connection with your investment.

Our tax reporting of certain transactions could be challenged by the IRS. The IRS has increased its audit efforts with respect to limited partnerships and limited liability companies, and an audit of our information return may result in, among other things, an increase in our gross income, the disallowance of certain deductions or credits we have claimed or an audit of your individual income tax returns. Any audit adjustments made by the IRS could adversely affect you even if none of these adjustments are ultimately sustained, since you and the other members will, directly or indirectly, bear the expense of contesting the adjustments.

Orrick, Herrington & Sutcliffe LLP ("Tax Counsel"), as our special tax counsel, has delivered an opinion letter to us which is attached as an exhibit to the Registration Statement of which this prospectus forms a part. In the opinion of Tax Counsel, as set forth in said opinion letter, the statements regarding United States federal income tax consequences set forth in this section, insofar as they constitute statements of law or legal conclusions, are correct in all material respects.

Classification as a Partnership for Tax Purposes

Tax Counsel is of the opinion that we will be classified as a partnership for federal income tax purposes. This opinion is based on our Manager’s representation that there will not at any time be an election made to cause us or our units to be classified as an association taxable as a corporation, that our Manager will not permit any transfers of units that could cause us to be treated as a "publicly traded partnership" (as discussed below), and that our Manager will not take any action that would cause us to be treated as a "taxable mortgage pool."

Section 7704 of the Code generally treats "publicly traded partnerships" as corporations for federal income tax purposes. The Code defines the term "publicly traded partnership" as any partnership, including a limited liability company otherwise classified as a partnership for federal income tax purposes, whose equity interests are:

•	readily traded on an established securities market; or

•
readily tradable on a secondary market or the substantial equivalent of a secondary market. In the discussion that follows, the references to a secondary market also include substantial equivalents to a secondary market.

The Treasury Regulations provide that an established securities market includes:

•	a national securities exchange registered under the Securities Exchange Act of 1934;

•	a national securities exchange exempt from registration because of the limited volume of transactions;

•	a foreign securities exchange;

•	a regional or local exchange; and

•	an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise.

In determining when partnership interests will be treated as readily tradable on a secondary market, there are a number of safe harbors that allow certain transactions to be disregarded, including a safe harbor that is available if the sum of the percentage interests in partnership capital or profits that are sold or otherwise disposed of during the taxable year does not exceed 2% of the total interests in partnership capital or profits.

The IRS will disregard certain transfers for purposes of determining whether this safe harbor is met:

•	transfers at death;

•	transfers in which the basis is determined under Section 732 of the Code;

•	interests issued by the partnership for cash, property or services; and

•	interests in the partnership which are redeemed pursuant to the safe harbor discussed in the next paragraph.

The IRS also will disregard transfers of an interest in a partnership pursuant to a redemption or repurchase agreement where the partnership maintains a plan of redemption or repurchase in which the partners may tender their partnership interests for purchase by the partnership, another partner or persons related to another partner. These transfers will be disregarded in determining whether interests are readily tradable on a secondary market if:

•
the redemption agreement requires that the redemption cannot occur until at least 60 calendar days after the partner notifies the partnership in writing of the partner's intention to exercise the redemption rights;

•
the redemption agreement requires that the redemption price cannot be established until at least 60 days after receipt of the notification by the partnership or the price is established not more than four times during the partnership's taxable year; and

•
the sum of the percentage interests in partnership capital and profits represented by partnership interests that are transferred, other than in transfers otherwise disregarded as described above, during the taxable year of the partnership, does not exceed 10% of the total interests in partnership capital or profits.

Our Operating Agreement provides that, subject to the limitations described elsewhere in this prospectus, you may withdraw or partially withdraw as a member and obtain the return of all or part of your outstanding capital account with respect to your units. These provisions constitute a redemption or repurchase agreement within the meaning of the Treasury Regulations. The limitations on your right to withdraw your capital account set forth in our Operating Agreement include:

•	a requirement that the withdrawal will not be made until at least 61 days after written notice of withdrawal is delivered to our Manager;

•	the amount distributed to you will be a sum equal to the pertinent portion or all of your capital account as of the date of the distribution; and

•	in no event will our Manager permit the withdrawal during any calendar year of more than 10% of our capital or the profits interests of all unit holders.

Our Operating Agreement also provides that you may not transfer your units if our Manager determines that the transfer would result in our being classified as a publicly traded partnership within the meaning of Section 7704(b) of the Code. To prevent this classification, our Operating Agreement provides that:

•	Our Manager will not permit trading of units on an established securities market within the meaning of Section 7704(b) of the Code;

•
Our Manager will not permit any transfer of units which would cause the sum of percentage interests in the capital or profits represented by units that are transferred during any year to exceed the limitation under the safe harbor which applies if the sum of the percentage interests in the partnership capital or profits that are sold or otherwise disposed of during a year does not exceed 2% of the total interests in partnership capital or profits; and

•	Our Manager will not permit any withdrawal or transfer of units except in compliance with the provisions of our Operating Agreement.

A partnership which is classified as a publicly traded partnership under Section 7704 of the Code will nevertheless not be treated as a corporation for federal income tax purposes if 90% or more of its gross income for each taxable year is "qualifying income." Qualifying income generally includes interest, dividends, real property rents, and gains from the sale of real property, but excludes interest derived in the conduct of a financial business and interest that would be excluded from treatment as interest under the rules applicable to real estate investment trusts. If a publicly traded partnership is not taxed as a corporation because it meets the qualifying income test, the passive loss rules discussed below are applied separately to the partnership.

Our Manager does not intend to rely on the qualifying income exception to corporate treatment and instead intends to rely on the safe harbors described above in order to avoid the treatment of us as a publicly traded partnership.

Even if we would otherwise be treated as a partnership for federal income tax purposes, we would nevertheless be treated as a "taxable mortgage pool" if we satisfy each of the following conditions:

•	Substantially all of our assets are debt obligations.

•	More than 50% of those debt obligations are real estate mortgages.

•	We are an obligor under debt obligations with two or more maturities.

•	Payments on the debt obligations under which we are an obligor bear a relationship to payments on the debt obligations that we hold as assets.

Our Manager has represented to Tax Counsel that we will be operated so that condition (iv) is not satisfied at any time during the term of our existence, and our Operating Agreement restricts our Manager from taking any action that could cause us to be treated as a "taxable mortgage pool."

The following discussion assumes we will at all times be treated as a partnership and not as a publicly traded partnership, a corporation or a taxable mortgage pool for federal income tax purposes.

General Principles of Partnership Taxation

A partnership is not subject to federal income taxes. We will file information returns reporting our operations as a partnership for each calendar year. We will use the accrual method of tax accounting. You will be required to report your allocable share of our taxable income and loss on your individual tax return even if you receive no or insufficient distributions from us to pay the resulting taxes.

Taxation of Distributions; Determination of Basis in Units

You will not generally be taxed on distributions you receive from us with respect to units unless the distributions exceed your adjusted basis in your units. Your adjusted basis in your units will be the amount you originally paid for the units increased by:

•	your proportionate share of our indebtedness associated with your units with respect to which no member is personally liable ("nonrecourse liabilities");

•	your proportionate share of our taxable income; and

•	any additional capital contributions made by you, and decreased by:

•	your proportionate share of our taxable losses;

•	the amount of cash, and fair value of noncash, distributions to you with respect to your units; and

•	any decreases in your proportionate share of our nonrecourse liabilities associated with your units.

Any increase in nonrecourse liabilities is treated as a cash contribution and a decrease in nonrecourse liabilities is treated as a cash distribution, even though you do not actually contribute or receive cash. Any distributions in excess of your basis generally will be treated as gain from the sale or exchange of your units, except to the extent attributable to items described in Section 751 of the Code.

Limitations on the Deductibility of Losses and Expenses

Your ability to deduct your distributive share of our losses and expenses with respect to your units will be subject to the potential application of the limitations discussed below:

The Basis Limitation

Section 704(d) of the Code provides that a partner's share of partnership losses is deductible only to the extent of his adjusted basis in his partnership interest at the end of the year in which the losses occur. Losses disallowed under this rule may be carried forward indefinitely until adequate basis is available to permit their deduction. Due to this limitation, you will be precluded from deducting losses arising from your units in excess of your adjusted basis in your units.

The At Risk Limitation

Section 465 of the Code provides that a partner's share of partnership losses is deductible only to the extent the partner is "at risk" with respect to the partnership. The primary effect of this provision is to limit the availability of tax losses of a partnership as offsets against other taxable income of a partner to the partner's adjusted basis in his partnership interest, excluding any portion of adjusted basis attributable to the partner's share of partnership nonrecourse indebtedness. In addition, the at risk amount does not include contributions by a partner to the extent the partner used the proceeds of a nonrecourse borrowing to make the contributions.

The Passive Loss Limitation

Section 469 of the Code limits the deductibility of losses from "passive activities" for individuals, estates, trusts and certain closely-held corporations. A passive activity includes an activity which involves the conduct of a trade or business in which the taxpayer does not materially participate. Losses from passive activities are only allowed to offset income from passive activities and are not allowed to offset portfolio income, trade or business income or other nonpassive income, including wages or salaries. Suspended losses and credits attributable to passive activities are carried forward and treated as deductions and credits from passive activities in the next year. Suspended losses from a passive activity are allowed in full when the taxpayer disposes of his entire interest in the passive activity in a taxable transaction.

The Treasury Regulations under Section 469 provide that net passive income from an equity-financed lending activity (or, if less, the taxpayer’s equity-financed interest income from the activity) is treated as nonpassive income. An equity-financed lending activity is defined as an activity that involves a trade or business of lending money, if the average outstanding balance of liabilities incurred in the activity for the taxable year does not exceed 80% of the average outstanding balance of the interest-bearing assets held in the activity for the year.

Our Manager expects that at no time will the average outstanding balance of our liabilities exceed 80% of the average outstanding balance of our interest-bearing assets. If we are deemed to be engaged in the trade or business of lending money, our income would generally be characterized as nonpassive income to the extent prescribed in the foregoing Treasury Regulations, even though our net losses and any loss on the sale of a unit would be treated as passive activity losses, and a member would not be permitted to offset passive losses from other activities against the member's share of our nonpassive income.

Miscellaneous Itemized Deduction Limitation

Section 67(a) of the Code provides that most miscellaneous itemized deductions are deductible by an individual taxpayer only to the extent that they exceed 2% of the taxpayer's adjusted gross income and are subject to additional limitations for certain high-income taxpayers. Deductions from a trade or business are not subject to these limitations. Your allocable share of our expenses will be considered miscellaneous itemized deductions subject to this 2% limitation if we are not considered to be engaged in a trade or business for federal income tax purposes.

Gain or Loss on Sale or Redemption of Units

If you sell your units, including a sale of all of your units to us in a redemption transaction, you will recognize gain or loss on the sale measured by the difference between the amount realized and your adjusted basis in the units. Your allocable share of our indebtedness will be included in your amount realized from the units.

Character of Gain or Loss

Gain on the sale of units which have been held more than one year should be taxable as long-term capital gain, except for that portion of the gain allocable to inventory items and unrealized receivables, as those terms are defined in Section 751 of the Code, which would be treated as ordinary income.

Limitations on Deductibility of Investment Interest

Section 163(d) of the Code, applicable to noncorporate taxpayers and S corporation shareholders, limits the deductibility of interest incurred on loans used to acquire or carry property held for investment. Property held for investment includes all investments held for the production of taxable income or gain, but does not include trade or business property or interest incurred to construct trade or business property. Investment interest is deductible by noncorporate taxpayers and S corporation shareholders only to the extent it does not exceed net investment income for the taxable year. Net investment income is the excess of investment income over the sum of investment expenses. Interest expense we incur and any interest expense you incur to acquire your units will not be treated as investment interest to the extent attributable to a trade or business conducted by us, but will be treated as investment interest to the extent attributable to our activities and investments that are not deemed to constitute trade or business activities or investments.

Tax Treatment of Tax-Exempt Entities

The Code imposes a tax on the "unrelated business taxable income" ("UBTI") of organizations otherwise exempt from tax under Section 501(a) of the Code. The entities subject to the unrelated business income tax include qualified plans, IRA's and charitable and other tax-exempt organizations.

UBTI includes income derived from any trade or business regularly carried on by a partnership or limited liability company, subject to certain exclusions and modifications. Among the items generally excluded from UBTI are:

•	interest and dividend income;

•	rents from real property; and

•	gains on the sale, exchange or other disposition of assets held for investment.

However, the foregoing types of excluded income will be included in UBTI to the extent they constitute "debt-financed income." Our Manager expects to obtain a bank line of credit, which we intend to use from time to time to acquire or make mortgage loans, operate and develop for resale properties on which we have foreclosed and for other general business purposes. Taxable income attributable to such borrowing, including interest income from mortgage investments, net rental income from property acquired as a result of foreclosure and gain from the sale of property acquired through foreclosure will be subject to characterization as debt-financed income and, therefore, as UBTI. In addition, gain on a member's sale of units could be characterized as debt-financed income to the extent the investor has incurred indebtedness to acquire the units or we have incurred indebtedness with respect to the units.

Sales of mortgages or foreclosure property might also produce UBTI if we are characterized as a "dealer" with respect to those assets. Mortgage loans in which we invest that permit us to participate in the appreciation in value of the properties may also be recharacterized by the IRS as an equity interest and such recharacterization could result in UBTI. Furthermore, certain fees we receive could be treated as UBTI.

If you are a tax-exempt entity, we urge you to consult your own tax advisors concerning the possible adverse tax consequences resulting from an investment in units.

Tax Returns; Tax Information and Audits

Our Manager will prepare our information income tax returns. In connection with the preparation of the income tax returns, our Manager will prepare and distribute to our members not later than 75 days after the close of each fiscal year all information necessary in the preparation of the members' federal income tax returns, including the members' respective Schedule K-1s.

You are required to report your distributive share of the items set forth on your Schedule K-1 with respect to your units on your individual tax return consistent with our treatment of the items on our returns. You may report an item inconsistently if you file a statement with the IRS identifying the inconsistency. Otherwise, the IRS may assess additional tax necessary to make your treatment of the item consistent with our treatment of the item. Penalties for intentional disregard of the consistency requirements may also be assessed.

A limited liability company must designate a "tax matters partner" to represent it in dealing with the IRS. Our Manager will serve as our tax matters partner and will act on behalf of our members to deal with the IRS in the case of an audit of our returns and to initiate any appropriate administrative or judicial actions to contest any proposed adjustments. Tax adjustments agreed to by the tax matters partner may be binding upon you.

Adjustments, if any, resulting from any audit may require you to file an amended tax return, and may result in an audit of your own tax return. Any audit of your tax return could result in adjustments of items unrelated to our operations as well as income and losses from our operations.

Original Issue Discount Rules

The original issue discount rules under the Code pertain to mortgage loans (and other debt securities) owned by us. The effect will be that we will realize as interest income the amount that economically accrues under a mortgage loan during the course of the year, using compound interest concepts, even where a lesser amount is actually paid or accrued under its terms.

Market Discount

We may purchase mortgage investments for an amount less than the remaining principal balance of the mortgage investments. Each payment which we receive from a mortgagor will consist of interest at the stated rate and a principal payment. If we purchase an investment in a mortgage loan at a discount, for federal income tax purposes the principal portion of each payment will be treated as constituting in part the return of our investment in the mortgage loan and in part as a payment of the market discount associated with the mortgage loan. We will recognize the amount of each payment attributable to market discount as ordinary income, but the amount of each payment representing the return of our investment will not constitute taxable income. The Code also treats accrued market discount as ordinary income on the sale of an investment in a mortgage loan. We may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry market discount mortgage investments.

Impact on Subsequent Purchasers if No Section 754 Election Made

Section 754 of the Code permits a limited liability company to elect to adjust the basis of its property in the case of a transfer of an interest in the company. If we were to make a Section 754 election, the effect would be that, with respect to a transferee of a unit, the basis of our property attributable to such unit would either be increased or decreased by the difference between the transferee's basis for his units and his proportionate share of the basis for our property. Under recently enacted provisions of the Code, with certain exceptions, the basis adjustment rules described above are mandatory in the case of a transfer of a limited liability company interest with respect to which there is a substantial built-in loss.

Due to the accounting difficulties which would be involved, it is not anticipated that we will make a Section 754 election. Accordingly, the basis in our assets may not be adjusted to reflect the transferee's purchase price of his units. This treatment might not be attractive to prospective purchasers of units, and you might have difficulty for that reason in selling your units or you might be forced to sell at a discounted price.

State and Local Taxes

States and localities where we invest may impose a tax on our assets or income or on each member based on his share of any income derived from our activities in those states or localities. The state or locality in which you reside may impose taxes on your share of any income derived from your units. You should consult with your own tax advisors concerning the applicability and impact of any state and local tax laws in your particular situation.

Special Considerations for Non-U.S. Unit Holders

As used in the discussion below, a “non-U.S. holder” is a holder of units that is not a U.S. holder. For this purpose, a “U.S. holder” means a beneficial owner of a unit that is:

•	a citizen or resident of the United States for United States federal income tax purposes;

•
a corporation or partnership (or any entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust described in Section 7701(a)(30) of the Internal Revenue Code (taking into account effective dates, transition rules and elections in connection therewith).

If a partnership is a holder of units, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A purchaser of units that is a partnership should consult its tax advisors in this regard.

For federal income tax purposes, we presently intend to report ourselves as being engaged in the conduct of a United States trade or business. As a result, a non-U.S. holder of units will be deemed to be engaged in the conduct of a trade or business and will be subject to U.S. federal income taxes at graduated rates on the non-U.S. holder’s share of our taxable income and any gain on the non-U.S. holder’s sale of units.

We will be required to withhold and pay to the IRS taxes at a 35% rate (under current law) applied to the non-U.S. holder’s allocable share of our taxable income. The non-U.S. holder will be required to report taxable income from the units on a federal income tax return and will receive a credit for the withholding taxes paid with respect to such taxable income.

The foregoing is only a summary of certain United States income tax consequences to non-U.S. holders, and an investment in units could have other United States and foreign tax consequences. Non-U.S. holders should consult their tax advisors regarding the United States and foreign tax consequences to them of an investment in units in their particular situations.

ERISA CONSIDERATIONS

General

ERISA requires that the assets of qualified plans and other employee benefit plans (collectively, "Plans") be held in trust (unless an exception applies) and that the trustee shall have exclusive authority and sole discretion to manage and control the assets of the Plan, except to the extent that the trustee is subject to direction by (i) a named fiduciary pursuant to express plan document provisions or (i) a duly authorized investment manager, within the meaning of Section 3(38) of ERISA. Under ERISA, any person who exercises any authority or control respecting the management or disposition of the assets of a Plan is considered to be a fiduciary of the IRA, subject to certain exceptions not here relevant.

ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to its provisions and prohibits certain transactions between a Plan and persons who are "parties in interest," including fiduciaries, with respect to the Plan under Section 3(14) of ERISA. Under Section 4975 of the Internal Revenue Code, similar prohibitions apply to all qualified plans and IRAs.

ERISA and Section 4975 of the Internal Revenue Code also prohibit parties in interest, including fiduciaries of a Plan or an IRA, from engaging in various acts of self-dealing. To prevent a possible violation of these self-dealing rules, our Manager will not permit the purchase of units with assets of any IRA or Plan if our Manager:

•	has investment discretion with respect to the assets of the Plan or IRA; or

•	regularly gives individualized investment advice which serves as the primary basis for the investment decisions made with respect to the assets of the Plan or IRA.

Annual Valuation

Fiduciaries of any Plan subject to ERISA are required to determine annually the fair market value of the assets of the Plan as of the close of the Plan's fiscal year. Although our Manager will provide annually upon the written request of a member an estimate of the value of the units based upon, among other things, outstanding mortgage loan investments, fair market valuation based on trading will not be possible because there will be no market for the units.

Plan Assets—Generally

If our assets are deemed to be plan assets under ERISA, then the following issues will arise and impact ERISA-subject Plan and IRA investors:

•	our investment will be subject to the prudence standards and other provisions of ERISA applicable to investments by Plans and their fiduciaries would extend to investments made by us;

•
certain transactions that we might seek to enter into might constitute or result in prohibited transactions under ERISA and Section 4975 of the Internal Revenue Code because our Manager would be deemed to be a fiduciary of the Plans; and

•	our audited financial information would have to be reported annually to the U.S. Department of Labor (or "DOL").

In 1986, the DOL promulgated final regulations defining the term "plan assets." Under these regulations, when a Plan or IRA acquires an equity interest in another entity, the underlying assets of that entity will be considered plan assets unless one or more of the following exemptions applies:

•
equity participation by "benefit plan investors" (i.e., Plans, IRAs and all other employee benefit plans whether or not subject to ERISA or Section 4975 of the Internal Revenue Code) is not significant;

•	the entity qualifies as a "real estate operating company"; or

•	the equity interest is a "publicly-offered security."

Exemption for Insignificant Participation by Benefit Plan Investors

The only exemption upon which we will rely in operating our business will be the insignificant participation exemption. This exemption will be available to ERISA-subject Plan and IRA investors if less than 25% of our units is held in the aggregate by benefit plan investors (including Plans and IRAs). For purposes of this 25% rule, the units held by any person who has discretionary authority or control with respect to our assets, or who provides investment advice for a fee with respect to those assets, or any affiliate of a person who has that authority or control, shall be disregarded.

While our Manager and its affiliates are not prohibited from purchasing units, any purchases of units by any of them will be disregarded in determining whether this exemption is satisfied. We intend, at all times, to qualify for the insignificant participation exemption. We will limit sales of units to benefit plan investors so as to satisfy the exemption and we have the power under the Operating Agreement to redeem the units of benefit plan investors so as to be assured of satisfying the exemption.

HOW WE PROTECT OUR RIGHTS AS A LENDER

The following discussion is a summary of legal aspects of real estate loans. Because this is a summary, it does not contain all the information that may be important to you. Many of the legal aspects of mortgage loans are governed by applicable state laws, which may vary substantially. The following material does not reflect the laws of any particular state, unless specifically indicated.

Overview of Real Estate Loans

We make real estate loans and equity investments in real properties. In connection with real estate loans, we receive mortgages or other similar instruments such as deeds of trust, granting us rights in the security properties. Our authority under a mortgage is governed by applicable law and the express provisions of the mortgage.

Priority of liens on mortgaged property created by mortgages depends on their terms and on the order of filing with a state, county or municipal office, although this priority may be altered by the mortgagee's knowledge of unrecorded liens against the security property. However, filing or recording does not establish priority over governmental claims for real estate taxes and assessments. In addition, the Internal Revenue Code provides priority for certain tax liens over the mortgage.

Foreclosure

Non-judicial Foreclosure

If a mortgage loan secured by a deed of trust is in default, we will protect our rights by foreclosing by a non-judicial sale. Deeds of trust differ from mortgages in form, but are in most other ways similar to mortgages. Deeds of trust will contain specific provisions enabling non-judicial foreclosure in addition to those provided for in applicable statutes upon any material default by the borrower. Applicable state law controls the extent that we have to give notice to interested parties and the amount of foreclosure expenses and costs, including attorney's fees, which may be covered by a lender, and charged to the borrower.
Judicial Foreclosure

Foreclosure under mortgage instruments other than deeds of trust is more commonly accomplished by judicial action initiated by the service of legal pleadings. When the mortgagee's right to foreclose is contested, the legal proceedings necessary to resolve the issue can be time consuming. A judicial foreclosure is subject to most of the delays and expenses of other litigation, sometimes requiring up to several years to complete. For this reason, we do not anticipate using judicial foreclosure to protect our rights due to the incremental time and expense involved in these procedures.

When foreclosing under a mortgage instrument, the sale by the designated official is often a public sale. The willingness of third parties to purchase the property will depend to some extent on the status of the borrower's title, existing redemption rights and the physical condition of the property. It is common for the lender to purchase the security property at a public sale where no third party is willing to purchase the property, for an amount equal to the outstanding principal amount of the indebtedness and all accrued and unpaid interest and foreclosure expenses. In this case, the debt owed to the mortgagee will be extinguished. Thereafter, the mortgagee would assume the burdens of ownership, including paying operating expenses and real estate taxes and making repairs. The lender is then obligated as an owner until it can arrange a sale of the property to a third party. If we foreclose on the security property, we expect to obtain the services of a real estate broker and pay the broker's commission in connection with the sale of the property. Depending upon market conditions, the ultimate proceeds of the sale of the property may not equal our investment in the property. A lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings.

Lenders also need to comply with procedure related environmental rules and regulations. An increasing number of states require that any environmental hazards are eliminated before a property may be resold. A lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. As a result, a lender could realize an overall loss on a mortgage loan even if the related mortgaged property is sold at foreclosure or resold after it is acquired through foreclosure for an amount equal to the full outstanding principal amount of the mortgage loan, plus accrued interest.

In foreclosure proceedings, courts frequently apply equitable principles, which are designed to relieve the borrower from the legal effects of his immaterial defaults under the loan documents or the exercise of remedies that would otherwise be unjust in light of the default. These equitable principles and remedies may impede our efforts to foreclose.

Environmental Risks

Our security property may be subject to potential environmental risks. Of particular concern may be those security properties which are, or have been, the site of manufacturing, industrial or disposal activity. These environmental risks may give rise to a diminution in value of the security property or liability for clean-up costs or other remedial actions. This liability could exceed the value of the real property or the principal balance of the related mortgage loan. For this reason, we may choose not to foreclose on contaminated property rather than risk incurring liability for remedial actions.

Under the laws of certain states, an owner's failure to perform remedial actions required under environmental laws may give rise to a lien on mortgaged property to ensure the reimbursement of remedial costs. In some states this lien has priority over the lien of an existing mortgage against the real property. Because the costs of remedial action could be substantial, the value of a mortgaged property as collateral for a mortgage loan could be adversely affected by the existence of an environmental condition giving rise to a lien.

The state of law is currently unclear as to whether and under what circumstances clean-up costs, or the obligation to take remedial actions, can be imposed on a secured lender. If a lender does become liable for clean up costs, it may bring an action for contribution against the current owners or operators, the owners or operators at the time of on-site disposal activity or any other party who contributed to the environmental hazard, but these persons or entities may be bankrupt or otherwise judgment-proof. Furthermore, an action against the borrower may be adversely affected by the limitations on recourse in the loan documents.

 For the foregoing reasons, we anticipate that our Manager will protect us and you by requiring a Phase I Environmental Site Assessment of the security properties prior to selecting a loan for us to invest in.

Second Mortgages; Rights of Senior Mortgages

We do not presently intend to acquire mortgages that are subordinate to more than one other mortgage. Our rights as mortgagee or beneficiary under a second mortgage will be subordinate to those of the mortgagee under the senior mortgage, including the prior rights of the senior mortgagee to receive rents, hazard insurance and condemnation proceeds and to cause the security property to be sold upon default of the mortgagor. This can extinguish a second mortgage unless we assert our subordinate interest in foreclosure litigation or satisfy the defaulted senior loan. In many states a junior mortgagee may satisfy a defaulted senior loan in full, or may cure the default, and bring the senior loan current, in either even adding the amounts expended to the balance due on the junior loan. Absent a provision in the senior mortgage, or unless required by state law, a senior mortgagee need not give notice of default to a junior mortgagee.

The form of mortgage used by many institutional lenders confers on the mortgagee the right both to receive insurance proceeds and condemnation awards. Thus, in the event improvements on the property are damaged or destroyed by fire or other casualty, or in the event the property is taken by condemnation, the first mortgagee will have the prior right to collect any insurance proceeds payable and any condemnation award of damages in and to apply the same to the indebtedness secured by the senior mortgage. Proceeds in excess of the amount of senior indebtedness will, in most cases, be applied to the indebtedness secured by a junior mortgage. The right to insurance proceeds and condemnation awards may be limited, as in cases where the mortgagor is allowed to use the insurance proceeds and condemnation award to repair the damage unless the security of the mortgagee has been impaired.

The form of mortgage used by many institutional lenders also contains a "future advance" clause, which provides that additional amounts advanced to or on behalf of the mortgagor by the mortgagee are to be secured by the mortgage. While this type of clause is valid under the laws of most states, the priority of any advance made under the clause may depend on whether the advance was an "obligatory" or "optional" advance. If the mortgagee is obligated to advance the additional amounts, the advance may be entitled to receive the same priority as amounts initially made under the mortgage, notwithstanding that there may be intervening junior mortgages and other liens and notwithstanding that the mortgagee or beneficiary had actual knowledge of them. Where the mortgagee is not obligated to advance the additional amounts and has actual knowledge of the intervening junior mortgages and other liens, the advance may be subordinate to these intervening junior mortgages and other liens. Priority of advances under a "future advance" clause may also rest on state law giving priority to advances made under the loan agreement up to a "credit limit" amount stated in the recorded mortgage.

We can also protect ourselves by including provisions obligating the mortgagor to do the following:

•	pay before delinquency all taxes and assessments on the property and, when due, all encumbrances, charges and liens on the property which appear prior to the mortgage;

•	to provide and maintain fire insurance on the property;

•	to maintain and repair the property;

•	and not to commit or permit any waste on the property; and

•	to appear in and defend any action or proceeding purporting to affect the property or the rights of the mortgagee under the mortgage.

Upon a failure of the mortgagor to perform any of these obligations, we would have the right under the mortgage to perform the obligation, with the mortgagor agreeing to reimburse us for any sums we expend on behalf of the mortgagor. All sums we expend become part of the indebtedness secured by the mortgage.

Statutory Rights of Redemption

After a foreclosure sale pursuant to a mortgage, the borrower and foreclosed junior lienors may have a statutory period in which to redeem the property from the foreclosure sale. Redemption may be limited to where the mortgagee receives payment of all or the entire principal balance of the loan, accrued interest and expenses of foreclosure. The statutory right of redemption diminishes the ability of the lender to sell the foreclosed property. The right of redemption may defeat the title of any purchaser at a foreclosure sale or any purchaser from the lender subsequent to a foreclosure sale. One remedy we may have is to avoid a post-sale redemption by waiving our right to a deficiency judgment. Consequently, as noted above, the practical effect of the redemption right is often to force the lender to retain the property and pay the expenses of ownership until the redemption period has run.

Anti-Deficiency Legislation

We may acquire interests in mortgage loans which limit our recourse to foreclosure upon the security property, with no recourse against the borrower's other assets. Even if recourse is available pursuant to the terms of the mortgage loan against the borrower's assets in addition to the mortgaged property, we may confront statutory prohibitions which impose prohibitions against or limitations on this recourse. For example, the right of the mortgagee to obtain a deficiency judgment against the borrower may be precluded following foreclosure. A deficiency judgment is a personal judgment against the former borrower equal in most cases to the difference between the net amount realized upon the public sale of the security and the amount due to the lender. Other statutes require the mortgagee to exhaust the security afforded under a mortgage by foreclosure in an attempt to satisfy the full debt before bringing a personal action against the borrower. We may elect, or be deemed to have elected, between exercising our remedies with respect to the security or the deficiency balance. The practical effect of this election requirement is that lenders will usually proceed first against the security rather than bringing personal action against the borrower. Other statutory provisions limit any deficiency judgment against the former borrower following a judicial sale to the excess of the outstanding debt over the fair market value of the property at the time of the public sale.

In some jurisdictions, we can pursue a deficiency judgment against the borrower or a guarantor if the value of the property securing the loan is insufficient to pay back the debt owed to us. In other jurisdictions like California, however, if we desire to seek a judgment in court against the borrower for the deficiency balance, we may be required to seek judicial foreclosure and/or have other security from the borrower. We would expect this to be a more prolonged procedure, and is subject to most of the delays and expenses that affect other lawsuits.

Bankruptcy Laws

We may be subject to delays from statutory provisions that afford relief to debtors from our ability to obtain payment of the loan, to realize upon collateral and/or to enforce a deficiency judgment. Under the United States Bankruptcy Code of 1978, which we refer to as the Bankruptcy Code, and analogous state laws, foreclosure actions and deficiency judgment proceedings are automatically suspended upon the filing of the bankruptcy petition, and often no interest or principal payments are made during the course of the bankruptcy proceeding. The delay and consequences in obtaining our remedy can be significant. Also under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of the holder of a second mortgage may prevent the senior lender from taking action to foreclose out the junior lien.

Under the Bankruptcy Code, the amount and terms of a mortgage on property of the debtor may be modified under equitable principles or otherwise. Under the terms of an approved bankruptcy plan, the court may reduce the outstanding amount of the loan secured by the real property to the then current value of the property in tandem with a corresponding partial reduction of the amount of the lender's security interest. This leaves the lender having the status of a general unsecured creditor for the differences between the property value and the outstanding balance of the loan. Other modifications may include the reduction in the amount of each monthly payment, which may result from a reduction in the rate of interest and/or the alteration of the repayment schedule, and/or change in the final maturity date. A court may approve a plan, based on the particular facts of the reorganization case that effected the curing of a mortgage loan default by paying arrearage over time. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor to de-accelerate a mortgage loan and to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court prior to the filing of the debtor's petition. This may be done even if the full amount due under the original loan is never repaid. Other types of significant modifications to the terms of the mortgage or deed of trust may be acceptable to the bankruptcy court, often depending on the particular facts and circumstances of the specific case.

In a bankruptcy or similar proceeding action may be taken seeking the recovery as a preferential transfer of any payments made by the mortgagor under the related mortgage loan to the lender. Payments on long-term debt may be protected from recovery as preferences if they are payments in the ordinary course of business made on debts incurred in the ordinary course of business. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

Enforceability of Certain Provisions

Due-On-Sale Provisions

Federal law pre-empts state constitutional, statutory and case law that prohibits the enforcement of due-on-sale clauses and permits lenders to enforce these claims in accordance with their terms. As a result, due-on-sale clauses are enforceable except in those states whose legislatures exercised their limited authority to regulate the enforceability of these clauses. Due-on-sale clauses will not be enforceable in bankruptcy proceedings.

Acceleration on Default

We may invest in mortgage loans which contain a "debt-acceleration" clause, which permits us to accelerate the full debt upon a monetary or non-monetary default of the borrower. The courts of most states will enforce clauses providing for acceleration in the event of a material payment default after we give appropriate notices. The equity courts of any state, however, may refuse to foreclose a mortgage when an acceleration of the indebtedness would be inequitable or unjust. Furthermore, a borrower may avoid foreclosure and reinstate an accelerated loan by paying only the defaulted amounts and the costs and attorney's fees incurred by the lender in collecting these defaulted payments.

State courts also are known to apply various legal and equitable principles to avoid enforcement of the forfeiture provisions of installment contracts. For example, a lender's practice of accepting late payments from the borrower may be deemed a waiver of the forfeiture clause. State courts also may impose equitable grace periods for payment of arrearage or otherwise permit reinstatement of the contract following a default. If a borrower under an installment contract has significant equity in the property, a court may apply equitable principles to reform or reinstate the contract or to permit the borrower to share the proceeds upon a foreclosure sale of the property if the sale price exceeds the debt.

Prepayment Provisions

In the absence of state statutory provisions prohibiting prepayment fees, we expect that the courts will enforce claims requiring prepayment fees. However, in some states prepayment fees may be unenforceable for residential loans or after a mortgage loan has been outstanding for a number of years. Applicable law may limit the amount of any prepayment fee to a specified percentage of the original principal amount of the mortgage loan, to a specified percentage of the outstanding principal balance of a mortgage loan, or to a fixed number of month's interest on the prepaid amount. We may have to contend with laws that render prepayment provisions on default or other involuntary acceleration of a mortgage loan unenforceable against the mortgagor or trustor. Some state statutory provisions may also treat prepayment fees as usurious if they exceed statutory limits. We anticipate that approximately 50% of our loans will not have prepayment provisions.
Secondary Financing: Due-on-Encumbrance Provisions

Some mortgage loans may have no restrictions on secondary financing, thereby permitting the borrower to use the mortgaged property as security for one or more additional loans. We are more likely to invest in mortgage loans that permit us, as first lender, to accelerate the maturity of a loan if the borrower grants a second mortgage or in mortgage loans that require our consent to any junior or substitute financing.

Where a borrower encumbers the mortgaged property with one or more junior liens, the first lender is subjected to the following additional risks:

•	the borrower may have difficulty servicing and repaying multiple loans;

•	acts of the senior lender which prejudice the junior lender or impair the junior lender's security may create a superior equity in favor of the junior lender;

•
if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with, delay and even prevent the taking of action by the senior lender;

•	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

We expect that our loans will prohibit junior mortgages and intend to monitor our loans closely so that we will know when a junior lien holder acquires an interest in the security property.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a mortgage loan. In determining whether a given transaction is usurious, courts may include charges in the form of points and fees as interest, but may exclude payments in the form of reimbursement of foreclosure expenses or other charges found to be distinct from interest. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the form employed and the degree of overcharge are both immaterial. Statutes differ in their provision as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may have the recorded mortgage or deed of trust canceled upon paying its debt with lawful interest, or the lender may foreclose, but only for the debt plus lawful interest. Under a second, more severe type of statute, a violation of the usury law results in the invalidation of the transaction, thereby permitting the borrower to have the recorded mortgage or deed of trust canceled without any payment and prohibiting the lender from foreclosing.

REPORTS TO MEMBERS

Pursuant to applicable state guidelines and the undertakings we have made to the Securities and Exchange Commission in our filings, we will be required to deliver certain reports to our members and make various filings with the Securities and Exchange Commission, particularly in the early stages of our operations. These reports and filings are described in this section. Within 75 days after the close of our fiscal year, our Manager will prepare and distribute to you all the information about us you need to prepare your federal income tax return.

Copies of the financial statements and reports referred to above, other than those delivered for purposes of your income tax return, shall be distributed to you within 90 days after the close of each taxable year. The materials delivered to you annually will include:

•	audited financial statements: balance sheet, statements of income or loss, members' equity, and cash flow;

•
a statement as to any transactions between us and our Manager or its affiliates, and of the fees, commissions, compensation and other benefits paid by us or accrued to our Manager or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the respective services performed; and

•	a report identifying distributions from:

•	cash flow from operations during that year;

•	cash flow from operations in prior years that had been held as reserves;

•	proceeds from any capital transactions; and

•	reserves from the gross proceeds of this Offering originally obtained from our members.

We will also provide you with the information required by Form 10-Q within 45 days of the end of each fiscal quarter.

Because the Securities and Exchange Commission has declared effective the Registration Statement of which this prospectus is a part, we have become subject to the reporting requirements of the Securities Exchange Act of 1934. This means that we will be required to file periodic reports, including quarterly reports within 45 days after the end of each fiscal quarter and annual reports within 90 days of the end of each fiscal year. Such reports will be prepared, at our expense, by our Manager. These reports contain financial information and an analysis of our business for that quarter or year, including comparisons with prior performance, as well as additional disclosure in the annual reports. The holders of over 5% of our units will be required to file reports reflecting their levels of unit ownership. Furthermore, for so long as the proceeds of this Offering are not fully committed or returned to investors, our Manager shall prepare a special report containing a statement of the amount of the mortgage loans in which we have invested, the material terms of these loans, the identity of the borrower and the real property securing the mortgage loans and the appraised values of that real property. This report may be included in the quarterly report described below. We will send you copies of the report within 60 days after the end of each quarter. Our Manager will not prepare a special report during quarters when there are no mortgage loans or placement or evaluation fees.

PLAN OF DISTRIBUTION

We are offering up to an aggregate of $500,000,000 of units in our limited liability company. A minimum investment of $25,000 is required to be invested in units, unless a lower investment is permitted by our Manager, in its sole discretion. As of the date of this prospectus, we have sold $18,786,647 of units, including $317,810 of reinvested distributions. As of March 31, 2007, we have funded 25 loans as described above in “Management’s Discussion and Analysis of Financial condition and Results of Operations—Investments in Mortgage Loans.”

As of the date of this prospectus, the current offering price per unit was $1,008. However, our Manager sets a daily unit price for additional sales of units by adjusting the net book value of our assets to reflect accrued income and expenses of our assets. The adjusted net book value, divided by the number of units outstanding will determine the daily unit price. Our Manager owns computer software designed to perform this function. The adjusted price to be paid by subsequent investors will not be based on the market value of our assets and will not reflect changes in value resulting from general market conditions or changes in credit quality or performance of our assets. Therefore, our existing investors may experience dilution to the extent the market value of our assets has appreciated and such appreciation is not reflected in our book value calculation of the adjusted unit offering price.

When you invest in units, the amount of your investment will be deposited in a segregated non-interest bearing escrow account with First Republic Trust Company until:

•	Your subscription agreement has been reviewed and accepted; and

•	The price per unit has been calculated.

Our acceptance of your Subscription Agreement, which is attached as Exhibit B to this prospectus, is effective when we countersign it. Subscriptions for units will be accepted or rejected no sooner than five (5) business days after the date of the Subscription Agreements and within 30 days of their receipt. If we reject your Subscription Agreement, your funds will be returned to you within 10 business days. If we accept your subscription and payment for units, you will receive uncertificated units in, and be a member of, us within five (5) business days after we accept your subscription. We will promptly send you a confirmation of the number of units you have acquired. This will be evidence that you are a member. As a member, you have the rights that are outlined in this prospectus.

We are using this prospectus to offer units to the public on our own behalf conducted through our Manager in a manner that is intended to be within Rule 3a4-1 of the Securities Exchange Act of 1934, as amended. The following officers and directors of our Manager will be primarily responsible for conducting the on our behalf: Dan Harkey and Gwen Melanson. Although it does not presently intend to do so, our Manager may engage non-affiliated securities brokerage firms that are members of the NASD to act as selected dealers to sell units to the public. We have no understanding or arrangement, written or oral, with any securities brokerage firm or individual to act as a selected dealer. Our Manager will pay the selected dealers sales commissions for their respective sales of units. We will not reimburse our Manager for such commissions or any expenses incurred by our Manager in connection with this Offering.

We or any selected dealers will be reviewing subscription applications as they are received. We or any selected dealers will indicate the acceptance of your subscription agreement by countersigning it and indicating the number of units we will issue.

We will continue to sell units to the public until we have sold a total of $500,000,000 worth of units which includes units to be issued under our distribution reinvestment plan. We may sell units through February 3, 2008, or we may decide to end the Offering earlier. In certain states where this Offering will be made, we may not be allowed to extend this Offering beyond one year unless we have the permission of the appropriate state agency.

If you want to purchase units, you should complete the Subscription Agreement which you can find at Exhibit B to this prospectus and which will be provided by us or the securities dealer that offered you the units. You should return the Subscription Agreement and full payment for the units being purchased to us and make your payment out to "Point Center Mortgage Fund I, LLC". You may obtain additional copies of the subscription agreement from our Manager, whose address is: 30900 Rancho Viejo Road, Suite 100, San Juan Capistrano, California 92675, and whose phone number is (949) 661-7070 or (800) 544-8800.

By submitting the signed Subscription Agreement with payment for the purchase of units, you:

•	agree to be bound by the Operating Agreement;

•	grant a special and limited power of attorney to our Manager; and

•	represent and warrant that you meet the relevant standards specified in the Subscription Agreement and are eligible to purchase units.

Neither our Manager nor any other securities brokerage firm will permit sales to discretionary accounts without prior specific written approval of the owner of the account.

Investors in our units will not be given copies of the documents associated with any loans for their review prior to or after making the investment in our units.

 We intend to invest proceeds from this Offering as soon as practicable; however, we cannot accurately predict when we will invest the proceeds and have funds available for distribution. We believe that the maximum period of time before distribution on your investment will be 2 months after subscriptions have been accepted from initial investors. We expect to make distributions on a monthly basis thereafter, to all investors.

LEGAL MATTERS

Corporate Law Solutions, P.C., Irvine, California, is our Manager's and our attorney, and has reviewed and issued an opinion on the legality of our issuance of the units. Orrick, Herrington & Sutcliffe LLP, San Francisco, California, has rendered advice to us regarding certain federal income tax and ERISA matters and has issued an opinion on certain federal income tax matters in connection with the Offering.

EXPERTS

The financial statements of Point Center Mortgage Fund I, LLC, at December 31, 2005, appearing in this prospectus and Registration Statement has been audited by James J. Fuchs, CPA, independent auditor, as set forth in his report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of Mr. Fuchs as experts in accounting and auditing. The financial statements of Point Center Mortgage Fund I, LLC, at December 31, 2006, appearing in this prospectus and Registration Statement has been audited by David Allen Duner, CPA, independent auditor, as set forth in his report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of Mr. Duner as experts in accounting and auditing.

The balance sheet of Point Center Financial Inc., at December 31, 2005, appearing in this prospectus and Registration Statement has been audited by James J. Fuchs, CPA, independent auditor, as set forth in his report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of Mr. Fuchs as experts in accounting and auditing. The balance sheet of Point Center Financial Inc., at December 31, 2006, appearing in this prospectus and Registration Statement has been audited by David Allen Duner, CPA, independent auditor, as set forth in his report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of Mr. Duner as experts in accounting and auditing.

AVAILABLE INFORMATION

This prospectus does not contain all the information in the Registration Statement on Form S-11 (No. 333-118871) and accompanying exhibits, which we have filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933. Additionally, we will become subject to the reporting requirements of the Securities and Exchange Act of 1934 and, consequently, will file annual and quarterly reports and other information with the Commission. Copies of the Registration Statement on Form S-11 and all amendments thereto and other reports and information filed by us can be inspected and copied at the public reference facilities (phone number (800) SEC-0330) maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of that material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information for registrants that file electronically with the Commission. The address of this site is http://www.sec.gov.

As required by the Commission in connection with real estate related offerings on Form S-11, we have also undertaken to provide you directly with the financial statements required by Form 10-K for the first full year of our operations and to file with the Commission "sticker supplements" to this prospectus during the distribution period.

You will also be able to review our filing on Form 8-K that we will file after the end of the distribution period. This report will contain additional financial statements and information required under the Securities Exchange Act for purchases made after the end of the distribution period involving the use of 10% or more, on a cumulative basis, of the net proceeds of this Offering. We will also provide the information contained in this report to the members at least once each quarter after the distribution period of this Offering has ended.

Our Internet website address is http://www.pcmortgagefund.com. We make available free of charge Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports, as soon as reasonably practicable, after such material is electronically filed or furnished to the Commission.

We will be distributing sales literature in connection with this Offering. Such literature may include information presented through seminars, brochures and promotional literature disseminated through print and broadcast media. Such literature may be disseminated by us directly or through our Manager.

APPENDIX I

Prior Performance Tables

Set forth below are prior performance tables for National Financial Lending, LLC which is the only mortgage pool that our Manager has managed and it is the only program that it manages which has investment objectives that are substantially the same as ours.

The following table sets forth the type, number of loan originations and the dollar value of such loans placed by our Manager for National Financial Lending, LLC since 2002. Construction loans, except as indicated otherwise, are loans for the construction of buildings on property which has been improved through the installation of utilities, roads or infrastructure. Commercial loans are made to finance operations or improvements for property that has already been fully constructed and also includes industrial properties and churches. Residential loans include single family detached and attached, condominiums, and apartment buildings.

Type of Loan	Number of Loans	Amount of Loans	Percent of Loans Based on Number of Loans	Percent of Loans Based on Amount of Loans
Land Loans	74	$190,858,276	40.22%	48.99%
Construction	35	89,489,435	19.02%	22.97%
Commercial	62	74,436,005	33.70%	19.10%
Residential	13	34,840,851	7.06%	8.94%
TOTAL:	184	$389,624,567	100%	100%

The following table provides summary information as to the unit offering proceeds, offering expenses and investments of the offering proceeds of National Financial Lending, LLC:

Offering Period	Amount Raised	Total Offering & Organizational Expenses	Amount Available for Investment	Amount Actually Invested
7/26/02 - 12/31/02	$13,144,522	$0.00	$13,144,522	$13,144,522
1/1/03 - 12/31/03	37,248,099	0.00	37,248,099	37,248,099
1/1/04 - 12/31/04	65,343,106	0.00	65,343,106	65,343,106
1/1/05 - 12/31/05	74,134,946	0.00	74,134,946	74,134,946
1/1/06 - 12/31/06	45,441,545	0.00	45,441,545	45,441,545
TOTAL:	$235,312,218	$0.00	$235,312,218	$235,312,218

The following table provides summary information as to the unit offering proceeds, operating expenses and cash flows, fees and expenses paid to manager, and distributions paid to the investors of National Financial Lending, LLC:

Offering Period	Amount Raised	Amount Paid to Manager from Offering Proceeds	Operating Expenses Other than Fees Paid to Manager	Cash Flow from Operations Before Payments to Manager	Fees & Expenses Paid to Manager	Distributions to Investors (1)	Fees Paid from Distributions
7/26/02 - 12/31/02	$13,144,522	$0.00	$800	$445,629	$81,986	$390,440	$0.00
1/1/03 - 12/31/03	37,248,099	0.00	7,545	3,615,986	747,664	3,389,899	0.00
1/1/04 - 12/31/04	65,343,106	0.00	14,700	9,471,013	1,709,634	8,973,123	0.00
1/1/05 - 12/31/05	74,134,946	0.00	60,005	17,235,705	2,689,633	23,287,734	0.00
1/1/06 - 12/31/06	45,441,545	0.00	290,060	23,035,065	3,069,843	40,006,677	0.00
TOTALS	$285,312,218	$0.00	$373,110	$53,803,398	$8,298,760	$76,047,873	$0.00

(1)  100% of the funds distributed in excess of cash flow from operations represents a return of capital to investors and also includes redemption of LLC interests from investors. The source of distributions in excess of operating cash flow comes from principal repayments of loan assets that were not reinvested into new loans.

The following table provides summary information as to the gross revenues, operating expenses and cash flows; distributions to investors; and the portfolio value of National Financial Lending, LLC:

Offering Period	Gross Revenues	Operating Expenses Including Fees Paid to Manager	Cash Flow from Operations	Distributions to Investors (1)	Portfolio Value at Year End
7/26/02 - 12/31/02	$446,429	$82,786	$363,643	$390,440	$13,117,726
1/1/03 - 12/31/03	3,623,531	755,209	2,868,322	3,389,899	$49,844,249
1/1/04 - 12/31/04	9,485,713	1,724,334	7,761,379	8,973,123	$113,975,611
1/1/05 - 12/31/05	17,235,705	2,749,638	14,486,066	23,287,734	$179,308,888
1/1/06 - 12/31/06	23,035,065	3,359,903	19,675,162	40,006,677	$204,656,230
TOTALS	$53,826,443	$8,671,870	$45,154,572	$76,047,873

(1)  100% of the funds distributed in excess of cash flow from operations represents a return of capital to investors and also includes redemption of LLC interests from investors. The source of distributions in excess of operating cash flow comes from principal repayments of loan assets that were not reinvested into a new loans.

The following tables provide summary information as to the real properties acquired by National Financial Lending, LLC as a result of loan foreclosures during the past 3 years:

Name of Borrower:	Alward Trust	Pettro	KC Hotel

Location of Property Securing the Loan:	58960 - 58880 Van Dyke Road Washington Township, Michigan 48094	East 1860 South Street Provo, Utah 84606	7301 Tiffany Springs Road Kansas City, Missouri 64153

Type of Property:	Grocery Store and Strip Mall	Vacant Land Zoned For Industrial Use	Hotel

Gross Leasable Space:	70,964 square feet gross building area	51 developable acres	249 rooms 53,600 square feet

Date of Foreclosure/Acquisition:	10/22/04	02/28/05	04/26/05

Percentage of Ownership:	51%	30%	100%

Principal Balance of Mortgage on Foreclosure Date:	$1,756,950	$1,380,538	$2,000,000

Total Cash Expenditures:	$8,289	$22,028	$214,958

Date of Sale of Secured Property:	04/08/05	N/A	06/21/05

Amount Received from Sale:	$1,927,915	N/A	$2,550,000

Name of Borrower:	Calvary Christian Church	Crescent Capital	Gold Rush II

Location of Property Securing the Loan:	10530 Hartsook Street Houston, Texas 77304	13201 Military Road South Tukwila, Washington 98168	1830 Cobb Parkway South Marietta, Georgia 30060

Type of Property:	Church	Vacant Land	Night Club - Commercial

Gross Leasable Space:	19,108 square feet	N/A	22,192 square feet

Date of Foreclosure/ Acquisition:	02/06/06	03/24/06	09/05/06

Percentage of Ownership:	100%	100%	65.50%

Principal Balance of Mortgage on Foreclosure Date:	$870,144	$2,400,000	$2,552,650

Total Cash Expenditures:	$49,038	N/A	$214,521

Date of Sale of Secured Property:	N/A	N/A	N/A

Amount Received from Sale:	N/A	N/A	N/A

INDEX TO FINANCIAL STATEMENTS

POINT CENTER MORTGAGE FUND I, LLC:
Reports of Independent Certified Public Accountants for Point Center Mortgage Fund I, LLC	F-2
Audited Balance Sheet for the year ended December 31, 2006	F-4
Audited Statement of Income and Members Equity for the year ended December 31, 2006	F-5
Audited Statement of Cash Flows for the year ended December 31, 2006	F-6
Notes to Financial Statements	F-7

POINT CENTER FINANCIAL, INC.:
Report of Independent Certified Public Accountant for Point Center Financial, Inc.	F-12
Audited Balance Sheet for the year ended December 31, 2006	F-13
Notes to Balance Sheet	F-15

DAVID ALLEN DUNER
Certified Public Accountant
www.DunerCPA.com
Telephone (949) 263-0030	18952 Mac Arthur Blvd.
FAX (949) 263-0037	Suite 400
E-Mail David@DunerCPA.COM	Irvine, California 92612

MEMBER OF
AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
CALIFORNIA SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

Managing Member

Point Center Mortgage Fund I, LLC

We have audited the accompanying balance sheet of Point Center Mortgage Fund I, LLC (the “Fund”) (a Delaware limited liability company) as of December 31, 2006 and the related statements of income and changes in members’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Point Center Mortgage Fund I, LLC as of December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ David Allen Duner, CPA
Irvine, California
February 6, 2007

JAMES J. FUCHS
Certified Public Accountant

Telephone: (714) 549-9544	1520 Nutmeg Place
FAX: (714) 549-2768	Suite 105
E-Mail: jjfuchs@earthlink.com	Costa Mesa, California 92626

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

Managing Member

Point Center Mortgage Fund I, LLC

We have audited the accompanying balance sheet of Point Center Mortgage Fund I, LLC (the “Fund”) (a Delaware limited liability company) as of December 31, 2005. This balance sheet is the responsibility of the Fund’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Point Center Mortgage Fund I, LLC as of December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ James J. Fuchs, CPA
Costa Mesa, California
February 24, 2006

FINANCIAL STATEMENTS AND NOTES

POINT CENTER MORTGAGE FUND I, LLC
BALANCE SHEET

	December 31,
	2006	2005
ASSETS

CURRENT ASSETS
Cash in bank	$43,743	$25,000
Interest receivable	103,698	-
Trust deed notes receivable	6,281,267	-
TOTAL CURRENT ASSETS	6,428,708	25,000

OTHER ASSET
Trust deed notes receivable	5,475,090	-
TOTAL ASSETS	$11,903,798	$25,000

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITES
Accrued expenses	$17,000	-
Taxes payable	1,700	-
Loan servicing fees payable	12,945	-
Management fees payable	9,924	-
TOTAL CURRENT LIABILITIES	41,569	-

MEMBERS' EQUITY - PER ACCOMPANYING STATEMENT	11,862,229	25,000
TOTAL LIABILITES AND MEMBERS' EQUITY	$11,903,798	$25,000

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS
SEE INDEPENDENT AUDITOR’S REPORT

POINT CENTER MORTGAGE FUND I, LLC
STATEMENT OF INCOME AND CHANGES IN MEMBERS' EQUITY

	Years Ended December 31,
	2006	2005

REVENUE
Interest income	$360,966	$-
Late fee income	340	-
TOTAL REVENUE	361,306	-

OPERATING EXPENSES
Loan servicing fees	44,046	-
Management fees	37,620	-
Professional fees	27,000	-
California LLC gross receipts fee	900	-
California LLC franchise tax	800	-
Bank charges	1,510	-
Compliance cost	396	-
TOTAL OPERATING EXPENSES	112,272	-

NET INCOME	249,034	-

MEMBERS' EQUITY
Members' equity - January 1,	25,000	25,000
Capital contributions received	11,728,140	-
Capital liquidation distributions	-	-
Distributions declared	(296,030)	-
Distributions reinvested	156,085	-
MEMBERS' EQUITY - DECEMBER 31,	$11,862,229	$25,000

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS
SEE INDEPENDENT AUDITOR’S REPORT

SEE INDEPENDENT

POINT CENTER MORTGAGE FUND I, LLC
STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$249,034	$-
Adjustments to reconcile net income to net cash provided by operating activities:
Change in operating assets and liabilities:
Increase in accrued expenses	17,000	-
Increase in taxes payable	1,700	-
Increase in loan servicing fee payable	12,945	-
Increase in management fees payable	9,924	-
NET CASH PROVIDED BY OPERATING ACTIVITIES	290,603	-

CASH FLOWS FROM INVESTING ACTIVITIES
Increase in accrued interest receivable	(103,698)	-
Trust deed notes receivable - funded	(12,025,784)	-
Trust deed notes receivable - principal received	269,427	-
NET CASH USED IN INVESTING ACTIVITIES	(11,860,055)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions received from members'	11,728,140	-
Capital liquidation distributions to members'	-	-
Monthly distribution payments to members'	(139,945)	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	11,588,195	-

NET INCREASE IN CASH	18,743	-

CASH BALANCE - JANUARY 1,	25,000	25,000
CASH BALANCE - DECEMBER 31,	$43,743	$25,000

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS
SEE INDEPENDENT AUDITOR’S REPORT

POINT CENTER MORTGAGE FUND I, LLC
NOTES TO FINANCIAL STATEMENT
DECEMBER 31, 2006 AND 2005

NOTE 1 - ORGANIZATION

Point Center Mortgage Fund I, LLC (the “Fund”) was formed on July 14, 2004. The Fund was granted approval by the Securities and Exchange Commission to sell membership interests on February 3, 2006, and began operations on June 28, 2006.

The Fund was organized to engage in the business of raising funds from investors and investing those funds primarily in both commercial and residential loans. The loans are secured by deeds of trust on real property located throughout the United States of America. The investors become members of the LLC. The managing member of the Fund is Point Center Financial, Inc., a California corporation.

Term of the Fund - The term of the Fund will end on December 31, 2029, unless the members vote to extend the term.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management Estimates - The preparation of financial statements in conformity with generally accepted accounting principles accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents - For purposes of the statement of cash flows, cash includes all checking and savings accounts. The Fund’s cash balances often exceed federally-insured limits. However, the Fund has not experienced any losses and believes it is not exposed to any significant credit risk on its cash balances.

Investment in Trust Deed Notes Receivable - This account represents investments that are secured by trust deeds. Generally, loans require interest only payments with a balloon payment of the principal at maturity. The Fund has both the intent and ability to hold trust deeds until maturity and therefore, loans are classified and accounted for as held for investment and are carried at the principal balance due (see note 4).

Reserve for Loan Losses - The Fund’s loan portfolio and the related accrued interest are analyzed on a continuous basis for recoverability. A reserve for loan losses is established based on management’s estimate of losses inherent and probable as of the balance sheet date. Management evaluates the adequacy of the reserve giving consideration to factors such as the value of the underlying collateral, current performance of the loans, extent and nature of delinquencies, credit characteristics of the portfolio, and the general economic environment.

Using historical experience and taking into consideration the factors above, the Manager estimates a reserve for loan losses, which is believed to be adequate for known and inherent losses in the portfolio of trust deed notes receivable. Provision for losses is charged to the statement of operations. Losses incurred on trust deeds are charged to the reserve (see note 5). Since its inception, the Fund has not written off any loans.

Interest Income - Interest income on loans is accrued by the effective interest method. Generally, interest and payments are due monthly, on the first day of each month. Interest is generally prorated to the first day of the month following the closing of the loan escrow. Interest income due and not received as of the balance sheet date is accrued.

Late Fee Income - Late fees are charged to borrowers when a payment is 10 days past its due date. Late fees are generally 10% of the payment due by the borrower. Late fee charges due and not received as of the balance sheet date is accrued.

Real estate held for sale - In the event a trust deed note receivable goes into default, the Manager will commence foreclosure proceedings on behalf of and for the benefit of the Fund. If the collateral real estate is not acquired at a foreclosure sale by an outside purchaser, the real estate becomes the property of the Fund. This real estate will be considered held for sale and is stated at the lower of the recorded investment in the loan including foreclosure costs and expenses, accrued interest and late charges as of the date of the foreclosure sale (i.e. the acquisition date) or at the property’s estimated fair value. The Fund had no real estate held for sale at December 31, 2006.

SEE INDEPENDENT AUDITOR’S REPORT

POINT CENTER MORTGAGE FUND I, LLC
NOTES TO FINANCIAL STATEMENT
DECEMBER 31, 2006 AND 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes - The Fund is a limited liability company for federal and state income tax purposes. Under the laws pertaining to income taxation of limited liability companies, no income tax is paid by the Fund as an entity. Each individual member reports on their income tax returns their distributive share of the Fund’s income, gains, losses, deductions and credits, whether or not any actual distribution is made to such member during a taxable year. Accordingly, no provision for income taxes besides the California $800 minimum state franchise tax and the California LLC gross receipts fee is reflected in the accompanying financial statements.

NOTE 3 - FUND PROVISIONS

The Fund is a Delaware limited liability company. The rights, duties and powers of the members of the Fund are governed by the offering circular and the Delaware Limited Liability Company Act. The following description of the Fund’s offering circular provides only selected information. Members should refer to the Fund’s offering circular for a more complete description of the various provisions.

The Manager is in complete control of the Fund business, subject to the voting rights of the members on specified matters. The Manager has the power and authority to act for and bind the Fund.

Profits and Losses - Profits and losses accrued during any calendar month are allocated to the members in proportion to their capital accounts maintained throughout the month. Investors who become members of the Fund other than on the first day of a calendar month shall be allocated a proportionate share of the Fund’s profits or losses for that month reflecting the days during the month that the investor was a member.

Each month the Manager will distribute the Fund’s accrued net profits to the Members, to the extent that there is cash available and provided that the monthly distribution will not impact the continuing operation of the Fund.

Investors may elect to receive monthly cash distributions from the Fund in the amount of that Member’s share of cash available for distribution, or allow his or her distributions to be reinvested by purchasing additional Shares.

Member Withdrawal - The Fund will use its best efforts to redeem shares from Members that have (i) held said Shares for a period of at least twenty four months and (ii) have requested, in writing by certified mail two to three months prior to the Shares being redeemed. Any obligation of the Fund to repurchase Shares shall be subject to availability of cash for such purpose. In no event shall the Fund be obligated to sell any of its assets to raise cash to pay any portion of the repurchase price.

The amount that a withdrawing member will receive from the Fund is based on the withdrawing Member’s capital account as of the date of the withdrawal.

NOTE 4 - TRUST DEED NOTES RECEIVABLE

These consist of investments in primarily first trust deeds by the Fund. These trust deeds are secured by real estate and carry various interest rates ranging from 9.95% to 13.0%, with maturity dates ranging from one to five years.

The following is a schedule of the annual contractual maturity of the trust deed notes receivable as of December 31, 2006.

SEE INDEPENDENT AUDITOR’S REPORT

POINT CENTER MORTGAGE FUND I, LLC
NOTES TO FINANCIAL STATEMENT
DECEMBER 31, 2006 AND 2005

NOTE 4 - TRUST DEED NOTES RECEIVABLE (CONTINUED)

Period ended December 31,

2007	$6,281,267
2008	2,908,576
2009	388,955
2010	15,301
2011	2,162,258
$11,756,357

It is the Fund’s experience that often times trust deed notes receivable are either extended or repaid before contractual maturity dates, refinanced at maturity or may go into default and not be repaid by the contractual maturity dates.

NOTE 5 - RESERVE FOR LOSSES ON TRUST DEED NOTES RECEIVABLE

An analysis of the recoverability of specific loans in the Fund’s loan portfolio as of December 31, 2006 is as follows:

The following loan was in default status as of December 31, 2006:

Loan # 205119 - DCP, LLC
Maturity Date - November 1, 2006
Last payment received - December 4, 2006
Principal balance due	$752,258
Interest receivable	6,183
Total Due at December 31, 2006	$758,441

Fair market value of collateral real estate	$1,557,470

Loan to value percentage	48.70%

On October 19, 2006 the Manager entered into a forbearance agreement on behalf of the Fund with the borrower, and has agreed to temporarily forbear from commencing foreclosure proceedings until January 1, 2007. The borrower paid off the balance of the loan on January 8, 2007.

Based on review of the above factors management has determined that no specific reserve for loan loss on trust deed notes receivable is warranted at December 31, 2006.

NOTE 6 - RELATED PARTY TRANSACTIONS

Point Center Financial, Inc., a California corporation is the Manager of the Fund. Point Center Financial, Inc. has the following related party transactions with Point Center Mortgage Fund I, LLC.

SEE INDEPENDENT AUDITOR’S REPORT

POINT CENTER MORTGAGE FUND I, LLC
NOTES TO FINANCIAL STATEMENT
DECEMBER 31, 2006 AND 2005

NOTE 6 - RELATED PARTY TRANSACTIONS (CONTINUED)

Point Center Financial, Inc. realizes the following types of compensation from the Fund:

Loan Servicing Fee - Represents servicing fees paid by the Fund to service the note, to protect the Company’s interest in and enforce its rights under the secured note, deed of trust and any other loan document and if necessary, to manage, refinance or sell the property. The monthly servicing fee is 0.125% (1.5% annually) of the outstanding principal amount of all loans being serviced, and is withheld from the monthly borrower payments. As of December 31, 2006, $44,046 of this fee has been incurred.

The Manager is entitled to receive 50% of any late charges, prepayment penalties and exit fees. During the year ended December 31, 2006 the Manager received $340 in late fee income from the borrowers.

Conditional Annual Program Management Fee - An annual fee of 1% of the aggregate capital contributions will be paid monthly to the Manager out of available cash flow from the loan portfolio. This fee will accrue, without interest, and be payable only at such times as available cash exists. The Manager has agreed to waive this fee for the period ended June 30, 2006, however starting the month of July 2006 through the year ended December 31, 2006, $37,620 has been incurred.

A brokerage fee of up to 3% of proceeds received upon the resale of any property acquired through foreclosure will be paid to the Manager where it substantially contributes to the sale.

A brokerage fee of up to 3% of proceeds received upon the resale of any property acquired through foreclosure will be paid to the Manager where it substantially contributes to the sale.

The Manager will pay and will not be reimbursed by the Fund for any general or administrative overhead expenses, such as labor, rent, supplies, etc. it incurs in connection with managing the operations of the Fund.

Loan Extension Fees and Forbearance Agreement Fees - Where the Manager in its best judgment, enters into an agreement with the borrower to extend the maturity date of a loan or forebear foreclosure on a loan, the Manager is paid a fee by the borrower. The Manager retains 100% of all loan extension fees and forbearance fees received from borrowers.

The Fund will bear the following costs:

California franchise tax and the California limited liability company gross receipts fee.

Legal, accounting, and tax preparation fees.

Annual bond fee for the California Financial Lender License.

Organizational and offering costs have been paid by the Manager of the Fund. The Manager waives its rights to recover such expenses at a later time. As of December 31, 2006 the Manager has paid $263,376 for organization costs, and $734,257 for offering costs.

Point Center Financial, Inc., the Manager, had .2181% ownership interest in the Fund as of December 31, 2006.

NOTE 7 - LOAN CONCENTRATIONS AND CHARACTERISTICS

At December 31, 2006, there were 19 secured loans outstanding with the following characteristics:

SEE INDEPENDENT AUDITOR’S REPORT

POINT CENTER MORTGAGE FUND I, LLC
NOTES TO FINANCIAL STATEMENT
DECEMBER 31, 2006 AND 2005

NOTE 7 - LOAN CONCENTRATIONS AND CHARACTERISTICS (CONTINUED)

Number of secured loans outstanding	19

Total secured loans outstanding	$11,756,357

Largest secured loan outstanding	$973,384

Largest secured loan as a percent of the total	8%

U.S. state collateral real estate is located in:	Arizona California Florida Georgia Michigan	New York Tennessee Texas Utah Virginia

The following categories of secured loans were held at December 31, 2006:

First trust deeds	$11,756,357
Second trust deeds	-0-

The following types of loans were held at December 31, 2006:

Vacant Land	$5,064,018
Commercial	3,412,087
Construction	2,940,393
Residential	339,859

SEE INDEPENDENT AUDITOR’S REPORT

DAVID ALLEN DUNER
Certified Public Accountant
Telephone (949) 263-0030	18952 Mac Arthur Blvd.
FAX (949) 263-0037	Suite 400
E-Mail David@DunerCPA.com	Irvine, California 92612

MEMBER OF
AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
CALIFORNIA SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

Board of Directors and Stockholder

Point Center Financial, Inc.

We have audited the accompanying balance sheet of Point Center Financial, Inc. (the “Company”) as of December 31, 2006. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Point Center Financial, Inc. as of December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ David A. Duner, CPA
Irvine, California
March 1, 2007

POINT CENTER FINANCIAL, INC.
BALANCE SHEET
DECEMBER 31, 2006

PURCHASERS OF UNITS WILL NOT RECEIVE ANY INTEREST IN
POINT CENTER FINANCIAL, INC.

ASSETS

CURRENT ASSETS
Cash - operating accounts	$525,413
Cash - collateral for Commercial Paper Program (Note 3)	22,919
Cash - collateral for Mortgage Note Program (Note 3)	318,886
Prepaid California corporate tax	45,211
Prepaid expense	110,747
Advances to borrowers	656,337
Interest receivable - Trust Deeds - other	661,185
Interest receivable - Trust Deeds - Commercial Paper Program (Note 3)	1,113,542
Interest receivable - Trust Deeds - Mortgage Note Program (Note 3)	1,167,137
Trust deed notes receivable, net of unearned commission
income of $443,311 (Note 2)	18,339,900

TOTAL CURRENT ASSETS		$22,961,277

PROPERTY AND EQUIPMENT
Property and equipment, net of accumulated depreciation
of $1,341,859 (Note 4)		7,198,253

OTHER ASSETS
Trust deed notes receivable, net of unearned commission
income of $233,541 (Note 2)	23,840,852
Investment in National Financial Lending, LLC (Note 11)	18,614
Investment in Point Center Mortgage Fund I, LLC (Note 11)	26,479
Investment in Park Scottsdale, LLC (Note 11)	835,722
Deposit (Note 12)	219,531

TOTAL OTHER ASSETS		24,941,198
TOTAL ASSETS		$55,100,728

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS
SEE INDEPENDENT AUDITOR’S REPORT

POINT CENTER FINANCIAL, INC.
BALANCE SHEET (CONTINUED)
DECEMBER 31, 2006

PURCHASERS OF UNITS WILL NOT RECEIVE ANY INTEREST IN
POINT CENTER FINANCIAL, INC.

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
Accounts payable	$583,208
Capital lease payable - IBM (Note 14)	189,060
Secured line of credit payable - Pacific Mercantile Bank (Note 6)	5,000,000
Secured line of credit payable - Pacific Mercantile Bank (Note 6)	5,000,000
Secured equipment loan - Pacific Mercantile Bank (Note 7)	1,000,000
Certificates issued - Commercial Paper Program (Note 3)	13,276,481
Certificates issued - Mortgage Note Program (Note 3)	14,999,346
Interest payable	8,490
Deferred state corporate income tax (Note 13)	26,888

TOTAL CURRENT LIABILITIES		$40,083,473

LONG-TERM LIABILITIES
Certificates issued - Mortgage Note Program (Note 3)	8,663,228
Capital lease payable - IBM (Note 14)	193,168
Secured equipment loan - Pacific Mercantile Bank (Note 7)	1,000,000
Deferred state corporate income tax (Note 13)	4,460

TOTAL LONG-TERM LIABILITIES		9,860,856

STOCKHOLDER'S EQUITY
Common stock, no par value; 10,000 shares
authorized; 1,000 shares issued and outstanding	500
Retained earnings	5,155,899

TOTAL STOCKHOLDER'S EQUITY		5,156,399
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY		$55,100,728

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS
SEE INDEPENDENT AUDITOR’S REPORT

POINT CENTER FINANCIAL, INC.
NOTES TO BALANCE SHEET
DECEMBER 31, 2006

PURCHASERS OF UNITS WILL NOT RECEIVE ANY INTEREST IN
POINT CENTER FINANCIAL, INC.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Point Center Financial, Inc. (the “Company”) was formed on August 10, 1979, and is located in San Juan Capistrano, California. It is a California corporation that is licensed to do business as a California finance lender and real estate broker in the state of California. Additionally the Company obtained a Mortgage Banking license in the state of Arizona in November 2006. The Company solicits investors and borrowers for loans secured by liens on real property. The Company arranges, negotiates, processes and consummates loan transactions, and thereafter, services the loans on behalf of the investors.

Use of Estimates - The preparation of the balance sheet in conformity with generally accepted accounting principles accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and contingencies at the date of the balance sheet and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash in Bank - Cash in bank consists of funds in the operating accounts. As of December 31, 2006, there were no other liquid cash equivalents.

Property and Equipment - Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful life of the assets. Expenditures for additions, major renewals and betterments are capitalized, expenditures for maintenance and repairs are charged to earnings as incurred.

Commission Income - Represents the fees incurred by the borrower for the Company to broker the loan. This amount is usually 2% - 10% of the loan and is earned and recorded at the close of escrow.

In accordance with SFAS 91: Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, when the Company is the lender on a particular trust deed note receivable, commission income is deferred on the balance sheet and is amortized over the life of the loan. In this situation, the commission income results in an increase in the yield on the loan.

Loan Servicing Fees - Represents servicing fees charged by the Company to service the notes, to protect the lenders interest in and enforce their rights under the secured notes, deeds of trust and any other loan documents and if necessary, to manage, refinance or sell the property. The servicing fee is calculated upon the unpaid principal loan amount at the end of each month and is recognized as income when received.

Interest Income - Interest income on trust deed notes receivable is accrued by the effective interest method. Generally, interest and payments are due monthly, on the first day of each month. Interest is generally prorated to the first day of the month following the closing of the loan escrow. See note regarding commission income above.

Loan Origination Costs - The direct costs of brokering a loan such as commission expense paid to sales agents and referral fees are paid and expensed after the closing of the loan.

Concentrations of Credit Risk - Financial instruments that potentially subject the Company to concentrations of credit risks are as follows:

The Company has a concentration of credit risk with respect to trust deed notes receivable since the majority of the related real estate securing each trust deed is located in the state of California.

SEE INDEPENDENT AUDITOR’S REPORT

POINT CENTER FINANCIAL, INC.
NOTES TO BALANCE SHEET
DECEMBER 31, 2006

PURCHASERS OF UNITS WILL NOT RECEIVE ANY INTEREST IN
POINT CENTER FINANCIAL, INC.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company maintains its cash balances at one financial institution, and the balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2006 the Company’s uninsured cash balances totaled $644,299.

Income Taxes - The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income tax on its taxable income. However, it does pay California Franchise Tax.

Principles of Consolidation - The accompanying balance sheet includes an investment in three limited liability companies. The equity method of accounting is used since the investments give the Company the ability to exercise significant influence, but not control, over the investee. Significant influence is generally deemed to exist if the Company has ownership interest in the voting stock of the investee between 20% and 50%, although other factors are also considered in determining whether the equity method of accounting is appropriate.

The Company has a .01% ownership interest in National Financial Lending, LLC. The Company reports this investment using the equity method of accounting, and does not consolidate due to lack of control and significant influence of ownership. It is anticipated that that the Company’s ownership percentage will continue to be minimal and immaterial to the financial results of the Company.

The Company has a .22% ownership interest in Point Center Mortgage Fund I, LLC. The Company reports this investment using the equity method of accounting, and does not consolidate due to lack of control and significant influence of ownership. It is anticipated that that the Company’s ownership percentage will continue to be minimal and immaterial to the financial results of the Company.

The Company has a 22.38% ownership interest in Park Scottsdale, LLC. The Company reports this investment using the equity method of accounting, and does not consolidate due to the Company not having controlling financial interest or a variable interest in the entity. Controlling financial interest occurs when investors own more that 50% of the entity’s voting interest. Variable interest applies when the investor owns less than 50% of the entity, has equity investment at risk that is insufficient to finance the activities, lack decision making rights, parties other than investor have the obligation to absorb expected losses, parties other than the investor have the right to receive residual returns and the entity was established with non-substantive voting rights.

NOTE 2 - TRUST DEED NOTES RECEIVABLE

These accounts represent investments that are secured by trust deeds. Generally, all loans require interest only payments with a balloon payment of the principal at maturity.

These trust deed notes receivable carry various stated interest rates ranging from 5% to 20%, with maturity dates ranging from one to eight years.  After adjusting for SFAS 91 (Statement of Financial Accounting Standard) (see Note 1 regarding Commission Income) the effective yield on these trust deeds is 8% to 23%.

SEE INDEPENDENT AUDITOR’S REPORT

POINT CENTER FINANCIAL, INC.
NOTES TO BALANCE SHEET
DECEMBER 31, 2006

PURCHASERS OF UNITS WILL NOT RECEIVE ANY INTEREST IN
POINT CENTER FINANCIAL, INC.

NOTE 2 - TRUST DEED NOTES RECEIVABLE (CONTINUED)

Trust deed notes receivable at December 31, 2006 are comprised of the following:

	Current Maturities (Current Assets)	Long-Term Maturities (Other Assets)
Collateral for Commercial Paper Program (Note 3)	$6,628,176	$6,720,380
Collateral for Mortgage Note Program (Note 3)	8,429,955	15,074,013
Other	3,725,080	2,280,000
	18,783,211	24,074,393
Less: Unearned commission income on above trust
deed notes receivable	443,311	233,541
Total	$18,339,900	$23,840,852

The following is a schedule of contractual maturities of investments in trust deed notes receivable as of December 31, 2006:

Period ended December 31	Commercial Paper Program	Mortgage Note Program	Trust Deeds Other
2007	$6,628,176	$8,429,955	$3,725,080
2008	6,720,380	11,448,391	2,280,000
2009	0	2,196,488	0
2010	0	0	0
Thereafter	0	1,429,134	0
Total	$13,348,556	$23,503,968	$6,005,080

Because of the possibility of the need to assign trust deed notes receivable and convert them to cash in order to meet the current maturities of the Asset Backed Commercial Paper Program and Mortgage Note Program (see Note 3), the Company considers these investments in mortgage loans to be classified as investments that are held as available for sale. Therefore the investments in mortgage loans are carried at their current fair value in accordance with the FASB Statement 115, “Accounting for Certain Debt and Equity Securities”.

Generally, when the Company assigns a loan to a third party lender, the transfer is recorded at face value (principal balance). Therefore, the Company in most cases will not recognize a gain or loss on the transfer of loans.

The investments in mortgage loans will continue to be divided between current assets and non-current assets based on the contractual maturity of each note because it is reasonable that the Company will use other means available to meet its current maturities prior to assigning its mortgage loans (see Note 3).

SEE INDEPENDENT AUDITOR’S REPORT

POINT CENTER FINANCIAL, INC.
NOTES TO BALANCE SHEET
DECEMBER 31, 2006

PURCHASERS OF UNITS WILL NOT RECEIVE ANY INTEREST IN
POINT CENTER FINANCIAL, INC.

NOTE 2 - TRUST DEED NOTES RECEIVABLE (CONTINUED)

It is the Company’s experience that often times trust deed notes receivable are either extended or repaid before contractual maturity dates, refinanced at maturity or may go into default and not be repaid by the contractual maturity dates.

On an ongoing basis, the Company evaluates its portfolio of mortgage loans and determines whether an adjustment is necessary to reflect a change in value. Unrealized holding gains and losses are reported as a separate component of stockholders equity as Other Comprehensive Income. Realized gains and losses if incurred would be included in earnings.

The following loans were in default status as of December 31, 2006:

DCP, LLC Loan # 205119	Commercial Paper Program	Mortgage Note Program
Maturity Date	November 1, 2006	November 1, 2006
Principal balance due	$5,729,850	$628,867
Interest receivable	47,749	5,241
Total due at December 31, 2006	$5,777,599	$634,108
Fair Market Value of Collateral	$11,868,975	$1,302,390
Loan to value percentage	48%	48%

On October 19, 2006 the Company entered into a forbearance agreement with the borrower, and has agreed to temporarily forbear from commencing foreclosure proceedings until January 1, 2007. The borrower paid off the balance of the loan on January 8, 2007.

Sandpiper Resorts Development Loan # 405026	Mortgage Note Program
Maturity Date	September 1, 2006
Principal balance due	$512,686
Interest receivable	15,381
Total due at December 31, 2006	$528,067
Fair Market Value of Collateral	$804,960
Loan to value percentage	64%

On January 8, 2007 the borrower filed for bankruptcy protection. The Company feels that there is enough equity available in the collateral real estate to recover the balance due.

Based on review of the above factors, management has determined that no reserve for unrealized losses is warranted at December 31, 2006.

NOTE 3 - ASSET BACKED COMMERCIAL PAPER PROGRAM AND MORTGAGE NOTE PROGRAM

Point Center Financial, Inc. offers the “Asset-Backed Commercial Paper Program” for investors who desire a short term, fixed income investment, and the “Mortgage Note Program” for investors who desire an intermediate term, fixed income investment. Investors purchase certificates from the Company for a specified period of time with a fixed rate of return. The “Asset-Backed Commercial Paper Program” offers terms ranging from three months to nine months, with interest rates ranging from 5.5% to 6.5%, and the “Mortgage Note Program” offers terms ranging from one year to four years, with interest rates ranging from 7.5% to 8.5%.

SEE INDEPENDENT AUDITOR’S REPORT

POINT CENTER MORTGAGE FUND I, LLC
NOTES TO FINANCIAL STATEMENT
DECEMBER 31, 2006 AND 2005

NOTE 3 - ASSET BACKED COMMERCIAL PAPER PROGRAM AND MORTGAGE NOTE PROGRAM (CONTINUED)

Each certificate is secured by a collateral assignment of the Company’s beneficial interest in a pool of mortgage loans that are secured by deeds of trust, originated by the Company, and it is an absolute obligation of the Company regardless of the success of the collateral pool of loans.

Pacific Mercantile Bank, a national banking association, is the appointed custodian acting on behalf of the investors as the assignee, for security purposes only, of the collateral pool of loans that secures each program.

All proceeds from the sale of these certificates to investors and monthly principal and interest collections are deposited directly into a segregated account at Pacific Mercantile Bank. Investors may choose to reinvest the interest earned or have the interest paid to them on a monthly basis. The entire principal amount of the investment will be due and payable in full in a single final payment on the stated maturity date set forth in the certificate.

The outstanding balance of the certificates owed by the Company will bear a lower average interest rate, and in most cases will have earlier maturity dates than the loans in the collateral pool. If necessary, the Company has the ability to convert other trust deed receivables into cash in order to satisfy this liquidity need.

The Company’s aggregate liability under both programs may be equal to, but no greater than, the sum of the current balance of unpaid principal and interest due on the underlying pool of collateralized trust deeds receivable (which are pledged as collateral security therefore) plus the cash balance of the collateral bank account.

The certificates are currently being offered and sold only to residents of the state of California pursuant to a permit granted by the California Commissioner of Corporations.

The following is a schedule of the balances of the related accounts as of December 31, 2006 for each program.

	Commercial Paper Program	Mortgage Note Program
Cash in bank	$22,919	$318,886
Interest receivable	1,113,542	1,167,137
Trust deed notes receivable - current	6,628,176	8,429,955
Trust deed notes receivable - long term	6,720,380	15,074,013
Total	$14,485,017	$24,989,991
Certificates issued	$13,276,481	$23,662,574

SEE INDEPENDENT AUDITOR’S REPORT

POINT CENTER FINANCIAL, INC.
NOTES TO BALANCE SHEET
DECEMBER 31, 2006

PURCHASERS OF UNITS WILL NOT RECEIVE ANY INTEREST IN
POINT CENTER FINANCIAL, INC.

NOTE 3 - ASSET BACKED COMMERCIAL PAPER PROGRAM AND MORTGAGE NOTE PROGRAM (CONTINUED)

The following is a schedule of maturities for certificates issued for the related program as of December 31, 2006:

Year	Commercial Paper Program	Mortgage Note Program
2007	$13,276,481	$14,999,346
2008	0	3,825,743
2009	0	1,873,191
2010	0	2,964,294
Total	$13,276,481	$23,662,574

The Company recognizes that there will be times when the amount of the current portion of the trust deeds receivable in the collateral pool (due within 12 months) is less than the amount of the current portion of program certificates payable (due within 12 months).

Management has the ability to address this situation by:

1. Maintaining a sufficient cash balance to meet monthly maturities,
2. Maintaining an open line of credit with its financial institution in excess of its monthly working capital needs,
3. Ability to assign existing trust deed note receivables to other lenders,
4. Using cash flow generated from normal business operations, and
5. The issuance of new certificates or the renewal of maturing certificates.

Due to the above sources of funds, the Company believes it has the ability to meet existing and future maturities (see Note 2 - Trust Deed Notes Receivable).

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment are as follows at December 31, 2006:

Furniture & fixtures	$206,424
Automotive equipment	90,615
Machinery & equipment	6,427,202
Leasehold improvements	1,815,871
8,540,112
Less accumulated depreciation	(1,341,859)
Net property and equipment	$7,198,253

SEE INDEPENDENT AUDITOR’S REPORT

POINT CENTER FINANCIAL, INC.
NOTES TO BALANCE SHEET
DECEMBER 31, 2006

PURCHASERS OF UNITS WILL NOT RECEIVE ANY INTEREST IN
POINT CENTER FINANCIAL, INC.

NOTE 5 - EMPLOYEE BENEFIT PLAN

Depreciation expense for the year ended December 31, 2006 was $ 588,207.

In 2005 the Company established a 401(k) savings plan for the benefit of its employees. The plan allows employees to make contributions from their compensation on a tax-deferred basis. The plan also permits the Company to make additional discretionary contributions. For the year ended December 31, 2006, no amounts were contributed to the plan by the Company.

NOTE 6 - LINES OF CREDIT

The Company has two revolving lines of credit.

Under the first agreement with Pacific Mercantile Bank, the Company can borrow advances up to a total of $5,000,000. This line of credit is secured by the personal assets of the stockholder and matures on December 4, 2007. The interest rate on the line of credit is subject to change from time to time based on the changes to an independent index known as The Wall Street Journal Prime Rate minus .5%, currently at 7.75%. At December 31, 2006 the outstanding principal balance due was $5,000,000.

Under the second agreement with Pacific Mercantile Bank, the Company can borrow advances up to a total of $5,000,000. This line of credit is secured by the assets of the Company and matures on June 27, 2007. The interest rate on the line of credit is subject to change from time to time based on the changes to an independent index known as The Wall Street Journal Prime Rate, currently at 8.25%. At December 31, 2006 the outstanding principal balance due was $5,000,000.

NOTE 7 - EQUIPMENT LOAN

The Company has an equipment loan with Pacific Mercantile Bank. The Company can borrow advances up to a total of $2,000,000. This loan is secured by the assets of the Company and matures on December 30, 2008. The interest rate on the loan is subject to change from time to time based on the changes to an independent index known as The Wall Street Journal Prime Rate, currently at 8.25%. At December 31, 2006 the outstanding principal balance due was $2,000,000.

The schedule maturity dates of the equipment loan as of December 31, 2006 are as follows:

Period ended December 31,	Amount
2007	$1,000,000
2008	1,000,000
$2,000,000

SEE INDEPENDENT AUDITOR’S REPORT

POINT CENTER FINANCIAL, INC.

NOTES TO BALANCE SHEET
DECEMBER 31, 2006

PURCHASERS OF UNITS WILL NOT RECEIVE ANY INTEREST IN
POINT CENTER FINANCIAL, INC.

NOTE 8 - FACILITY LEASE

On May 18, 2004 the Company entered into a new five-year facility lease agreement that included an additional storage unit. Rent expense for the year ended December 31, 2006 was $456,118. The future minimum obligations under this lease are as follows:

Period ended December 31,	Amount
2007	$387,036
2008	395,511
2009	175,600
Total	$958,147

NOTE 9 - RECENT ACCOUNTING PRONOUNCEMENTS

EITF 03-16 - In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus regarding Issue No. 03-16, “Accounting for Investments in Limited Liability Companies” (“EITF 03-16”). EITF 03-16 requires investments in limited liability companies (“LLC”) that have separate ownership accounts for each investor to be accounted for similar to a limited partnership investment under Statement of Position No. 78-9, “Accounting for Investments in Real Estate Ventures.” Investors would be required to apply the equity method of accounting to their investments at a much lower ownership threshold than the 20% threshold applied under Accounting Principles Board (“APB”) No. 18, :The Equity Method of Accounting for Investments in Common Stock.” EITF 03-16 is effective for the first period beginning after June 15, 2004. The Company is accounting for it’s investment at amortized cost and the results of conforming to this EITF would be immaterial to the Company’s balance sheet.

NOTE 10 - OTHER LEASE OBLIGATIONS

During 2003, the Company entered into various operating leases on equipment that will expire on August 15, 2008. Rent expense under these operating leases for the year ended December 31, 2006 was $209,277. Minimum future rental payments under these leases are as follows:

Period ended December 31,	Amount
2007	$58,954
2008	20,774
$79,728

SEE INDEPENDENT AUDITOR’S REPORT

POINT CENTER FINANCIAL, INC.
NOTES TO BALANCE SHEET
DECEMBER 31, 2006

PURCHASERS OF UNITS WILL NOT RECEIVE ANY INTEREST IN
POINT CENTER FINANCIAL, INC.

NOTE 11 - RELATED PARTY TRANSACTIONS

Investments in LLCs:

The Company is the managing member of National Financial Lending, LLC, Point Center Mortgage Fund I, LLC and Park Scottsdale, LLC. National Financial Lending, LLC and Point Center Mortgage Fund I, LLC were formed to raise funds from investors to fund real estate loans. Park Scottsdale, LLC was formed to raise funds for real estate development. At December 31, 2006, the Company’s ownership interest in National Financial Lending, LLC, Point Center Mortgage Fund I, LLC and Park Scottsdale, LLC .was .01%, .22% and 22.38%, respectively. (See Note 1 - Summary of Significant Accounting Policies - Principles of Consolidation)

Rent Expense:

The Company leases two commercial properties from its sole stockholder and uses the warehouses for printing and production activities. Monthly rent in the amount of $2,250 and $27,000 is paid to the stockholder on a month-to-month lease and a fifteen year lease, respectively. In addition, the Company is responsible for utilities, repair, and maintenance costs. Lease and operating expenses paid for the year ended December 31, 2006 were $401,581.

NOTE 12 - DEPOSIT

Deposit consists of a security deposit on the Company’s main office facility in the amount of $37,030 and equipment purchase in the amount of $184,501.

NOTE 13 - PROVISION FOR INCOME TAXES

The Company’s deferred taxes represent the California income tax effects of temporary differences between financial statement and income tax reporting. These differences principally result from using the cash basis on the tax returns and accrual basis for the balance sheet.

For the year ended December 31, 2006, the provision for income taxes consists of the following:

	Current	Deferred	Total
California	$72,365	$20,241	$92,606

SEE INDEPENDENT AUDITOR’S REPORT

POINT CENTER FINANCIAL, INC.
NOTES TO BALANCE SHEET
DECEMBER 31, 2006

PURCHASERS OF UNITS WILL NOT RECEIVE ANY INTEREST IN
POINT CENTER FINANCIAL, INC.

NOTE 13 - PROVISION FOR INCOME TAXES (CONTINUED)

The expected tax of $91,648 (computed by applying the California S-Corporation tax rate of 1.5% to the net income before taxes) differs from the actual tax of $92,606 because of the non-deductibility of 50% of meals and entertainment.

The tax effects of temporary differences that give rise to the net deferred tax liability at December 31, 2006 are as follows:

Deferred Tax Asset
Unearned commission income	$10,153
Accounts Payable	8,748

Deferred Tax Liabilities
Property and equipment	(4,460)
Prepaid expense	(1,661)
Interest receivable	(44,128)
Net deferred liability	$(31,348)

NOTE 14 - CAPITAL LEASE OBLIGATION - IBM

The Company has entered into a capital lease agreement effective January 2005, with IBM to purchase various printing equipment. The lease is payable in 48 monthly payments of $15,755 and expires in March 2009. At December 31, 2006 the equipment is carried at a cost of $633,656 less accumulated depreciation of $158,414.

The related future minimum lease payments under this capital lease obligation are as follows:

Period ended December 31,	Amount
2007	$189,060
2008	189,060
2009	47,265
Total	425,385
Less amount representing interest at 9.36%	(43,157)
Present value of minimum lease payments	$382,228

SEE INDEPENDENT AUDITOR’S REPORT